Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY "[***]"

AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
BRIDGEPOINT EDUCATION, INC.
FS MERGER SUB, INC.
FS MERGER SUB, LLC
FULLSTACK ACADEMY, INC.
AND
FORTIS ADVISORS LLC
AS REPRESENTATIVE

March 12, 2019

TABLE OF CONTENTS
(Continued)
Page

2.23	Brokers Fees	52
2.24	Top Customers and Top Suppliers	52
Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS		52
3.1	Organization and Standing	52
3.2	Authority and Enforceability	53
3.3	Governmental Approvals and Consents	53
3.4	No Conflicts	53
3.5	SEC Reports and Financial Statements	53
3.6	Total Stock Consideration	54
3.7	Cash Resources	54
3.8	Brokers Fees	54
Article IV CONDUCT OF COMPANY BUSINESS DURING PENDENCY OF TRANSACTION		54
4.1	Affirmative Obligations	54
4.2	Forbearance	55
Article V ADDITIONAL AGREEMENTS		58
5.1	Non-Solicitation of Competing Acquisition Proposals	58
5.2	Stockholder Approval	59
5.3	Governmental Approvals	60
5.4	General Efforts to Close	60
5.5	Access to Information	61
5.6	Notification of Certain Matters	61
5.7	Contracts	62
5.8	Employee Matters	62
5.9	Payoff Letters; Release of Liens	64
5.10	Third Party Expenses	64
5.11	Spreadsheet	64
5.12	Resignation of Directors and Officers	67
5.13	Securities Law Compliance	67
5.14	Director and Officer Indemnification	67
5.15	Company Financial Statements	68
5.16	Co-Founder Personal Guaranties	68
Article VI CONDITIONS TO THE MERGER		69
6.1	Conditions to Obligations of Each Party	69
6.2	Additional Conditions to the Obligations of Parent and the Merger Subs	69
6.3	Additional Conditions to Obligations of the Company	72
Article VII TAX MATTERS		72
7.1	Tax Returns to be Filed Prior to the Closing	72
7.2	Tax Returns to be Filed After Closing	73
7.3	Straddle Period Taxes	73
7.4	Cooperation	73
7.5	Tax Contests	73

ii

TABLE OF CONTENTS
(Continued)
Page

Article VIII POST-CLOSING INDEMNIFICATION		74
8.1	Survival of Representations and Warranties	74
8.2	Indemnification	75
8.3	Limitations on Indemnification	77
8.4	Indemnification Claim Procedures	80
8.5	Third-Party Claims	81
8.6	Right to Satisfy Indemnification Claims by Reducing Earnout Amounts	82
8.7	Representative	83
Article IX PRE-CLOSING TERMINATION OF AGREEMENT		85
9.1	Termination	85
9.2	Effect of Termination	86
Article X GENERAL PROVISIONS		86
10.1	Certain Interpretations	86
10.2	Amendment	87
10.3	Waiver	87
10.4	Assignment	87
10.5	Notices	87
10.6	Confidentiality	88
10.7	Public Disclosure	88
10.8	Entire Agreement	89
10.9	No Third Party Beneficiaries	89
10.10	Specific Performance and Other Remedies	89
10.11	Severability	89
10.12	Governing Law	90
10.13	Resolution of Conflicts; Arbitration	90
10.14	Waiver of Jury Trial	91
10.15	USA Patriot Act Compliance	91
10.16	Counterparts	91

iii

INDEX OF EXHIBITS
Annex    Description
Annex A    Certain Defined Terms
Exhibit    Description
Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Lock-Up Agreement
Exhibit C-1    Form of First Certificate of Merger
Exhibit C-2    Form of Second Certificate of Merger
Exhibit D    Form of Letter of Transmittal
Exhibit E    Form of Stockholder Written Consent
Exhibit F    Form of Escrow Agreement
Exhibit G    Form of Non-Competition and Non-Solicitation Agreements
Exhibit H    Form of Note Termination Agreement
Exhibit I    Form of Promised Company Option Termination Agreement

Schedules    Description
Schedule 1.6(e)(i)    Specified Participating Individuals
Schedule 5.7(b)    Amended or Terminated Agreements
Schedule 5.9(b)    Liens to be Released
Schedule 5.16    Personal Guarantors and Personal Guaranty Contracts
Schedule 6.2(o)    Third Party Consents
Schedule 6.2(s)    Approvals
Schedule 8.2(a)    Specified Indemnities

HBA00060935.12

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of March 12, 2019 (the “Agreement Date”) by and among BRIDGEPOINT EDUCATION, INC., a Delaware corporation (“Parent”), FS MERGER SUB, INC., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub I”), FS MERGER SUB, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), FULLSTACK ACADEMY, INC., a Delaware corporation (the “Company”), and FORTIS ADVISORS LLC, a Delaware limited liability company, solely in its capacity as representative (the “Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.
W I T N E S S E T H:
WHEREAS, the boards of directors or members, as applicable, of each of Parent, the Merger Subs and the Company have determined that it would be advisable and in the best interests of each corporation or limited liability company and their respective stockholders or members, as applicable, that Parent acquire the Company through the statutory merger of Merger Sub I with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Parent (the “First Merger”), and, as part of the same overall transaction, the Surviving Corporation in the First Merger would merge with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), in each case upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).
WHEREAS, the Company and Parent intend, by executing this Agreement, that the Mergers are integrated steps in the transaction contemplated by this Agreement and will together qualify as a tax-free reorganization within the meaning of Section 368(a)(1) of the Code and that this Agreement be, and is, adopted as a plan of reorganization.
WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement: (i) each Key Employee is accepting an offer letter from Parent (collectively with respect to the Key Employees, the “Key Employee Offer Letters”) and has initiated Parent’s customary employee background investigation; and (ii) each Key Employee is entering into a Non-Competition and Non-Solicitation Agreement with Parent, all of which Key Employee Offer Letters and Non-Competition and Non-Solicitation Agreements will be effective at and as of the First Effective Time.
WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement, each of the Company Support Stockholders has executed a joinder agreement in substantially the form attached hereto as Exhibit A (collectively, the “Joinder Agreements”), all of which Joinder Agreements will be effective at and as of the First Effective Time.
WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement, each of the Company Support Stockholders has executed a lock-up agreement in substantially the form attached hereto as Exhibit B (collectively, the “Lock-Up Agreements”), all of which Lock-Up Agreements will be effective at and as of the First Effective Time.

HBA00060935.12

CONFIDENTIAL

WHEREAS, Parent, the Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Mergers and the other Transactions.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGERS
1.1    The Mergers.
(a)    At the First Effective Time, on the terms and subject to the conditions set forth in this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit C-1 (the “First Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub I shall merge with and into the Company, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the First Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
(b)    At the Second Effective Time, on the terms and subject to the conditions set forth in this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit C-2 (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificates of Merger”) and the applicable provisions of Delaware Law, the Surviving Corporation shall merge with and into Merger Sub II, the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity and a wholly-owned subsidiary of Parent. Merger Sub II, as the surviving entity after the Second Merger, is hereinafter sometimes referred to as the “Surviving LLC.”
1.2    Closing and Effective Times.
(a)    Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, the Mergers shall be consummated at a closing (the “Closing”) on a date that is within two (2) Business Days following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver (if permissible hereunder) of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati Professional Corporation, 12235 El Camino Real, San Diego, California 92130, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”
(b)    First Merger Effective Time. On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent and the Company and specified in the First Certificate of Merger, shall be referred to herein as the “First Effective Time”).
(c)    Second Effective Time. As soon as practicable after the First Effective Time, the parties hereto shall cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware

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Law (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent and the Company and specified in the Second Certificate of Merger, shall be referred to herein as the “Second Effective Time”).
1.3    Effect of the Mergers.
(a)    First Merger. At the First Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation.
(b)    Second Merger. At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Merger Sub II and the Surviving Corporation shall vest in the Surviving LLC, and all debts, liabilities and duties of Merger Sub II and the Surviving Corporation shall become the debts, liabilities and duties of the Surviving LLC.
1.4    Organizational Documents.
(a)    First Merger. Unless otherwise determined by Parent prior to the First Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the First Effective Time to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the First Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Fullstack Academy, Inc.” Unless otherwise determined by Parent prior to the First Effective Time, the bylaws of Merger Sub I as in effect immediately prior to the First Effective Time shall be the bylaws of the Surviving Corporation as of the First Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
(b)    Second Merger. Unless otherwise determined by Parent prior to the Second Effective Time, the certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving LLC at the Second Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of formation; provided, however, that at the Second Effective Time, Article I of the certificate of formation of the Surviving LLC shall be amended and restated in its entirety to read as follows: “The name of the limited liability company is “Fullstack Academy, LLC” (or any other similar name agreed to by Parent and Company). Unless otherwise determined by Parent prior to the Second Effective Time, the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving LLC at the Second Effective Time, until such time as such agreement may be replaced, amended or modified by Parent.

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1.5    Directors and Officers.
(a)    Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the First Effective Time, the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the Surviving Corporation as of the First Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified.
(b)    Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the First Effective Time, the officers of Merger Sub I immediately prior to the First Effective Time shall be the officers of the Surviving Corporation as of the First Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
(c)    Members and Officers of the Surviving LLC. Unless otherwise determined by Parent prior to the Second Effective Time, Parent shall be the Managing Member (as defined in the limited liability company agreement of the Surviving LLC) of the Surviving LLC. Unless otherwise determined by Parent prior to the Second Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving LLC as of the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving LLC.
1.6    Effect of First Merger on Capital Stock, Company Options and Participating Company Notes of Constituent Corporations.
(a)    Merger Sub I Capital Stock. At the First Effective Time, by virtue of the First Merger and without further action on the part of Parent, the Merger Subs, the Company or the respective stockholders or members, as applicable, thereof, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the First Effective Time). Each certificate evidencing ownership of shares of Merger Sub I capital stock will evidence ownership of such shares of Company Common Stock.
(b)    Company Capital Stock.
(i)    Generally. At the First Effective Time, by virtue of the First Merger and without further action on the part of Parent, the Merger Subs, the Company or the respective stockholders or members, as applicable, thereof, each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(b)(ii) and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(b)(iii)) issued and outstanding as of immediately prior to the First Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Section 1.6 and throughout this Agreement (including Section 1.12 and the indemnification and escrow provisions of this Agreement), and subject to the provisions of Section 1.6(g), Section 1.8(b), Section 1.8(c), and Section 1.9(a) and the valid surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8: (V) a number of duly authorized, validly issued, fully paid and non-assessable shares equal to the Per Share Parent Stock Consideration, (W) the Per Share Cash Consideration, (X) a number of duly authorized, validly issued, fully

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paid and non-assessable shares equal to the Retention Per Share Parent Stock Consideration, (Y) a number of duly authorized, validly issued, fully paid and non-assessable shares equal to the Earnout Per Share Parent Stock Consideration and (Z) cash for any fractional interests pursuant to Section 1.6(f).
(ii)    Cancelled Shares. At the First Effective Time, by virtue of the First Merger and without further action on the part of Parent, the Merger Subs, the Company or the respective stockholders or members, as applicable, thereof, each share of Company Capital Stock that is issued and outstanding and held by the Company or Parent as of immediately prior to the First Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.
(iii)    Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the First Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b)(i), as applicable, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law. Notwithstanding the provisions of this Section 1.6(b)(iii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the First Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares, upon the terms set forth in this Section 1.6 and throughout this Agreement (including the indemnification and escrow provisions of this Agreement), the consideration for Company Capital Stock set forth in Section 1.6(b)(i), without interest thereon. The Company shall give (A) Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s written consent (not to be unreasonably withheld).
(c)    Issued and Outstanding Company Options.
(i)    Effective as of the First Effective Time, each Issued and Outstanding Company Option (other than Out-of-the-Money Company Options), whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time, shall be cancelled and the holder thereof shall be entitled to receive in full satisfaction of the rights of such holder with respect thereto:
(A)    a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Issued and Outstanding Company Option as of immediately prior to the First Effective Time (the “Underlying Company Shares”) by (ii) (A) the Per Share Parent Stock Consideration less (B) the quotient obtained by dividing (I) the exercise price per Underlying Company Share (the “Option Exercise Price”) by (II) the Parent Trading Price as of the First Effective Time; provided, however, in no event shall such number of shares of Parent Common Stock be less than zero (0); provided, further, that the Option Exercise Price shall be reduced by application of this Section 1.6(c)(i) by the cash value of the Per Share Parent Stock Consideration (as determined based on the

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Parent Trading Price as of the First Effective Time), with any positive remainder of the Option Exercise Price after such reduction being referred to herein as the “Remaining Exercise Price”;
(B)    a cash payment equal to the product obtained by multiplying (i) the Underlying Company Shares by (ii) the sum of (A) the Per Share Cash Consideration less (B) the Remaining Exercise Price per Underlying Company Share (if any) following the application of Section 1.6(c)(i) (the “Option Closing Payment”);
(C)    a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product obtained by multiplying (i) the Underlying Company Shares by (ii) the Retention Per Share Parent Stock Consideration (such amount, an “Option Retention Based Payment”); and
(D)    a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product obtained by multiplying (i) the Underlying Company Shares by (ii) the Earnout Per Share Parent Stock Consideration (such amount, an “Option Earnout Payment”).
(ii)    Promptly after the Closing, Parent shall instruct its transfer agent to issue, and Parent shall cause to be paid to each Optionholder the portion of the Total Consideration issuable and payable in respect thereof pursuant to Section 1.6(c)(i), less the cash and shares deemed contributed by such Optionholder to the Escrow Fund pursuant to Section 1.8(b), less the cash deemed contributed by such Optionholder to the Expense Fund pursuant to Section 1.8(c), and less the shares which will be issued and held by Parent’s transfer agent in a restricted account pursuant to Section 1.9(a)). With respect to Optionholders who are current or former employees and subject to Tax withholding, Option Closing Payments (and any portion of the Total Consideration otherwise payable at Closing in cash to Optionholders on account of Section 1.6(g)) shall be made by the Company, through payroll and less applicable Tax withholding, no later than the Company’s first regularly scheduled payroll date after the Closing.
(iii)    Effective as of the First Effective Time, each Company Option that is outstanding as of immediately prior to the First Effective Time with an Option Exercise Price equal to or greater than the value of the sum of (I) the Per Share Parent Stock Consideration (having a value per share equal to the Parent Trading Price as of the First Effective Time) and (II) the Per Share Cash Consideration (the “Out-of-the-Money Company Options”) shall be cancelled at the First Effective Time without the payment of any consideration therefor.
(iv)    Necessary Actions. Prior to the First Effective Time, and subject to the review and reasonable approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6(c) with respect to all Issued and Outstanding Company Options, and under the Plan, and any other plan or arrangement of the Company (whether written or oral, formal or informal) governing the terms of any Issued and Outstanding Company Options, including delivering all required notices and obtaining all necessary approvals and consents.
(v)    Notice. Within ten (10) Business Days following the Agreement Date, the Company shall deliver notice to the Optionholders, which notice shall be in compliance with the terms of the Plan and each such award of Issued and Outstanding Company Option and in a form reasonably satisfactory to Parent, that the Issued and Outstanding Company Options will be treated as set forth in this Section 1.6(c). Any materials to be submitted to the Optionholders in connection with the notice required under this Section 1.6(c)(v) shall be subject to advance review and approval by Parent, which Parent shall

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not unreasonably withhold or delay, provided that the Company considers in good faith any comments or proposed revisions made by Parent thereto.
(vi)    No Acceleration. Neither the Board of Directors of the Company nor any committee thereof nor the administrator of the Plan shall resolve to accelerate the vesting of any Issued and Outstanding Company Options.
(d)    Participating Company Notes.
(i)    Generally. At the First Effective Time, each Participating Company Note issued and outstanding as of immediately prior to the First Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, in respect of each share of Company Common Stock into which the Participating Company Note would have been converted pursuant to the terms thereof and in accordance with the Mergers (but without the actual issuance of any shares of Company Common Stock), upon the terms set forth in this Section 1.6 and throughout this Agreement (including Section 1.12 and the indemnification and escrow provisions of this Agreement), and subject to the provisions of Section 1.6(g), Section 1.8(b), Section 1.8(c), and Section 1.9(a): (V) a number of duly authorized, validly issued, fully paid and non-assessable shares equal to the Per Share Parent Stock Consideration, (W) the Per Share Cash Consideration, (X) a number of duly authorized, validly issued, fully paid and non-assessable shares equal to the Retention Per Share Parent Stock Consideration, (Y) a number of duly authorized, validly issued, fully paid and non-assessable shares equal to the Earnout Per Share Parent Stock Consideration and (Z) cash for any fractional interests pursuant to Section1.6(e).
(ii)    Promptly after the Closing, Parent shall instruct its transfer agent to issue, and Parent shall cause to be paid to the Participating Company Noteholders the portion of the Total Consideration issuable and payable in respect thereof pursuant to Section 1.6(d)(i), less the cash and shares deemed contributed by such Participating Company Noteholder to the Escrow Fund pursuant to Section 1.8(b), less the cash deemed contributed by such Participating Company Noteholder to the Expense Fund pursuant to Section 1.8(c), and less the shares which will be issued and held by Parent’s transfer agent in a restricted account pursuant to Section 1.9(a)).
(iii)    Necessary Actions. Prior to the First Effective Time, and subject to the review and reasonable approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6(d) with respect to all Participating Company Notes, and under the respective terms of the Participating Company Notes, and any other agreement or arrangement of the Company (whether written or oral, formal or informal) governing the terms of any Participating Company Notes, including delivering all required notices and obtaining all necessary approvals and consents.
(iv)    Notice. Within ten (10) Business Days following the Agreement Date, the Company shall deliver notice to the holders of Company Notes, which notice shall be in compliance with the terms of the Company Notes and in a form reasonably satisfactory to Parent, that the Company Notes will be treated as set forth in this Section 1.6(d) (as Participating Company Notes) or Section 5.9(a) (as Non-Participating Company Notes). Any materials to be submitted to such Noteholders in connection with the notice required under this Section 1.6(d)(iv) shall be subject to advance review and approval by Parent, which Parent shall not unreasonably withhold or delay, provided that the Company considers in good faith any comments or proposed revisions made by Parent thereto.
(v)    For federal and applicable state income Tax purposes, the parties shall treat (i) each Participating Company Note as converted into the number of shares of Company Common Stock into which the Participating Company Note is convertible pursuant to the terms thereof (but without the

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actual issuance of any shares of Company Common Stock), and (ii) each share of Company Common Stock deemed issued as cancelled and extinguished in exchange for the right to receive the consideration described in Section 1.6(d)(i).
(e)    Promised Company Options.
(i)    Effective as of the First Effective Time, (x) each vested and unvested Promised Company Option that is outstanding as of immediately prior to the First Effective Time (other than the Promised Company Options held by the Participating Individuals set forth on Schedule 1.6(e)(i)) and (y) each vested Promised Company Option that is outstanding as of immediately prior to the First Effective Time with respect to the Promised Company Options held by the Participating Individuals set forth on Schedule 1.6(e)(i), shall be cancelled and the intended recipient thereof shall be entitled to receive in full satisfaction of the rights of such intended recipient with respect thereto:
(A)    a cash payment equal to the product obtained by multiplying (x) the Parent Trading Price as of the First Effective Time by (y) a number of shares of Parent Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Promised Company Option as of immediately prior to the First Effective Time (the “Promised Underlying Company Shares”) by (ii) (A) the Per Share Parent Stock Consideration less (B) the quotient obtained by dividing (I) the exercise price per Promised Underlying Company Share (the “Promised Option Exercise Price”) by (II) the Parent Trading Price as of the First Effective Time; provided, however, in no event shall such number of shares of Parent Common Stock be less than zero (0); provided, further, that the Promised Option Exercise Price shall be reduced by application of this Section 1.6(e)(i) by the cash value of the Per Share Parent Stock Consideration (as determined based on the Parent Trading Price as of the First Effective Time), with any positive remainder of the Promised Option Exercise Price after such reduction being referred to herein as the “Promised Remaining Exercise Price”;
(B)    a cash payment equal to the product obtained by multiplying (i) the Promised Underlying Company Shares by (ii) the sum of (A) the Per Share Cash Consideration less (B) the Promised Remaining Exercise Price per Promised Underlying Company Share (if any) following the application of Section 1.6(e)(i) (the aggregate cash payment payable under clause (A) and (B), the “Promised Option Closing Payment”);
(C)    a cash payment equal to the product obtained by multiplying (i) the product obtained by multiplying (x) the Promised Underlying Company Shares by (y) the Retention Per Share Parent Stock Consideration, by (ii) the Parent Trading Price as of the date Parent instructs its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment from the restricted account of the transfer agent to unrestricted accounts of the Holders in accordance with Section 1.9(c)(ii) (such amount, an “Promised Option Retention Based Payment”); and
(D)    a cash payment equal to the product obtained by multiplying (i) the product obtained by multiplying (x) the Promised Underlying Company Shares by (y) Earnout Per Share Parent Stock Consideration, by (ii) the Parent Trading Price as of the date such Earnout Per Share Parent Stock Consideration is issuable (such amount, an “Promised Option Earnout Payment”).
(ii)    Promptly after the Closing, Parent shall cause to be paid to each Participating Individual the portion of the Total Consideration payable in respect thereof pursuant to Section 1.6(e)(i), less the cash deemed contributed by such Participating Individual to the Escrow Fund pursuant to Section 1.8(b), less the cash deemed contributed by such Participating Individual to the Expense Fund pursuant to Section 1.8(c), and less the cash which will be held by Parent pursuant to Section 1.9(a)). With

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respect to Participating Individuals who are current or former employees and subject to Tax withholding, Promised Option Closing Payments shall be made by the Company, through payroll and less applicable Tax withholding, no later than the Company’s first regularly scheduled payroll date after the Closing.
(f)    Fractional Interests. For purposes of calculating the aggregate amount of shares of Parent Common Stock issuable to each Holder pursuant to Section 1.6(b)(i), Section 1.6(c)(i) and Section 1.6(d)(i) or deemed contributed by each Holder to the Escrow Fund pursuant to Section 1.8(b), (x) all shares of Company Capital Stock held by each such Holder shall be aggregated and (y) the number of shares of Parent Common Stock to be issued to each such Holder in exchange for (1) each Company share certificate held by such Holder (pursuant to Section 1.6(b)(i) or deemed contributed by such Holder to the Escrow Fund pursuant to Section 1.8(b)), (2) each Issued and Outstanding Company Option held by such Holder (pursuant to Section 1.6(c)(i) or deemed contributed by such Holder to the Escrow Fund pursuant to Section 1.8(b)), or (3) each Participating Company Note held by such Holder (pursuant to Section 1.6(d)(i) or deemed contributed by such Holder to the Escrow Fund pursuant to Section 1.8(b)), shall be rounded down to the nearest whole number of shares of Parent Common Stock. No fraction of a share of Parent Common Stock will be issued by virtue of the First Merger. Any Holder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock, shall receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Trading Price as of the First Effective Time, rounded down to the nearest whole cent.
(g)    Unaccredited Investors. Notwithstanding anything to the contrary in this Section 1.6 or otherwise in this Agreement, in no event shall Parent be required to issue any shares of Parent Common Stock to any Person (i) that does not provide duly completed and executed Investor Suitability Documentation or (ii) that Parent has determined prior to the Closing, in its sole discretion, is an Unaccredited Investor. To the extent such Investor Suitability Documentation is not provided or Parent has made such determination regarding Unaccredited Investor status, Parent shall inform the Company of such determination prior to the Closing and the Company shall indicate on the Spreadsheet that such Person has not provided the Investor Suitability Documentation or is an Unaccredited Investor. To the extent any such Person would otherwise have been entitled to be issued shares of Parent Common Stock as consideration or otherwise under this Agreement or any Related Agreement in connection with the Transactions, including without limitation any Per Share Parent Stock Consideration, Retention Per Share Parent Stock Consideration and/or Earnout Per Share Parent Stock Consideration issuable pursuant to Section 1.6(b)(i), Section 1.6(c)(i) or Section 1.6(d)(i), Parent shall be entitled, in its sole discretion, to pay such amounts in cash, rather than issuing shares of Parent Common Stock, with the amount of cash payable equal to the value of the shares of Parent Common Stock (having a value per share equal to (x) with respect to the Per Share Parent Stock Consideration, the Parent Trading Price as of the First Effective Time, (y) with respect to the Retention Per Share Parent Stock Consideration, the Parent Trading Price as of the date Parent instructs its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment from the restricted account of the transfer agent to unrestricted accounts of the Holders in accordance with Section 1.9(c)(ii), and (z) with respect to the Earnout Per Share Parent Stock Consideration, the Parent Trading Price as of the date such Earnout Per Share Parent Stock Consideration is issuable) that would have otherwise been issuable had such Person provided the Investor Suitability Documentation and been determined to be an Accredited Investor (a “Cash-Out Election”). In connection with (A) payments to be made with respect to Promised Company Options and (B) any Cash-Out Election, with respect solely to the portion of the Total Consideration that is payable and issuable at Closing (excluding the Parent Common Stock issued by Parent’s transfer agent into a restricted account pursuant to Section 1.9(a)), any such amounts paid in cash that would otherwise be in shares of Parent Common Stock (1) if all Promised Company Options were treated as Issued and Outstanding Company Options and (2) no Cash-Out Election was made, shall be deducted on a pro rata basis from the amount of cash consideration payable to all other Holders and such other Holders shall be paid instead in a number of

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shares of Parent Common Stock of equivalent value to such deducted amounts with each share valued at the Parent Trading Price as of the First Effective Time, and the allocation of cash and shares of Parent Common Stock to be withheld and contributed to the Escrow Amount shall be correspondingly adjusted. For avoidance of doubt, in no event shall the adjustment contemplated by this Section 1.6(g) result in either an increase or decrease in the aggregate Total Consideration.
(h)    Transfer Restrictions. The shares of Parent Common Stock issued and outstanding immediately prior to the First Effective Time to which Holders are entitled to receive in the Mergers shall be subject to restrictions on transfer set forth in this Agreement, the Lock-Up Agreements and the Joinder Agreements. Notwithstanding the foregoing, in the event of a Disposition, the shares of Parent Common Stock issued to Holders hereunder shall not be subject to the terms of the Lock-Up Agreements; provided, however, that shares of Parent Common Stock issued to Holders at Closing (excluding the Parent Common Stock issued by Parent’s transfer agent into a restricted account pursuant to Section 1.9(a)) shall remain subject to the terms of the Lock-Up Agreements in the event of a qualifying Disposition under subclause (i) of the definition of “Disposition” in Annex A hereto, in which, pursuant to the terms of the definitive agreement governing such Disposition, such shares of Parent Common Stock are cancelled in exchange for the right of the holder of such shares to receive shares of capital stock that are eligible to be sold on any national securities exchange.
1.7    Effect of Second Merger on Capital Stock of Constituent Entities.  At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Surviving Corporation, Merger Sub II, the Company or the respective stockholders or members, as applicable, thereof, (a) each share of capital stock of the Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Second Merger and without further action on the part of the sole stockholder of the Surviving Corporation, be cancelled and extinguished for no consideration (b) all membership interests of Merger Sub II that are issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Second Merger and without further action on the part of the sole member of Merger Sub II, remain the issued and outstanding membership interests of the Surviving LLC.
1.8    Payment of Total Consideration for Company Capital Stock.
(a)    Exchange Agent. Wilmington Trust, N.A., or another Person selected by Parent and reasonably acceptable to the Company, shall serve as the exchange and paying agent (the “Exchange Agent”) for the First Merger.
(b)    Escrow Amount.
(i)    On the Closing Date, Parent shall transfer or cause to transfer a number of shares of Parent Common Stock and cash equal to the Escrow Amount to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”) under the terms of this Agreement and the Escrow Agreement. Upon deposit of the Escrow Amount with the Escrow Agent in accordance with the foregoing sentence, Parent shall be deemed to have withheld from each Indemnifying Party its Pro Rata Portion of the Escrow Amount from the amounts that otherwise would be payable and issuable upon the First Effective Time to such Indemnifying Party pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i), and contributed on behalf of such Indemnifying Party its Pro Rata Portion of the Escrow Amount to the Escrow Fund; provided for the avoidance of doubt, (A) with respect to (x) the Participating Individuals and (y) any other Indemnifying Parties that Parent has deemed Unaccredited Investors pursuant to Section 1.6(g), such amounts shall have been deemed withheld solely in cash and deposited into the Escrow Fund solely as cash and (B) with respect to all other Indemnifying Parties, such amounts shall have been deemed withheld

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in the same proportion that shares of Parent Common Stock (having a per share value equal to the Parent Trading Price as of the First Effective Time) and cash comprise the Total Consideration issuable and payable to such Indemnifying Party pursuant to Section 1.6(b)(i), Section 1.6(c)(i) and Section 1.6(d)(i) and contributed to the Escrow Fund as cash and Escrow Shares, respectively (excluding the Parent Common Stock issued by Parent’s transfer agent into a restricted account pursuant to Section 1.9(a)). If any Earnout Consideration becomes issuable or payable (including payable after giving effect to Section 1.6(g)) pursuant to Section 1.10 prior to the Expiration Date, an amount equal to twelve and one-half percent (12.5%) of such Earnout Consideration that is issuable or payable to Indemnifying Parties pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i) shall not be issued or paid to such Indemnifying Parties and shall instead be deposited with the Escrow Agent in the Escrow Fund, which amount shall be held by the Escrow Agent pursuant to the Escrow Agreement. If Parent authorizes its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment out of the transfer agent’s restricted account pursuant to Section 1.9(c)(ii) prior to the Expiration Date, an amount equal to twelve and one-half percent (12.5%) of the Indemnifying Parties’ aggregate Pro Rata Portions of the Retention Based Payment shall not be transferred or paid (including paid after giving effect to Section 1.6(g)) to the Indemnifying Parties and shall instead be deposited with the Escrow Agent in the Escrow Fund, which amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.
(ii)    Until and to the extent there is a forfeiture of the Escrow Shares in connection with any indemnifiable Losses in accordance with the terms of this Agreement, the Escrow Shares shall be issued and outstanding stock of Parent. The Indemnifying Parties deemed to have contributed Escrow Shares to the Escrow Fund shall be entitled to exercise the voting rights of the shares of Parent Common Stock transferred to the Escrow Fund and to receive dividends (if declared) with respect to such shares (other than non-taxable stock dividends, which shall be included as part of the Escrow Fund).
(iii)    The parties agree that, consistent with Proposed Treasury Regulation Section 1.468B-8 (as applicable), for Tax reporting purposes, all interest or other income earned from the investment of the cash portion of the Escrow Amount in any Taxable year shall be reported as allocated to Parent until the distribution of the Escrow Amount (or portions thereof) is determined, and the Escrow Agent will annually file information returns (including Internal Revenue Service Form 1099) consistent with such treatment.
(c)    Expense Fund. On the Closing Date, Parent shall deposit $250,000 (the “Expense Fund Amount”) of the Total Cash Consideration otherwise payable to the Indemnifying Parties pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i) into a segregated client account (the “Expense Fund”) designated by the Representative in a written notice delivered to Parent at least five (5) days prior to the Closing Date. Upon deposit of the Expense Fund with the Representative in accordance with the foregoing sentence, Parent shall be deemed to have withheld from each Indemnifying Party its Pro Rata Portion of the Expense Fund from the cash that otherwise would be payable upon the First Effective Time to such Indemnifying Party pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i), and contributed on behalf of such Indemnifying Party its Pro Rata Portion of the Expense Fund to the Representative. The Expense Fund is established solely to be used by the Representative to pay any fees, costs or other Representative Expenses it may incur in performing its duties or exercising its rights under this Agreement, any agreement ancillary hereto or the Representative Engagement Agreement. The Indemnifying Parties will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in

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connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Subject to Advisory Group approval, the Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Indemnifying Parties. Contemporaneous with or as soon as practicable following the completion of the Representative’s duties, the Representative will deliver the balance of the Expense Fund to the Exchange Agent for further distribution to the Indemnifying Parties. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by each Indemnifying Party at the time of Closing.
(d)    Exchange Procedures. As soon as reasonably practicable after the Closing Date, Parent or the Exchange Agent shall deliver a letter of transmittal in substantially the form attached hereto as Exhibit D at the address, or to the email address, as applicable, set forth opposite each such Stockholder’s name on the Spreadsheet. After delivery to the Exchange Agent of a letter of transmittal and any other documents (including applicable tax forms) that Parent or the Exchange Agent may reasonably require in connection therewith (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto (upon which, the certificate(s) representing shares of Company Capital Stock (the “Company Stock Certificates”) referenced therein shall be deemed surrendered and cancelled), Parent shall instruct its transfer agent to issue and the Exchange Agent to pay to the holder of such Company Stock Certificate the portion of the Total Consideration issuable and payable in respect thereto pursuant to Section 1.6(b)(i) (less the cash and shares deemed contributed by such Stockholder to the Escrow Fund pursuant to Section 1.8(b), less the cash deemed contributed by such Stockholder to the Expense Fund pursuant to Section 1.8(c), and less the shares which will be issued and held by Parent’s transfer agent in a restricted account pursuant to Section 1.9(a)) and the Company Stock Certificate so deemed surrendered shall be cancelled. Until so deemed surrendered, each Company Stock Certificate outstanding after the First Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive that portion of the Total Consideration (without interest) issuable and payable in exchange for the Company Capital Stock represented by such Company Stock Certificate. No portion of the Total Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and validly executed Exchange Documents pursuant hereto.
(e)    Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent or Parent shall pay and/or issue, in exchange for such lost, stolen or destroyed certificate, the portion of the Total Consideration, if any, payable and/or issuable in respect thereto pursuant to Section 1.6(b) upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion, or as required by the Exchange Agent, and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in form and substance acceptable to Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
(f)    Transfers of Ownership. If any shares of Parent Common Stock and/or cash are to be issued and/or paid pursuant to Section 1.6 and this Section 1.8 to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or payment thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of any portion of the

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Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
(g)    Shares of Parent Common Stock. The shares of Parent Common Stock issued by Parent to the Holders pursuant to Section 1.6(b)(i), Section 1.6(c)(i) and Section 1.6(d)(i) and this Section 1.8 shall be placed in a restrictive class bearing the following restrictive legend:
“THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE BENEFIT OF, U.S. PERSONS IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SHARES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN AN AGREEMENT, COPIES OF WHICH MAY BE OBTAINED FROM THE PRINCIPAL OFFICE OF THE COMPANY.”
Parent agrees that it shall cause the above-mentioned restrictive legend (or the applicable paragraph thereof) to be removed from any shares of Parent Common Stock issued in the First Merger at such time as such shares are (i) registered under the Securities Act or otherwise qualify for exemption and/or (ii) no longer subject to the terms of the Lock-Up Agreements.
(h)    No Further Ownership Rights in Company Capital Stock.  The stock amounts and cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
(i)    No Liability.  Notwithstanding anything to the contrary in this Agreement, none of Parent, the Merger Subs, the Exchange Agent, the Surviving Corporation, the Representative or any party hereto shall be liable to a Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.
1.9    Retention Based Payment.
(a)    On the Closing Date, Parent shall deposit in a restricted account of the transfer agent of Parent a number of shares of Parent Common Stock equal to the Retention Based Payment (less the amount of cash payable to (i) Participating Individuals and (ii) Unaccredited Investors after giving effect to Section 1.6(g), which amount shall be payable to such Participating Individuals and Unaccredited Investors pursuant to Section 1.9(c)(ii)).

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(b)    Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:
(i)    “Cause” shall mean (i) any act of material personal dishonesty taken by the Specified Employee in connection with the Specified Employee’s responsibilities as an employee of Parent or any of its Subsidiaries (including the Surviving LLC) that benefits the Specified Employee at the expense of Parent or the Subsidiary, (ii) the Specified Employee’s conviction of, or plea of nolo contendere to, a felony, (iii) the Specified Employee’s gross misconduct in the course of performing Specified Employee’s duties for Parent or any Subsidiary, (iv) the Specified Employee’s material breach of any confidentiality agreement, invention assignment agreement or any other agreement between the Specified Employee and Parent or any of its Subsidiaries (including the Surviving LLC), and, solely to the extent such breach is capable of cure, after written notice thereof from Parent or any of its Subsidiaries (including the Surviving LLC), as applicable, describing such breach and the Specified Employee’s failure to cure such breach within thirty (30) days after such notice, or (v) the Specified Employee’s material failure to perform his or her employment duties (except by reason of Disability) to the reasonable satisfaction of Parent or any of its Subsidiaries after the Specified Employee has received a written demand of performance from Parent or any of its Subsidiaries (including the Surviving LLC), as applicable, which sets forth the factual basis for Parent’s or any of its Subsidiaries’ (including the Surviving LLC) belief that the Specified Employee has not performed his or her duties, and the Specified Employee fails to cure such non-performance to Parent’s or any of its Subsidiaries’ (including the Surviving LLC) reasonable satisfaction within thirty (30) days after receiving such notice.
(ii)    “Disability” shall mean that a Specified Employee, at the time notice is given, has been unable to substantially perform Specified Employee’s job duties for Parent or any of its Subsidiaries for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of the Specified Employee’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.
(iii)    “Good Reason” shall mean a Specified Employee’s resignation within thirty (30) days following the expiration of any cure period (discussed below) following (i) a failure to pay after written notice thereof from the Specified Employee and Parent’s or the applicable Subsidiary’s failure to pay within 5 Business Days after receipt of such notice, or a reduction of greater than 10% of, Specified Employee’s base salary, without Specified Employee’s express written consent; (ii) Parent’s or any of its Subsidiary’s (including the Surviving LLC), as applicable, material breach of any written agreement between Specified Employee and Parent or any of its Subsidiaries, as applicable, and, solely to the extent such breach is capable of cure, after written notice thereof from Specified Employee describing such breach and Parent’s or the applicable Subsidiary’s failure to cure such breach within thirty (30) days after such notice; or (iii) without Specified Employee’s express written consent, the relocation of Specified Employee’s primary place of employment by more than fifty (50) miles from its location as of the date of such relocation. Specified Employee will not resign for Good Reason without first providing Parent with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and, solely to the extent such acts or omissions are capable of cure, a reasonable cure period of not less than 5 Business Days, in the case of any failure to pay, or thirty (30) days, in all other cases, in each case, following the date of such notice.
(iv)    “Retention Period” shall mean a period of time that commences at 12:01 AM Pacific Time on the date that is one day after the Closing Date and ends at 11:59 PM Pacific Time on the one year anniversary of the Closing Date (the “Retention Period Expiration Date”).

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(v)    “Retention Per Share Parent Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Retention Based Payment by (y) the Total Outstanding Shares.
(vi)    “Retention Based Payment” shall mean One Million Two Hundred and Fifty Thousand (1,250,000) shares of Parent Common Stock.
(c)    Retention Based Restriction Release.
(i)    Parent shall instruct its transfer agent to release from restriction the shares of Parent Common Stock comprising the Retention Based Payment if:
(A)    each Specified Employee is an employee of Parent or any of its Subsidiaries (including the Surviving LLC) for the entire Retention Period, provided, however, that a Specified Employee shall be deemed to be an employee of Parent or any of its Subsidiaries (including the Surviving LLC) for the entire Retention Period if such Specified Employee (1) resigns during the Retention Period for Good Reason or (2) is terminated by Parent or any of its Subsidiaries (including the Surviving LLC) without Cause (the “Employment Achievement”); or
(B)    there has occurred a Disposition prior to the Retention Period Expiration Date.
(ii)    (A) Promptly following the first Business Day after the Retention Period Expiration Date if there has been an Employment Achievement or (B) on the date of the consummation of the Disposition, Parent shall (1) deliver a written instruction to its transfer agent, copying the Representative, authorizing its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment from the restricted account of the transfer agent to unrestricted accounts of the Holders based on such Holders’ Pro Rata Portions, and (2) deposit cash with the Exchange Agent in respect of Holders that will receive cash in lieu of shares of Parent Common Stock in respect of the Retention Based Payment in accordance with Section 1.6(e)(i)(C) and Section 1.6(g), which amounts in clauses (1) and (2) may be reduced pursuant to Section 1.8(b)(i).
(iii)    For the avoidance of doubt, in the event of a Disposition, the shares of Parent Common Stock transferred from Parent’s restricted account to unrestricted accounts of the Holders in accordance with Section 1.9(c)(ii) shall not be subject to the terms of the Lock-Up Agreement.
(iv)    If, as of the Retention Period Expiration Date, there has not been an Employment Achievement or a Disposition, Parent shall deliver, promptly following the first Business Day after the Retention Period Expiration Date, a written instruction to its transfer agent, copying the Representative, authorizing the transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment to Parent.
(v)    Parent shall reasonably cooperate with the Representative to process and pay (if necessary as a result of the application of Section 1.6(g)) through Parent’s or its Subsidiaries’ (including the Surviving LLC’s) payroll system, any portion of the Retention Based Payment that constitutes an Option Retention Based Payment or Promised Option Retention Based Payment to Holders who are current or former employees and subject to Tax withholding.
1.10    Earnout.

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(a)    Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:
(i)    “Business Revenue” shall mean the revenue for the Company Business as determined by GAAP.
(ii)    “Company Business” shall mean the business of the Company and its Subsidiaries as operated immediately prior to the First Effective Time, taking into account the organic growth of the Company Business without any change in the business plan.
(iii)    “Earnout Consideration” shall mean the Revenue Based Payment or the University Contract Based Payment, as applicable.
(iv)    “New University Contracts” shall mean any written agreement or contract entered into by the Company or any of its Subsidiaries, on the one hand, and an institution of higher education or an Affiliate or contracted third party procurement or services organization thereof (a “University”), on the other hand, which agreement or contract provides for the Company or such Subsidiary to create and operate a bootcamp for such University on economic terms that are commercially reasonable to the Surviving LLC and/or Parent.
(v)    “Revenue Based Payment” shall have the following meaning:
(A)    If the Business Revenue during the Revenue Period is less than the Revenue Based Payment Threshold, then the “Revenue Based Payment” shall mean a number of shares of Parent Common Stock equal to zero (0).
(B)    If the Business Revenue during the Revenue Period is equal to or greater than the Revenue Based Payment Threshold but less than the Revenue Based Payment Target, then the “Revenue Based Payment” shall mean a number of shares of Parent Common Stock equal to the sum of (1) 250,000, plus (2) the product obtained by multiplying (x) a fraction (I) the numerator of which is the sum of (a) the Business Revenue during the Revenue Period minus (b) the Revenue Based Payment Threshold and (II) the denominator of which is 10,000,000 and (y) 250,000.
(C)    If the Business Revenue during the Revenue Period is equal to or greater than the Revenue Based Payment Target, then the “Revenue Based Payment” shall mean 500,000 shares of Parent Common Stock.
(vi)    “Revenue Period” shall mean a period of time that commences at 12:01 AM Pacific Time on January 1, 2020 and ends at 11:59 PM Pacific Time on December 31, 2020.
(vii)    “Revenue Based Payment Target” shall mean $[***].
(viii)    “Revenue Based Payment Threshold” shall mean $[***].
(ix)    “University Contract Based Payment” shall have the following meaning:

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(A)    If the New University Contracts during the University Contract Period is less than the University Contract Based Payment Threshold, then the “University Contract Based Payment” shall mean a number of shares of Parent Common Stock equal to zero (0).
(B)    If the New University Contracts during the University Contract Period is equal to or greater than the University Contract Based Payment Threshold but less than the University Contract Based Payment Target, then the “University Contract Based Payment” shall mean a number of shares of Parent Common Stock equal to the sum of (1) 250,000, plus (2) the product obtained by multiplying (x) a fraction (I) the numerator of which is the sum of (a) the New University Contracts during the University Contract Period minus (b) the University Contract Based Payment Threshold and (II) the denominator of which is 4 and (y) 250,000.
(C)    If the New University Contracts during the University Contract Period is equal to or greater than the University Contract Based Payment Target, then the “University Contract Based Payment” shall mean 500,000 shares of Parent Common Stock.
(x)    “University Contract Based Payment Target” shall mean eight (8).
(xi)    “University Contract Based Payment Threshold” shall mean four (4).
(xii)    “University Contract Period” shall mean a period of time that commences at 12:01 AM Pacific Time on February 4, 2019 and ends at 11:59 PM Pacific Time on December 31, 2020.
(b)    Determination of Earnout Consideration.
(i)    Calculations.
(A)    Revenue Based Payment. No later than seventy-five (75) days after the last day of the Revenue Period, Parent shall prepare and deliver to the Representative a written statement (the “Revenue Based Payment Calculation Statement”) setting forth in reasonable detail Parent’s determination of Business Revenue for the Revenue Period and Parent’s calculation of the Revenue Based Payment.
(B)    University Contract Based Payment. No later than 15 days after the last day of the University Contract Period, Parent shall prepare and deliver to the Representative a written statement (the “University Contract Based Payment Calculation Statement”, and together with the Revenue Based Payment Calculation Statement, the “Earnout Calculation Statements”) setting forth in reasonable detail Parent’s determination of the New University Contracts for the University Contract Period and Parent’s calculation of the University Contract Based Payment.
(ii)    If the Representative disputes Parent’s determinations or calculations in an Earnout Calculation Statement, the Representative shall notify Parent in writing by 5:00 PM Pacific Time on the 30th day following the receipt of such Earnout Calculation Statement of such dispute (such date, with respect to such Earnout Calculation Statement, the “Earnout Dispute Deadline” and such notice, the “Earnout Dispute Notice”), which Earnout Dispute Notice shall provide a reasonably detailed description of such dispute, including the Representative’s calculation of the applicable Earnout Consideration. Prior to the Earnout Dispute Deadline, Parent shall allow the Representative reasonable access during normal business hours to such books, records, work papers, employees and accountants of Parent and the Surviving LLC used in or who have information used in calculating the amounts set forth in the applicable Earnout

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Calculation Statement to the extent reasonably necessary to determine the accuracy of the applicable Earnout Calculation Statement. If the Representative does not deliver an Earnout Dispute Notice on or before the Earnout Dispute Deadline with respect to such Earnout Calculation Statement, then Parent’s calculation of the applicable Earnout Consideration in the applicable Earnout Calculation Statement shall be deemed conclusive, final and binding on the parties hereto and the Representative will not be permitted to dispute such determination.
(iii)
(A)    If the Representative timely delivers an Earnout Dispute Notice with respect to a Revenue Based Payment Calculation Statement, and Parent and the Representative are unable to mutually agree on the amount of the Revenue Based Payment within 30 days following receipt by Parent of the Earnout Dispute Notice, then the determination of the Revenue Based Payment will be settled pursuant to the dispute resolution process set forth in Section 1.10(c).
(B)    If the Representative timely delivers an Earnout Dispute Notice with respect to a University Contract Based Payment Calculation Statement, and Parent and the Representative are unable to mutually agree on the amount of the University Contract Based Payment within 30 days following receipt by Parent of the Earnout Dispute Notice, then the determination of the University Contract Based Payment will be settled in accordance with Section 10.13.
(c)    Arbitration. Either Parent or the Representative may submit, within ten (10) Business Days of the end of such (30)-day period, any dispute described in Section 1.10(b)(iii)(A) to an independent accounting firm of international reputation reasonably acceptable to the Representative (on behalf of the Indemnifying Parties) and Parent (the “Accounting Arbitrator”) for final binding written resolution. Parent and the Representative shall each provide the Accounting Arbitrator with their respective determinations of the Revenue Based Payment and all supporting documentation in connection therewith. Parent and the Representative shall use reasonable efforts to cause the Accounting Arbitrator to make the final determination of the Retention Based Payment in accordance with the terms of this Agreement within thirty (30) days after the initial submission of the dispute to the Accounting Arbitrator. The Accounting Arbitrator shall make an independent determination of the Revenue Based Payment that, assuming compliance with the previous clause, shall be final and binding on the Indemnifying Parties and Parent if such independent determination of Revenue Based Payment shall be within the range proposed by Parent and the Representative, and shall not be subject to dispute, appeal, Action or challenge for any reason. If the Accounting Arbitrator’s independent determination of the Revenue Based Payment is outside the range proposed by Parent and the Representative, then the applicable Retention Based Payment proposed by Parent or the Representative that was closer to that of the Accounting Arbitrator shall be final and binding on the Holders and Parent. The Accounting Arbitrator shall be instructed to resolve the dispute based solely on presentations and supporting material provided by Parent and the Representative and not pursuant to any independent review or investigation. The fees, costs and expenses of the Accounting Arbitrator shall be borne by the Representative (on behalf of the Indemnifying Parties out of the Expense Fund) and Parent in inverse proportion as they may prevail on the matters resolved by the Accounting Arbitrator, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Arbitrator at the time the determination is rendered on the merits of the matters submitted. The Revenue Based Payment, after giving effect to the resolution of the disputed items by the Accounting Arbitrator, shall be deemed to be final and binding for purposes of this Section 1.10(c).
(d)    Distribution of Earnout Consideration.

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(i)    Following the Revenue Period and the final determination of the Revenue Based Payment pursuant to this Section 1.10, subject to the other terms and conditions of this Agreement, including Section 1.10(c), Parent shall, on the later of (x) April 1, 2021 or (y) the date no later than five (5) days after such final determination following the Revenue Period, cause its transfer agent to issue to the Holders shares of Parent Common Stock (or cause the Exchange Agent to pay cash to the applicable Holders pursuant to Section 1.6(e)(i) or after giving effect to Section 1.6(g)) in accordance with Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i) in an amount equal to the Revenue Based Payment, as such amount may be reduced pursuant to Sections 1.10(j) and 8.6.
(ii)    Following the University Contract Period and the final determination of the University Contract Based Payment pursuant to this Section 1.10, subject to the other terms and conditions of this Agreement, Parent shall, within five (5) days of such final determination following the University Contract Period, cause its transfer agent to issue to the Holders shares of Parent Common Stock (or cause the Exchange Agent to pay cash to the applicable Holders pursuant to Section 1.6(e)(i) or after giving effect to Section 1.6(g)) in accordance with Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i) in an amount equal to the University Contract Based Payment, as such amount may be reduced pursuant to Sections 1.10(j) and 8.6.
(iii)    Each applicable Earnout Consideration issuable pursuant to Section 1.10(d) shall be allocated to the Holders under Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i) based on their respective Pro Rata Portions as of immediately prior to the First Effective Time.
(iv)    Parent shall reasonably cooperate with the Representative to process and pay (if necessary as a result of the application of Section 1.6(g)) through Parent’s or its Subsidiaries’ (including the Surviving LLC’s) payroll system, any portion of the applicable Earnout Consideration that constitutes an Option Earnout Payment or Promised Option Earnout Payment payable to Holders who are current or former employees and subject to Tax withholding.
(v)    In the event an Earnout Consideration becomes issuable or payable under this Agreement, each Holder shall promptly provide any information reasonably requested by Parent, the Exchange Agent or the Representative in order to effect the issuance or payment of the applicable Earnout Consideration hereunder, and the Representative shall, upon receiving such information from each applicable Holder, promptly provide such information to Parent and/or the Exchange Agent.
(e)    Each Earnout Consideration is speculative and is subject to numerous factors outside the control of Parent. There is no assurance that any Earnout Consideration will be issuable or payable under this Agreement and Parent has not promised nor projected any Earnout Consideration. Parent owes no fiduciary duty to any other Party to this Agreement. The Parties intend solely that the express provisions of this Agreement govern their contractual relationship with respect to each applicable Earnout Consideration.
(f)    Subject to Parent’s obligations set forth in Section 1.10(h) below, neither Parent nor any of its Affiliates shall be required to (1) preserve or expand the present or any future relationships of the Surviving LLC with customers, distributors, suppliers and other Persons with which the Surviving LLC, the Company, Parent or any of Parent’s Affiliates has business relations, (2) preserve or expand the business organization of the Surviving LLC, or keep available the services of any employees, consultants or independent contractors of the Surviving LLC or Parent, (3) develop, improve or upgrade the products and/or services offered by the Company Business, (4) pursue any particular business opportunity in connection with the Surviving LLC or the Company Business, regardless of whether such opportunity was identified before or is identified after the Closing, (5) maintain or change the prices or discounts offered by the Company

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or the Surviving LLC in connection with the Company Business, or (6) develop or pursue any opportunities for synergies or economies of scale or integrate the Surviving LLC with any Affiliate or other business of Parent or its Affiliates. For purposes of Section 1.10, the Parties acknowledge that Parent, as the ultimate owner of the Surviving LLC after Closing, has the power to direct the management, strategy and business decisions of the Surviving LLC (including, without limitation, whether to enter into, and the terms and conditions of, any New University Contract).
(g)    The rights to receive any Earnout Consideration (1) are solely a contractual right and are not a security for purposes of any securities laws, and confer only the rights of a general unsecured creditor under applicable Legal Requirements; (2) do not constitute an investment or ownership interest in Parent or any of its Affiliates; (3) are an integral part of the consideration for the Mergers; (4) are not represented by any form of certificate or instrument; (5) do not give any rights to any dividend, voting or other rights as a securityholder of Parent or any of its Affiliates; (6) do not bear interest; (7) are not redeemable; and (8) may not be sold, assigned, pledged, gifted, conveyed or otherwise transferred (a “Transfer”), except by operation of law or pursuant to the laws of descent and distribution, divorce or community property or to any trust or other entity for the benefit of any such family member of such former holder of Company Capital Stock, provided that any such transferee shall agree in writing with Parent, as a condition precedent to such transfer, to be bound by all of the provisions of this Agreement relating to the Earnout Consideration (with any Transfer in violation of this Section 1.10(g) being null and void). As used herein, the word “family” shall include any spouse, lineal ancestor or descendent, brother or sister of a Person; any lineal ancestor or descendent, brother or sister of such Person’s spouse; any spouse of any lineal ancestor or descendent, brother or sister of such Person or such Person’s spouse; or any lineal ancestor or descendent of any brother or sister of such Person or such Person’s spouse.
(h)    Notwithstanding the foregoing, Parent agrees that Parent and its Subsidiaries (including the Surviving LLC and its Subsidiaries) shall act in good faith and use commercially reasonable efforts to achieve each Earnout Consideration in full, including by allocating commercially reasonable resources to the Surviving LLC. For the purposes of this Section 1.10(h) only, “commercially reasonable efforts” shall mean the efforts that Parent or a similarly sized company would utilize for a business with similar commercial potential as the Company Business. Parent shall not, and shall not authorize or permit its Affiliates (including the Surviving LLC and its Subsidiaries) to, take any action or omit to take any action with the primary intent of avoiding the issuance of or reducing the amount of any Earnout Consideration. Parent agrees to maintain separate accounting books and records for the Company to the extent necessary to determine the Earnout Consideration.
(i)    Notwithstanding any provision of this Section 1.10 to the contrary, in the event that (1) a Disposition occurs prior to the end of the Revenue Period and/or the University Contract Period, as applicable, the maximum amounts of the Revenue Based Payment and/or University Contract Based Payment (solely to the extent such applicable Earnout Consideration has not previously been issued) shall automatically be deemed achieved, and Parent shall cause its transfer agent to issue, prior to the consummation of such Disposition, to the Holders an amount equal to such applicable Earnout Consideration, as such amounts may be reduced pursuant to Sections 1.8(b)(i), 1.10(j) and 8.6 (if applicable); or (2) Parent shall have materially breached any of its obligations under Section 1.10(h) and, solely to the extent such breach is capable of cure, not cured such breach within 30 days of written notice by the Representative of such breach, the maximum amounts of the Revenue Based Payment and/or University Contract Based Payment (solely to the extent such applicable Earnout Consideration has not previously been issued) shall automatically be deemed achieved, and Parent shall cause its transfer agent to promptly issue to the Holders an amount equal to the applicable Earnout Consideration, as such amounts may be reduced pursuant to Sections 1.8(b)(i), 1.10(j)

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and 8.6 (if applicable). For the avoidance of doubt, the shares of Parent Common Stock issuable to the Holders pursuant to this Section 1.10(i) shall not be subject to the terms of the Lock-Up Agreement.
(j)    Right of Set-Off. Notwithstanding anything set forth in this Agreement to the contrary, the Holders’ rights to receive their respective portion of the applicable Earnout Consideration (if any) shall be subject to the set-off rights provided for in Section 8.6.
1.11    Adjustments to Total Cash Consideration.
(a)    Pre-Closing Statement. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a good faith estimate of the unaudited consolidated balance sheet of the Company as of the Closing Date, that has been prepared in accordance with GAAP on a basis consistent with the Financials (except as may otherwise be expressly required by this Agreement) and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, after giving effect to the Closing (the “Closing Date Balance Sheet”), and based on the Closing Date Balance Sheet, a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of (i) Net Working Capital, (ii) Closing Indebtedness, (iii) Third Party Expenses, (iv) Closing Cash and (v) Aggregate Exercise Price, together with a calculation of the Total Cash Consideration based on the foregoing amounts. The Closing Date Balance Sheet shall be subject to the reasonable review and comment of Parent (provided, that, Parent must provide comments within two Business Days of the Company’s delivery to Parent of the Closing Date Balance Sheet) and shall be used to determine the Total Cash Consideration. The Total Cash Consideration listed on the Pre-Closing Statement is referred to herein as the “Estimated Total Cash Consideration.” The Estimated Total Cash Consideration set forth in the Pre-Closing Statement shall be certified as a good faith and reasonable estimate by the Chief Executive Officer and Chief Financial Officer of the Company.
(b)    Post-Closing Statement. Within ninety (90) days following the Closing, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Representative a statement (the “Post-Closing Statement”), setting forth Parent’s good faith calculation of Net Working Capital, Closing Indebtedness, Third Party Expenses, Closing Cash, and Aggregate Exercise Price, together with a calculation of the Total Cash Consideration based on the foregoing amounts.
(c)    Review of Post-Closing Statement. The Representative shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same. During the Review Period, Parent shall allow the Representative reasonable access during normal business hours to such books, records, work papers, employees and accountants of Parent and the Surviving LLC used in or who have information used in calculating the amounts set forth in the Post-Closing Statement to the extent reasonably necessary to determine the accuracy of the Post-Closing Statement. On or before the expiration of the Review Period, the Representative shall deliver to Parent a written statement accepting or disputing Parent’s calculation of Net Working Capital, Closing Indebtedness, Third Party Expenses, Closing Cash and Aggregate Exercise Price in the Post-Closing Statement. In the event that the Representative shall dispute any of Parent’s calculations, the Representative shall deliver to Parent a statement that sets forth a reasonably detailed itemization of the Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). If the Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, then Parent’s calculation of Total Cash Consideration set forth in the Post-Closing Statement shall be final and binding for purposes of this Section 1.11 with respect to the calculation of Total Cash Consideration.

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(d)    Reasonable Efforts. If the Representative delivers a Dispute Statement within the Review Period, Parent and the Representative shall each use reasonable efforts to resolve by written agreement any disputes as to the calculation of the Total Cash Consideration (as so resolved, the “Agreed Adjustments”). If the Representative and Parent so resolve all such disputes, the calculation of the Total Cash Consideration as adjusted by the Agreed Adjustments shall be deemed to be final and binding for purposes of this Section 1.11(d) with respect to the calculation of Total Cash Consideration.
(e)    Dispute Resolution. If the objections raised by the Representative in the Dispute Statement regarding the calculation of Total Cash Consideration are not resolved by Agreed Adjustments within the thirty (30) day period provided in Section 1.11(c), then, within ten (10) Business Days after the end of such thirty (30)-day period, the objections that remain unresolved (the “Disputed Items”), together with any supporting documentation as either Parent or the Representative may choose to submit, shall be submitted by the Representative and Parent for final binding written resolution to the Accounting Arbitrator. Parent and the Representative shall each provide the Accounting Arbitrator with their respective determinations of Total Cash Consideration, taking into account the Agreed Adjustments pursuant to Section 1.11(d), if any. Parent and the Representative shall use reasonable efforts to cause the Accounting Arbitrator to make the final determination of the Disputed Items as to the calculation of Total Cash Consideration in accordance with the terms of this Agreement within thirty (30) days after such Disputed Items have been so submitted to the Accounting Arbitrator. The Accounting Arbitrator shall make an independent determination of the Disputed Items that, assuming compliance with the previous clause, shall be final and binding on the Indemnifying Parties and Parent if such independent determination of Total Cash Consideration shall be within the range proposed by Parent and the Representative, and shall not be subject to dispute, appeal, Action or challenge for any reason. If the Accounting Arbitrator’s independent determination of the Total Cash Consideration is outside the range proposed by Parent and the Representative, then the applicable Total Cash Consideration proposed by Parent or the Representative that was closer to that of the Accounting Arbitrator shall be final and binding on the Indemnifying Parties and Parent. The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether such calculation was done in accordance with the terms hereof, and whether there were mathematical errors in the calculation of Total Cash Consideration, and the Accounting Arbitrator is not to make any other determination. The Accounting Arbitrator shall be instructed only to resolve the Disputed Items based solely on presentations and supporting material provided by Parent and the Representative and not pursuant to any independent review or investigation. The fees, costs and expenses of the Accounting Arbitrator shall be borne by the Representative (on behalf of the Indemnifying Parties out of the Expense Fund) and Parent in inverse proportion as they may prevail on the matters resolved by the Accounting Arbitrator, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Arbitrator at the time the determination is rendered on the merits of the matters submitted. The Total Cash Consideration, after giving effect to any Agreed Adjustments and to the resolution of Disputed Items by the Accounting Arbitrator, shall be deemed to be final and binding for purposes of this Section 1.11.
(f)    Total Cash Consideration, as finally adjusted pursuant to this Section 1.11, is referred to herein as the “Final Total Cash Consideration.” The date on which the Final Total Cash Consideration is determined pursuant to this Section 1.11 shall hereinafter be referred to as the “Settlement Date.”
(g)
(i)    If the Final Total Cash Consideration is greater than the Estimated Total Cash Consideration, (A) Parent shall, within three (3) Business Days of the Settlement Date, transfer to the

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Exchange Agent an amount of cash equal to the amount by which the Final Total Cash Consideration exceeds the Estimated Total Cash Consideration, and the Exchange Agent shall pay an amount of cash to the Indemnifying Parties equal to their respective Pro Rata Portions of such amount.
(ii)    If the Estimated Total Cash Consideration is greater than the Final Total Cash Consideration, then within three (3) Business Days of the Settlement Date, Parent and the Representative shall provide a joint written instruction to the Escrow Agent to deliver to Parent promptly from the Escrow Amount a portion of the Escrow Amount equal to the amount by which the Estimated Total Cash Consideration exceeds the Final Total Cash Consideration.
(i)    If there is no difference between the Final Total Cash Consideration and the Estimated Total Cash Consideration, then no payments shall be made.
1.12    Withholding. The Company, the Exchange Agent, Parent, and the Surviving LLC (the “Withholding Agents”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax law or under any Legal Requirements or applicable Orders from a Tax Authority; provided, however, that Parent shall: (i) other than with respect to payments made to Optionholders who are current or former employees, notify the Representative of the amount of such withholding prior to making any such deduction or withholding and shall cooperate with the Representative to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding, and (ii) timely remit to the appropriate Tax Authority any and all amounts so deducted or withheld and timely file all related Tax Returns required to be filed under applicable Legal Requirements. To the extent such amounts are so deducted or withheld and remitted to the appropriate Tax Authority in accordance with applicable Legal Requirements, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, the Person to whom such amounts are paid shall indemnify each of the Withholding Agents with respect to such amounts required to be deducted and withheld and penalties, interest and additions to Tax, except to the extent attributable to the gross negligence or willful misconduct of the Withholding Agents.
1.13    Company Loans .  In the event that any Holder as a borrower has outstanding loans from the Company as of the First Effective Time, the cash portion of any amounts payable to such holder or pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) or 1.6(e)(i) hereof, if any, shall be reduced by an amount equal to the outstanding principal plus accrued interest, if any, of such holder’s loans as of the First Effective Time, plus any other amounts owed by such holder to the Company (collectively, such holder’s “Loan Repayment Amount”). Such loans shall be satisfied as to the amount by which the cash consideration is reduced pursuant to this Section 1.13. To the extent the consideration payable to such holder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such holder.
1.14    Tax Consequences. The Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The parties agree that (i) each party hereto shall cause all Tax Returns relating to the Mergers to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a)(1) of the Code and (ii) except as contemplated by this Agreement, neither Parent nor the Company shall take, nor permit their respective Affiliates to take any action that reasonably would be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Legal Requirements. None of Parent or any of its Affiliates makes any representations or

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warranties to the Company or to any securityholder of the Company regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or any securityholder of the Company of this Agreement, the Mergers or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the securityholders of the Company are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, if tax counsel to Parent and the Company, after good faith consultation with each other, reasonably determine at Closing that, taking into account the Total Cash Consideration, cash paid to Unaccredited Investors and in respect of fractional shares, and a reasonable estimate of the cash to be paid with respect to Dissenting Shares, and the Closing Stock Consideration, the Continuity Test (as defined below) is not satisfied solely as a result of foregoing and the value of a share of Parent Common Stock, then the Total Cash Consideration shall be reduced and the Closing Stock Consideration correspondingly increased to the minimum extent necessary to enable the Continuity Test to be satisfied (as reasonably determined by such tax counsel).  The Continuity Test means the requirement under Section 368(a) of the Code that at least 40% of the value of the Company Capital Stock must be exchanged for Parent Common Stock.  For purposes of determining whether the Continuity Test has been satisfied at Closing, the value of a share of Parent Common Stock shall be the Parent Trading Price as of the First Effective Time, and the Total Cash Consideration shall be reduced to the minimum extent necessary to enable the Continuity Test to be satisfied using such price for each additional share of Parent Common Stock to be issued. Any payments made pursuant to Section 1.9, Section 1.10, or Section 1.11, other than payments made to Optionholders who are current or former employees and subject to Tax withholding, will be treated as adjustments to the Total Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements.
1.15    Parent Common Stock Issuance. The aggregate amount of the Parent Common Stock issuable to Holders in respect of their shares of Company Capital Stock, Issued and Outstanding Company Options and Participating Company Notes pursuant to this Agreement shall not be greater than 19.99% of the shares of Parent Common Stock that were issued and outstanding prior to the First Effective Time, and assuming that (i) the entire Escrow Amount is fully paid to the Indemnifying Parties as Total Consideration in accordance with this Agreement (ii) the entire Retention Bonus Payment (less the amount of cash payable to Participating Individuals and Unaccredited Investors pursuant to Section 1.9(c)(ii)) is fully paid to the Holders as Total Consideration in accordance with this Agreement, (iii) any Dissenting Shares will receive a cash amount equal in value to the consideration otherwise payable to holders of Company Capital Stock in accordance with this Agreement, and (iv) to the extent Unaccredited Investors would otherwise have been entitled to be issued shares of Parent Common Stock as consideration or otherwise under this Agreement, Parent shall pay such amounts in cash pursuant to Section 1.6(g).
1.16    Taking of Further Action. If at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, to vest Parent with full right, title and possession to all of the Company Capital Stock or to vest the Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Corporation, then each of the Company, Parent and the officers and directors of each of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

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Subject to any disclosure set forth in (i) the specific section, subsection or subclause of the disclosure schedule delivered by the Company to Parent on the Agreement Date prior to the execution and delivery hereof (the “Disclosure Schedule”) that corresponds to the specific section, subsection or subclause of each representation and warranty set forth in this Article II, or (ii) any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to such other section, subsection or subclause of this Article II without reference to the documents referenced therein or any extrinsic knowledge of the matters addressed thereby, the Company hereby represents and warrants to Parent and the Merger Subs as follows:
2.1    Organization and Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, other than to the extent that a failure be so qualified or licensed in any such other jurisdiction would not be material to the Company and its Subsidiaries, taken as a whole. The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the Agreement Date (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents that has not been Made Available. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and every jurisdiction in which the Company and its Subsidiaries have Employees or facilities as of the Agreement Date. Except as set forth on Section 2.1 of the Disclosure Schedule, the operations now being conducted by the Company and its Subsidiaries are not now and have never been conducted by the Company or any of its Subsidiaries under any name other than “Fullstack Academy.”
2.2    Authority and Enforceability.  The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Stockholder Approval, to consummate the First Merger and the other Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Mergers and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company) and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Mergers or any other Transactions, other than the adoption of this Agreement and the approval of the Mergers by the Stockholders of the Company who hold a majority of the voting power of the outstanding shares of Company Capital Stock the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote of the Stockholders required under applicable Legal Requirements, Delaware Law, the Charter Documents and all Contracts to which the Company is a party to legally adopt this Agreement and approve the Mergers and the other Transactions. The Board of Directors of the Company has approved this Agreement, the Mergers and the other Transactions, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Mergers and the other Transactions (the “Company Recommendation”). This Agreement and each of the Related Agreements to which the Company is a party have been or will be duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute or will, when executed, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance,

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injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”).
2.3    Governmental Approvals and Consents. Except as set forth on Section 2.3 of the Disclosure Schedule, no consent, notice, waiver, approval, waiting period expiration or termination, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the Mergers or any other Transactions, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act or any foreign antitrust, merger control, or competition law, (c) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, and (d) such other consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to the Company and its Subsidiaries, taken as a whole.
2.4    No Conflicts. Except as set forth in Section 2.4 of the Disclosure Schedule, assuming compliance with the regulatory measures, if any, described in Section 2.3 hereto, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party, and the consummation of the Mergers or any other Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Charter Documents or the organizational documents of any Subsidiary of the Company, as amended, (b) any Material Contract or (c) any Legal Requirement or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible), other than, in each case, any conflict, violation, default, termination, cancellation, modification, acceleration or loss which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Section 2.4 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Mergers or any other Transactions, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Times so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Material Contracts from and after the Effective Times. Following the consummation of the Mergers, the Surviving LLC or the applicable Subsidiary of the Company will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or such Subsidiary would otherwise have been required to pay pursuant to the terms of such Material Contracts had the Mergers or other Transactions not occurred.
2.5    Company Capital Structure.
(a)    The authorized capital stock of the Company consists of (i) 11,000,000 shares of Company Common Stock, of which 8,955,934 shares are issued and outstanding on the Agreement Date. As of the Agreement Date, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable stock certificates representing such shares and the domicile addresses of record of such Persons. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and at the First Effective Time will

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not be subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.
(b)    Except as set forth in Section 2.5(b) of the Disclosure Schedule, all outstanding shares of Company Capital Stock and Issued and Outstanding Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding as of the Agreement Date. True, correct and complete copies of all agreements relating to any securities of the Company have been Made Available and as of the Agreement Date such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.
(c)    Except for the Plan and as otherwise set forth in Section 2.5(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person (whether payable in shares, cash or otherwise). The Company has reserved 2,100,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or the granting or purchase of restricted stock granted under the Plan, of which (i) 1,029,250 shares are issuable, as of the Agreement Date, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 255,934 shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the Agreement Date, (iii) no shares have been issued as restricted stock under the Plan, and (iv) 814,816 shares remain available for future grant. Except as set forth on Section 2.5(c) of the Disclosure Schedule, each Issued and Outstanding Company Option was originally granted with an exercise price at least equal to the fair market value of a share of Company Common Stock on the date of grant. Except as set forth in Section 2.5(c) of the Disclosure Schedule, the terms of the Plan and the applicable agreements for each Issued and Outstanding Company Option award allow for the treatment of Issued and Outstanding Company Options as provided in this Agreement, without the consent or approval of the holders of such Issued and Outstanding Company Options, the Stockholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Issued and Outstanding Company Options. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available and as of the Agreement Date such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. All holders of Issued and Outstanding Company Options are current employees or consultants/advisors, former employees within their post-termination exercise window or non-employee directors of the Company or a Subsidiary of the Company.
(d)    Section 2.5(d) of the Disclosure Schedule sets forth as of the Agreement Date for each outstanding Issued and Outstanding Company Option, the name of the holder, the type of award, the type of entity of such holder, the domicile address of record of such holder, whether such holder is an employee of the Company or a Subsidiary of the Company, the number of shares of Company Capital Stock issuable upon the exercise of such Issued and Outstanding Company Option, the date of grant, the exercise price (if any), the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Transactions or any other events, and whether such Issued and Outstanding

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Company Option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code, and whether (and to what extent) any such Issued and Outstanding Company Option is or has ever been subject to Section 409A (whether or not subsequently amended to comply with or be exempt from the requirements of Section 409A) and any action taken to amend any such Issued and Outstanding Company Option to comply with or be exempt from the requirements of Section 409A.
(e)    Section 2.5(e) of the Disclosure Schedule sets forth as of the Agreement Date for each Promised Company Option, the name of the holder of such promised option, the domicile address of record of such holder of such promised option, whether such holder is an employee of the Company or a Subsidiary of the Company, the type and number of shares of Company Capital Stock that would have been issuable upon the exercise of such Promised Company Option had such promised option been awarded, the exercise price of such Promised Company Option, the vesting schedule for such Promised Company Option, including the extent that the holder would have become vested to date and whether such vesting would have been subject to acceleration as a result of the Transactions or any other events had such promised option been granted.
(f)    Section 2.5(f) of the Disclosure Schedule sets forth as of the Agreement Date for each outstanding Company Note, the name and domicile address of the holder, the number of shares of Company Common Stock issuable upon the conversion of such Company Note, the date on which such Company Note was issued, the purchase price per share of Company Common Stock at which the outstanding principal and unpaid interest due on such Company Note may be converted, and the expiration date of such Company Note. True, correct and complete copies of all Company Notes have been Made Available to Parent, and such Company Notes have not been amended, modified or supplemented other than as provided in this Agreement, and there are no Contracts to amend, modify or supplement such Company Notes from the forms thereof Made Available to Parent. No Company Note will by its terms require an adjustment in connection with the Mergers, except as contemplated by this Agreement. Except as set forth in Section 2.5(f) of the Disclosure Schedule, neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (x) any acceleration of exercisability or conversion, whether or not contingent on the occurrence of any event after consummation of the Mergers, in favor of any holder of Company Notes; or (y) any additional benefits for any holder of Company Notes.
(g)    Other than the Company Notes, no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the Agreement Date.
(h)    Except for the Company Options and Company Notes and as otherwise set forth in Section 2.5(h) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Company Options and Company Notes and as otherwise set forth in Section 2.5(h) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-compensation rights of the Company or any of its Subsidiaries (whether payable in shares, cash or otherwise).

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Except as set forth on Section 2.5(h) of the Disclosure Schedule and as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries, and there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the First Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock, and all outstanding rights to acquire or receive any shares of Company Capital Stock, shall have been terminated.
(i)    Section 2.5(i) of the Disclosure Schedule sets forth as of the Agreement Date the outstanding principal, accrued interest and applicable rate of interest of all outstanding Indebtedness described in Section 1.13 hereof.
(j)    The information contained in the Spreadsheet will be true, correct and complete as of the Closing Date and the calculations performed to compute the information contained therein will be accurate and in accordance with applicable Legal Requirements, the terms of this Agreement, the Charter Documents and all other agreements and instruments among the Company and/or any holder of Company Capital Stock, Company Options, Company Notes or other equity securities of the Company, and no such holder will be entitled to any amounts with respect to his, hers or its shares of Company Capital Stock, Company Options, Company Notes or other equity securities of the Company or any of it its Subsidiaries except as provided in the Spreadsheet.
2.6    Company Subsidiaries.
(a)    Section 2.6(a) of the Disclosure Schedule lists each Subsidiary of the Company. Each Subsidiary of the Company is an entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (or in the event good standing is not an applicable concept in such jurisdiction, no proceedings have been initiated for the dissolution of such Subsidiary under the laws of its jurisdiction of incorporation or organization). Each Subsidiary of the Company has the power to own its assets and properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary, except where the failure to be so qualified or licensed would not be material to the Company and its Subsidiaries, taken as a whole. A true, correct and complete copy of the charter documents and bylaws or other organizational documents of each Subsidiary of the Company, each as amended to date and in full force and effect on the Agreement Date, has been Made Available. All of the outstanding shares or other equity interests of each Subsidiary of the Company are owned of record and beneficially by the Company. All of the outstanding shares or other equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non‑assessable and not subject to preemptive rights created by statute, the charter documents or bylaws or other organizational documents of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Legal Requirements. No Subsidiary of the Company is subject to any bankruptcy or insolvency proceedings or is or likely to become unable to pay its due debts upon their maturity. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other equity interests of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any

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Subsidiary of the Company. Section 2.6(a) of the Disclosure Schedule lists the directors and officers and other equity interest holders, if applicable, of each Subsidiary of the Company as of the Agreement Date. Any Subsidiaries that are not wholly owned by the Company are controlled by the Company and consolidated with the Company in the Financials.
(b)    Section 2.6(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (other than the Company’s Subsidiaries) in which the Company owns, directly or indirectly, any shares or any interest. Neither the Company nor any of its Subsidiaries have agreed or are obligated to make any future investment in or capital contribution to any Person.
2.7    Company Financial Statements; Internal Financial Controls.
(a)    Section 2.7(a)(i) of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheets as of December 31, 2017 and December 31, 2018, unaudited consolidated balance sheet as of December 31, 2018, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of February 28, 2019 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the two months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated and consistent with each other (except that the unaudited Year-End Financials and the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end adjustments). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the unaudited Year-End Financials and the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” Except as set forth on Section 2.7(a)(ii) of the Disclosure Schedule, the Books and Records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Financials are consistent with such Books and Records.
(b)    The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company and each of its Subsidiaries as of the Balance Sheet Date, indicating a range of days elapsed since invoice. Except as set forth on Section 2.7(b) of the Disclosure Schedule, all of the accounts receivable, whether billed or unbilled, of the Company and each of its Subsidiaries arose in the ordinary course of business consistent with past practice, are carried at values determined in accordance with GAAP, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. Except as set forth on Section 2.7(b) of the Disclosure Schedule, no Person has any Lien (other than Permitted Liens) on any accounts receivable of the Company or any of its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of its Subsidiaries.
(c)    The Company and each of its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including policies and procedures that (i) require the maintenance

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of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and each of its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries have Knowledge of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (y) any fraud, whether or not material, that involves the management or other Employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (z)  any claim or allegation regarding any of the foregoing.
(d)    The information set forth in the Closing Date Balance Sheet will have been prepared in accordance with GAAP as of immediately prior to the First Effective Time.
2.8    No Undisclosed Liabilities. Except as set forth on Section 2.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any liability, indebtedness, obligation or expense of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in a balance sheet prepared in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the Agreement Date, (c) constitute Third Party Expenses set forth on the Spreadsheet, (d) are executory performance obligations arising under Contracts to which the Company and its Subsidiaries are parties or otherwise bound that, in the case of Material Contracts, do not result from a breach or default thereunder or (e) would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
2.9    No Changes. Since the Balance Sheet Date through the Agreement Date, (a) no Company Material Adverse Effect has occurred and (b) except as set forth on Section 2.9(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have taken any action that would require the consent of Parent under Section 4.2 if proposed to be taken after the Agreement Date.
2.10    Taxes.
(a)    Tax Returns and Payments. Each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity responsible for the imposition of Taxes (a “Tax Authority”) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto (each, a “Tax Return”) required to be filed by or on behalf of the Company or any of its Subsidiaries with any Tax Authority: (i) has been filed on or before its applicable due date (including any valid extensions of such due date); and (ii) has been, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes required to be paid by the Company and each of its Subsidiaries that are due and owing (whether or not shown or required to be shown on any Tax Return) have been timely paid. The Company has delivered or Made Available to Parent accurate and complete copies of all income and other material Tax Returns filed since January 1, 2015.

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(b)    Reserves for Payment of Taxes. The Financials accurately accrue for all liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company and each of its Subsidiaries, as the case may be, will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Balance Sheet Date through the Closing Date, and the Company and each of its Subsidiaries will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries have incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice.
(c)    Audits; Claims; Etc. Except as set forth in Section 2.10(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have received from any Tax Authority any: (i) written notice indicating an intent to open a Tax audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment. No claim or legal proceeding is pending or, to the Company’s Knowledge, threatened in writing by a Tax Authority against the Company or any of its Subsidiaries in respect of any Tax (including any Tax Return). There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable or Taxes that are being contested in good faith and by appropriate proceedings (and for which there are adequate accruals on the Financials in accordance with GAAP). Except as set forth in Section 2.10(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have (i) filed an outstanding request for an extension of time within which to file any Tax Return which such Tax Return has not yet been filed (other than automatic extensions in the ordinary course of business consistent with past practices), (ii) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which waiver or consent remains outstanding, and no such waiver or consent is pending, (iii) applied for a ruling relating to Taxes which could be binding on Parent, the Company or any of their Affiliates after the Closing Date, or (iv) entered into a “closing agreement” as described in Section 7121 of the Code (or any comparable provisions of state, local or foreign Legal Requirements) with any Tax Authority. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the Company or any of its Subsidiaries.
(d)    Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes in connection with any written notice of Tax deficiency or similar document received by the Company or any of its Subsidiaries (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith and by appropriate proceedings by the Company or any of its Subsidiaries and with respect to which adequate reserves for payment have been established in accordance with GAAP).
(e)    Distributed Stock. Neither the Company nor any of its Subsidiaries have distributed stock of another Person, and neither the Company nor any of its Subsidiaries have had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(f)    280G; 4999. There is no agreement, plan, arrangement or other Contract (i) covering any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) by which the Company or any of its Subsidiaries is bound to compensate any Employee or any other “disqualified

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individual” (as defined in Code Section 280G and the regulations promulgated thereunder) for excise taxes paid, including pursuant to Section 4999 of the Code.
(g)    Tax Indemnity Agreements; Etc. Except as set forth in Section 2.10(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries currently are, or have ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than an agreement or Contract solely between the Company, on one hand, and any of its Subsidiaries, on the other hand or a commercial agreement entered into in the ordinary course of business consistent with past practice, such as a lease or an agreement with a customer or supplier, the principal purpose of which is not the sharing or allocation of Taxes), and after the Closing Date, neither the Company nor any of its Subsidiaries will be bound by any such agreement or have any liability thereunder for any amounts. Neither the Company nor any of its Subsidiaries have any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by Contract, by operation of law or otherwise. Neither the Company nor any of its Subsidiaries (a) have ever been a member of an affiliated, combined, consolidated or unified group (including within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (b) have ever been a party to any joint venture, partnership, or, to the Company’s Knowledge, other agreement that is treated as a partnership for Tax purposes.
(h)    No Other Jurisdictions for Filing Tax Returns. Neither the Company nor any of its Subsidiaries are subject to Tax in any country other than their respective countries of incorporation or formation by virtue of having a permanent establishment, place of business or business operations in that country. No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as the case may be, is or may be subject to Taxation by that jurisdiction.
(i)    Tax Shelters; Listed Transactions; Etc. Neither the Company nor any of its Subsidiaries have ever participated in, nor is currently participating in, a “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements. The Company and each of its Subsidiaries has disclosed on its respective Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Legal Requirements).
(j)    Withholding. The Company and each of its Subsidiaries: (i) has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld or collected from each payment made to each of its employees, stockholders or members, and other third parties and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including U.S. federal, state, and local income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant non-U.S. income and employment Tax withholding Legal Requirements, and other Taxes required to be withheld or paid; and (iii) has timely filed all withholding Tax Returns, for all periods.
(k)    Change in Accounting Methods; Closing Agreements; Etc. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction

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from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the First Effective Time; (ii) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement) with respect to a transaction occurring prior to the First Effective Time; (iii) installment sale or open transaction disposition made prior to the First Effective Time; (iv) prepaid amount received on or prior to the First Effective Time; (v) election pursuant to Section 108(i) of the Code made prior to the First Effective Time; or (vi) the application of Section 965 of the Code. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.
(l)    Dual Consolidated Loss. Neither the Company nor any of its Subsidiaries have ever incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any comparable provisions of state, local or foreign Legal Requirements).
(m)    International Issues. Neither the Company nor any of its Subsidiaries are, or ever have been, a (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided under Section 897(i) of the Code; (ii) a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) except as set forth on Section 2.10(m)(iii) of the Disclosure Schedule, a “controlled foreign corporation” within the meaning of Section 957 of the Code. None of the Subsidiaries of the Company that is a non-U.S. corporation has (i) any item of income that could constitute subpart F income within the meaning of Section 952 of the Code, or (ii) any investment in “United States property” within the meaning of Section 956 of the Code, in each case during a taxable year that includes but does not end on the Closing Date.
(n)    Section 409A.
(i)    Section 2.10(n)(i) of the Disclosure Schedule lists each Company Employee Plan and Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to (and not exempt from) Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Except as set forth on Section 2.10(n)(i) of the Disclosure Schedule, each such nonqualified deferred compensation plan, if any, has been at all times since the Company’s incorporation in operational compliance with Section 409A and at all times since the Company’s incorporation in documentary compliance with Section 409A. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any Company Employee Plan or other arrangements or agreements which is or has been in effect at any time prior to the First Effective Time. Except as set forth on Section 2.10(n)(i) of the Disclosure Schedule, to the extent required, the Company and each of its Subsidiaries have properly reported and/or withheld and remitted on amounts deferred under any nonqualified deferred compensation plan subject to Section 409A. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. Except as set forth on Section 2.10(n)(i) of the Disclosure Schedule, there is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, which, individually or collectively, could give rise to a Parent, Company, Surviving Corporation, or Subsidiary Tax under Section 409A or that would give rise to an Employee Tax and/or Parent, Company, Surviving Corporation or Subsidiary reporting obligations under Section 409A. Section 2.10(n)(i) of the Disclosure Schedule separately lists each Company Employee Plan or Employee Agreement that

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has ever been amended in order to comply with or be exempt from the requirements of Section 409A and the Company has made available to Parent a copy of each such Company Employee Plan or Employee Agreement as in effect prior to such amendment(s).
(ii)    Except as set forth on Section 2.10(n)(ii) of the Disclosure Schedule, no Company Option or other stock right (as defined in Treasury Regulation Section 1.409A-1(l)) (w) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted and no exercise price of any Company Option has been amended following the grant date of such Company Option to an exercise price less than the fair market value on the date of such amendment, (x) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (y) has been granted after the Company’s incorporation, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (z) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.
2.11    Real Property. The Company and its Subsidiaries do not own any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list as of the Agreement Date of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (collectively, the “Leased Real Property”). Section 2.11 of the Disclosure Schedule sets forth a list as of the Agreement Date of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder, the amount of any deposit or other security or guarantee granted in connection with any such lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (collectively, the “Lease Agreements”). The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries owe brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each of its Subsidiaries have performed all of their obligations under any termination agreements pursuant to which they have terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing material liability with respect to such terminated agreements. The Leased Real Property is in good operating condition and repair, free from any material structural, physical or mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s and its Subsidiaries’ business. Neither the operation of the Company nor any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon.
2.12    Tangible Property. Except as set forth in Section 2.12 of the Disclosure Schedule, the Company and each of its Subsidiaries have good and valid title to, or, in the case of leased tangible properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) Liens for Taxes not yet due and payable or those Taxes being contested in good faith through appropriate proceedings and for which there are adequate accruals, in accordance with GAAP, (c) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially

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interfere with the present use of the property subject thereto or affected thereby and (d) other Permitted Liens. The material items of equipment owned or leased by the Company and each of its Subsidiaries (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) in good operating condition, subject to normal wear and tear.
2.13    Intellectual Property.
(a)    Disclosures. Section 2.13(a) of the Disclosure Schedule accurately identifies and describes: (i) each Company Product (by name and version number); (ii) (A) each item of Registered IP in which the Company or any of its Subsidiaries has or purports to have an ownership interest, (B) the record owner, and, if different, the legal and beneficial owner, of such item of such Registered IP, (C) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number, and (D) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant; (iii) all material unregistered trademarks owned or used by the Company or any of its Subsidiaries; (iv) (A) all Licensed IP Contracts (other than Open Source Software and software licensed under a Non-Negotiated Vendor Contract), the terms of which identify the Licensed IP licensed thereunder, and (B) whether the license or licenses so granted to the Company or any of its Subsidiaries are exclusive or nonexclusive; and (v) each Company IP Contract, other than (A) non-disclosure agreements substantially in the form of a Standard Form IP Contract, (B) nonexclusive licenses pursuant to Standard Form IP Contracts that have been entered into in the ordinary course of business, and (C) rights granted to contractors or vendors to use Company IP for the sole benefit of the Company or any of its Subsidiaries.
(b)    Standard Form IP Contracts. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.
(c)    Ownership Free and Clear. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company and its Subsidiaries exclusively own all right, title and interest to and in the Company IP, free and clear of any Liens (other than Permitted Liens and non-exclusive licenses entered into in the ordinary course of business), including all Intellectual Property and Intellectual Property Rights embodied by or incorporated in the Company Products (but excluding Licensed IP). Without limiting the generality of the foregoing:
(i)    except as set forth in Section 2.13(c)(i) of the Disclosure Schedule, each Employee or other Person who is or was involved in the authorship, invention, creation, conception or development of any Intellectual Property or Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement to irrevocably assign (subject to 17 U.S.C. § 203(a)) all such Intellectual Property and such Intellectual Property Rights to the Company and its Subsidiaries;
(ii)    except as set forth on Section 2.13(c)(ii) of the Disclosure Schedule, no Employee or former employer of any Employee has any claim, right or interest (including the right to obtain any claim, right or interest) to or in any Company IP;
(iii)    except as set forth on Section 2.13(c)(iii) of the Disclosure Schedule, no funding, facilities, resources or personnel of any Governmental Entity or any research or educational institution were used to develop or create any Company IP;
(iv)    except as set forth in Section 2.12(c)(iv) of the Disclosure Schedule, the Company and each of its Subsidiaries have taken all reasonably necessary steps to maintain the confidentiality

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of all proprietary information held by the Company or any of its Subsidiaries, or purported to be held by the Company or any of its Subsidiaries, as a trade secret, including any confidential information or trade secrets provided to the Company or any of its Subsidiaries by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed by the Company or its Subsidiaries or has, to the Company’s Knowledge, actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information;
(v)    Neither the Company nor any of its Subsidiaries have made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations (including any membership commitments or other commitments, promises, submissions, suggestions, statements or declarations that would require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP or otherwise impair or limit the Company or any of its Subsidiaries’ control of any Company IP) in each case to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”), and no patent included in the Company IP (i) is subject to any commitment that would require the grant of any license or other right to any Person or otherwise limit the Company’s control of any Company IP or (ii) has been identified by the Company or, to the Knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization;
(vi)    the Company or any of its Subsidiaries owns or otherwise has, and after the Closing will continue to have, all Intellectual Property Rights and Intellectual Property needed to conduct the business of such entity as currently conducted by such entity;
(vii)    all Company IP will be fully transferable and alienable by the Company or one or more of its Subsidiaries (as applicable) at the Closing without restriction and without payment of any kind to any Person, in each case except as set forth in Section 2.13(c)(vii) of the Disclosure Schedule;
(viii)    no Company IP is subject to any Action that restricts in any manner the use, offer for sale, sale, license, practice and other exploitation thereof or that would reasonably be expected to have an adverse effect on the use, validity or enforceability thereof that would be material to business or operations of the Company or any of its Subsidiaries; and
(ix)    the Company or one of its Subsidiaries (as applicable) has the exclusive right to bring an Action against a third party for infringement or misappropriation of the Company IP.
(d)    Valid and Enforceable. No trademark (whether registered or unregistered), trade name, domain name or otherwise protected designation (e.g., worktitle) owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered), trade name or domain name owned, used or applied for by any other Person. To the Company’s Knowledge and except as set forth on Section 2.13(d) of the Disclosure Schedule, each item of Company IP that is Registered IP is valid, subsisting and enforceable, and at all times has been in material compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline, except that no representation or warranty is made with respect to the validity, subsistence, or enforceability of pending applications. To the Company’s Knowledge and except as set forth on Section 2.13(d) of the Disclosure Schedule, there is no basis for a claim that any Company IP is invalid or, except for pending applications, unenforceable. Except as set forth in Section 2.13(d) of the Disclosure Schedule, there are no actions that must be taken by the Company or any of its Subsidiaries within six (6) months of the Agreement

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Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Registered IP. No issuance or registration obtained and no application filed by the Company or any of its Subsidiaries in connection with the Company IP has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or its Subsidiary, as applicable, has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.
(e)    Effects of the Mergers. Except as set forth on Section 2.13(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Mergers or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien (other than Permitted Liens) on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Section 2.13(a) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) except to the extent contemplated by the Mergers or any of the other Transactions, the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property or Intellectual Property Rights owned by, or licensed to, Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries); or (v) payment of any royalties or other license fees with respect to Intellectual Property Rights of any other Person in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the Transactions.
(f)    No Third Party Infringement of Company IP. To the Knowledge of the Company as of the Agreement Date, no Person has infringed, misappropriated, or otherwise violated, and, to the Knowledge of the Company as of the Agreement Date, no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Neither the Company nor any of its Subsidiaries have brought any Actions alleging (i) infringement, misappropriation or other violation of any Company IP or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Company IP, and, to the Knowledge of the Company as of the Agreement Date, there do not exist any facts which could currently reasonably be expected to form the basis of any such Action. Neither the Company nor any of its Subsidiaries have entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the Company IP. Section 2.13(f) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence, as of the Agreement Date, that has been sent or otherwise delivered by or to the Company or any of its Subsidiaries or representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.
(g)    Use of Licensed IP. Except as set forth on Section 2.13(g) of the Disclosure Schedule, all Intellectual Property and Intellectual Property Rights that are used, held for use or practiced by the Company or any of its Subsidiaries but are not owned or purported to be owned by the Company or such Subsidiary, as applicable, are validly licensed to the Company or such Subsidiary, as applicable, pursuant to: (i) a Licensed IP Contract set forth on Section 2.13(a) of the Disclosure Schedule, (ii) a license for Open Source Software listed in Section 2.13(m)(i) of the Disclosure Schedule or (iii) a Non-Negotiated Vendor Contract that has been Made Available. The Company has valid written licenses in respect of all Licensed IP of sufficient scope to permit the Company and each of its Subsidiaries to conduct their businesses as currently conducted without infringing or violating the rights of any other Person. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other Person, is in breach of any Licensed IP Contract.

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(h)    Sufficiency of IP. The Company IP and the Licensed IP together constitute all of the Intellectual Property and Intellectual Property Rights necessary and sufficient to operate the businesses of the Company and each of its Subsidiaries as currently conducted.
(i)    No Infringement of Third Party IP Rights. Except as set forth in Section 2.5(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has ever infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and the conduct of the business of the Company and each of its Subsidiaries, when conducted by the Company and each of its Subsidiaries in substantially the same manner after the Agreement Date and by Parent or its Subsidiaries after the Closing Date, will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person (including patents issuing on patent applications filed as of the Agreement Date), violate any proprietary right (including rights of privacy or publicity) of any Person, or constitute unfair competition or trade practices under any Legal Requirement.
(j)    No Harmful Code. None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Harmful Code”).
(k)    Company IT Assets. All Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the operation of the Company’s and each of its Subsidiaries’ businesses (collectively, the “Company IT Assets”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of such businesses.
(l)    Security Measures. The Company and each of its Subsidiaries have taken commercially reasonable steps and implemented reasonable procedures to ensure that the information technology systems used by the Company and its Subsidiaries in connection with the operation of the businesses of the Company and each of its Subsidiaries are free from any Harmful Code. The Company and each of its Subsidiaries have commercially reasonable disaster recovery and security plans, procedures and facilities for the businesses of the Company and each of its Subsidiaries, and have taken all reasonable steps consistent with (or exceeding) generally recognized industry standards to safeguard the Company Software and Company IT Assets from unauthorized access, disclosure or use by any Person.
(m)    Use of Open Source Code.
(i)    Section 2.13(m)(i) of the Disclosure Schedule accurately identifies and describes (in the format requested by Parent) each item of Company Software that is subject to any version of the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) (collectively, “Open Source Software”) that is or has been included, incorporated or embedded in, linked to, combined, distributed, or made available with, or used in the delivery or provision of any Company Product and, with respect to those licenses that are “copyleft” or “viral” (the “Copyleft Licenses”), the manner in which such Open Source Software is or has been included, incorporated or embodied in, linked to, combined, distributed

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or made available with, or used in the development of any Company Product (such description shall include, without limitation, whether (and, if so, how) the Open Source Software subject to such Copyleft Licenses was modified and/or distributed by the Company or any of its Subsidiaries).
(ii)    Except as disclosed in Section 2.13(m)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has used, modified, or distributed any Open Source Software in a manner that: (i)  could reasonably be expected to or does require (or could reasonably be expected to or does condition the use or distribution of such Open Source Software on) the disclosure, licensing or distribution of any source code for any Company IP or any portion of any Company Product other than such Open Source Software; (ii) could reasonably be expected to or does require the licensing or disclosure of any Company IP, or any portion of any Company Product other than such Open Source Software, for the purpose of making derivative works; (iii)  could reasonably be expected to or does otherwise impose any material limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company IP, including restrictions on the consideration to be charged for the distribution of any portion of any Company Product; (iv) creates material obligations for the Company or any of its Subsidiaries with respect to Company IP or grants to any Person any rights or immunities under Company IP; or (v) imposes any other material limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any portion of any Company Product.
(iii)    Except as disclosed in Section 2.13(m)(iii) of the Disclosure Schedule , the Company and each of its Subsidiaries have complied with all of the terms and conditions of each applicable license for Open Source Software, including all requirements pertaining to attribution and copyright notices.
(n)    No License of Source Code. No source code for any Company IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the Agreement Date, an Employee, including under any license for Open Source Software, except for javascript modules that are delivered to end users in source code form in the ordinary course of business (as described on Section 2.13(n) of the Disclosure Schedule). Neither the Company nor any of its Subsidiaries have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or any other Person who is not, as of the Agreement Date, an Employee of the Company or any of its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the Agreement Date, an Employee of the Company or any of its Subsidiaries (except for the javascript modules described on Section 2.13(n) of the Disclosure Schedule).
(o)    Marketing Communications. Recipients of any communications initiated by or for the Company or any of its Subsidiaries have, to the extent required by applicable Legal Requirements, consented to receive such communications, and the Company and each of its Subsidiaries and all Persons performing for the Company and each of its Subsidiaries have at all times complied with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state anti-spam laws, and all other Legal Requirements relating to marketing, promotion, email harvesting, and the transmission of unsolicited communications.
(p)    Private Data. Section 2.13(p) of the Disclosure Schedule describes the categories of Private Data collected, used, or disclosed by the Company or any of its Subsidiaries and identifies each Company Database in which Personal Data or other confidential or proprietary data or information presently is maintained by the Company or any of its Subsidiaries, the means by which the Private Data in such Company Database was collected, the means by which it is used or disclosed, and the security policies that

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have been adopted and maintained with respect to each such Company Database. No breach or violation of any such security policy has occurred or is threatened, and there has been no loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of the Private Data or other data or information in any of the Company Databases. The Company has Made Available all reports prepared by or for the Company or any of its Subsidiaries relating to all data security-related audits of the Company or any of its Subsidiaries performed (in whole or in part) in the twenty-four (24) months prior to the Agreement Date.
(q)    Privacy Policies and Privacy Legal Requirements. Section 2.13(q) of the Disclosure Schedule identifies (i) (by effective date) each Company Privacy Policy that the Company or any of its Subsidiaries has made publicly available (“Public Privacy Policy”) in effect at any time since the inception of the Company and its Subsidiaries and identifies the period of time during which such Public Privacy Policy was in effect and (ii) any other Company Privacy Policy currently in effect. All Company Privacy Policies have been Made Available. The Company and each of its Subsidiaries at all times has posted the applicable Public Privacy Policy(ies) on each of its websites, applications, and other online services (“Company Sites”), in a manner readily available to visitors and current and potential users and in material compliance with all Privacy Legal Requirements. No statement on any Company Product or any Company Site, or in any Company Privacy Policy, has been in violation of any Privacy Legal Requirement. The Company and its Subsidiaries have complied in all material respects at all times with all: Company Privacy Policies, all Privacy Legal Requirements, and all filings, registrations and certifications made with respect to such Privacy Legal Requirements. The execution, delivery and performance of this Agreement and any Related Agreements and the consummation of the Transactions will comply with all Company Privacy Policies and Privacy Legal Requirements. The Company and its subsidiaries have full rights, without necessity of separate consent, to transfer to Parent all Private Data collected or otherwise maintained by or for the Company and its Subsidiaries. The Company has complied at all times with any obligations relating to Private Data of any third party under the terms of any Contracts to which the Company or its Subsidiaries is or has been a party. Section 2.13(q) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct, and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company, any of its Subsidiaries, or any of their representatives regarding any actual, alleged or suspected violation of any Privacy Legal Requirement by the Company, any of its Subsidiaries, or any Person performing for the Company or any of its Subsidiaries, any of the Company’s or any of its Subsidiaries’ customers or users (to the extent relating to a Company Product or Company Site or any activities of any Person performing for the Company or any of its Subsidiaries) or any Company Product or Company Site, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. As of the Agreement Date, there is not and has not been any complaint to, or any audit, proceeding, inquiry, investigation (formal or informal) or Action of or against the Company, any of its Subsidiaries, or any of their customers (in the case of customers, to the extent relating directly to any Company Product or Company Site or the practices of the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries) by any private party, the Federal Trade Commission, any state attorney general or any other Governmental Entity, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by or for the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the Agreement Date there are no facts or circumstances that would reasonably be expected to constitute a reasonable basis for such an Action. There has been no Order or government or third-party settlement affecting in any material respect the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by or for the Company or any of its Subsidiaries.

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(r)    Private Data Processing Agreements. The Company has Made Available a true, correct and complete copy of each standard form of Company Private Data Processing Contract used by the Company and each of its Subsidiaries at any time, including each standard form of each of the following, as applicable: (i) data storage or hosting agreements; (ii) agreements involving the purchase, license, use or transfer of Private Data; and (iii) professional services, outsourced services, data processing, or consulting agreements. Section 2.13(r) of the Disclosure Schedule accurately identifies each Company Private Data Processing Contract that deviates in any material respect from the corresponding standard form agreement Made Available pursuant to this Section 2.13(r).
(s)    Private Data Protection Practices. Section 2.13(s) of the Disclosure Schedule sets out: (i)  a description of the complaints process, and a list of all complaints or claims received as of the Agreement Date by the Company and each of its Subsidiaries, or to the Company’s Knowledge, their customers or any other Person in respect of the Private Data collected, used or disclosed by the Company and each of its Subsidiaries, their customers, or such other Person (in each case to the extent relating to the Company Products or activities by or for the Company or any of its Subsidiaries), to the extent not otherwise specified on Section 2.13(s) of the Disclosure Schedule (excluding complaints or claims that are not, and were not at the time of such question or complaint, material to the Company or its Subsidiaries); (ii) a general description of the access and security safeguards in place in respect of the Private Data maintained by the Company and each of its Subsidiaries, including computer security, password protection and physical security and employee training programs with respect to compliance with Privacy Legal Requirements and Private Data retention and disposal programs; (iii) a description of the process, protocols and/or technologies used to comply with Do Not Track signals, with consumer opt-outs related to self-regulatory programs, and with other consumer preferences; (iv) a general description of the process used by the Company or any of its Subsidiaries towards anonymization, privacy and deletion of Private Data; and (v) a list of the individuals employed by the Company or any of its Subsidiaries who are currently designated as responsible for overseeing the Company Privacy Policies and compliance with Privacy Legal Requirements. The Company and each of its Subsidiaries has at all times made all disclosures to, and obtained any necessary consents from, users, consumers, customers, employees, contractors, and other applicable Persons to the extent required by applicable Privacy Legal Requirements and has filed any required registrations with the applicable data protection authority so required. A list of such registrations, if any, is set forth in Section 2.13(s) of the Disclosure Schedule. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has provided appropriate notice to, and received affirmative express consent from, all natural persons prior to any Company Product disclosing or making available to any other Person any content that the Company or any of its Subsidiaries has characterized as, or that such person reasonably would consider, confidential, private, or unsuitable for disclosure to such Persons (including other members of such person’s company or organization), and the Company and its Subsidiaries have honored all Do Not Track signals and consumer out-opt preferences and have not used Flash cookies, local share objects, “super” cookies or other technologies that re-spawn, have no or unreasonable expiration dates or are otherwise designed to circumvent consumer preferences. The Company and its Subsidiaries only receive Private Data from third-party sources when such third-party sources have obtained all necessary consents and permissions to (i) share such Private Data with the Company or its Subsidiary, as applicable, and (ii) for the Company or its Subsidiary to use and disclose it in the manner the Company or its Subsidiary, as applicable, has used or disclosed such Private Data. Except as set forth on Section 2.13(s) of the Disclosure Schedule, the Company and its Subsidiaries do not collect or receive Private Data in, or in connection with the administration or provision of, the Company Products that is financial or health data or is considered sensitive data under any Privacy Legal Requirement. Except as set forth on Section 2.13(s) of the Disclosure Schedule, the Company and its Subsidiaries function, and at all times have functioned, solely as data processors (and not as data controllers) under Privacy Legal Requirements. Neither the Company nor any of its Subsidiaries, or any Person performing services for the Company or any of its Subsidiaries, has attempted to append or combine Personal Data with Behavioral

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Data or attempted to reverse engineer Private Data in a manner intended to de-anonymize data. Neither the Company nor any of its Subsidiaries has used Private Data of a customer to benefit the Company’s algorithms. Neither the Company nor any of its Subsidiaries has made any statement to the general public regarding any privacy or information security practices applicable to any Private Data other than those made in the Public Privacy Policies specified on Section 2.13(s) of the Disclosure Schedule.
2.14    Material Contracts.
(a)    Section 2.14(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, including all amendments and modifications thereto, in effect as of the Agreement Date, (x) to which the Company or any of its Subsidiaries is a party or (y) by which the Company or any of its Subsidiaries or any of their respective assets is bound (the Contracts described below, whether or not set forth in Section 2.14(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts”):
(i)    that is with (A) a Top Customer or (B) a Top Supplier;
(ii)    pursuant to which the Company or any of its Subsidiaries has been appointed a partner, reseller or distributor or OEM;
(iii)    pursuant to which the Company or any of its Subsidiaries has appointed another party as a partner, reseller, or distributor or OEM;
(iv)    pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any Company Product to any third party on a most favored pricing basis or similar terms;
(v)    pursuant to which the Company or any of its Subsidiaries is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;
(vi)    pursuant to which the Company has an obligation to assign Intellectual Property Rights;
(vii)    prohibiting or imposing any material restriction on the right or ability of the Company or any of its Subsidiaries: (A)  to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (B) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (C) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, or to sell any product or other asset to or perform any services for any other Person; or (E) to develop or distribute any technology;
(viii)    set forth or required to be set forth in Sections 2.13(a) or 2.13(r) of the Disclosure Schedule;
(ix)    that is a collectively bargained agreement or similar Contract, including any Contract with any union, works council, personnel delegates or similar labor entity;

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(x)    that is with an Employee, trainee, freelancer or temporary worker, except for (A) any Employee offer letters that are terminable at-will and do not provide for any severance, separation, or change of control payments or benefits, (B) any Contract entered into with an Employee relating to the grant of a Company Option that is described on Schedule 2.5(d) of the Disclosure Schedule or has otherwise been Made Available and (C) any Employee Contract that is a Standard Form IP Contract;
(xi)    pursuant to which the Company or any of its Subsidiaries have granted outstanding powers of attorney;
(xii)    that grants any severance or termination pay or benefits or post-termination payments (in cash or otherwise) to any Employee, contractor, firm or other organization;
(xiii)    that is with insurance companies covering healthcare, disability, and pension schemes in force in the Company or any of its Subsidiaries;
(xiv)    that is a Lease Agreement;
(xv)    relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;
(xvi)    relating to the settlement of any Action;
(xvii)    relating to (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities, except in the ordinary course of business;
(xviii)    relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien (other than a Permitted Lien or a non-exclusive license entered into in the ordinary course of business consistent with past practice) with respect to any asset of the Company or any of its Subsidiaries;
(xix)    involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement by or for the benefit of the Company or its Subsidiaries (other than Contracts containing indemnity provisions on customary terms and entered into in the ordinary course of business consistent with past practice);
(xx)    creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities with another Person that is not the Company or its Subsidiaries;
(xxi)    relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party (other than ordinary course employment offer letters containing no severance, change of control or notice provisions (other than as required by applicable Legal Requirements), subscription agreements for Company Common Stock owned by such Interested Party and option grant and exercise agreements);
(xxii)    constituting any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor of a Governmental Entity, or under which any Governmental

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Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity; and
(xxiii)    that has a term of more than sixty (60) days and may not be terminated by the Company or any of its Subsidiaries (without penalty or any post-termination support, maintenance, engineering or similar obligations) within sixty (60) days after the delivery of a termination notice by the Company or any of its Subsidiaries;
(xxiv)     that provides for the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate; or (II) the performance of services having a value in excess of $50,000 in the aggregate.
(b)    The Company has Made Available true, correct and complete copies of all written Material Contracts, including all amendments thereto. Section 2.14(b) of the Disclosure Schedule provides an accurate description of the material terms of any Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable against the Company or any of its Subsidiaries (as applicable) and, to the Knowledge of the Company, by the Company or any of its Subsidiaries (as applicable) in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Material Contract. To the Knowledge of the Company, no circumstance or condition exists, or no event has occurred, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a violation or breach by the Company or any Subsidiary, or, to the Company’s Knowledge, by the applicable counter-party to any Material Contract, of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. As of the Agreement Date, neither the Company nor any of its Subsidiaries have received any written notice or, to the Company’s Knowledge, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract. Neither the Company nor any of its Subsidiaries have affirmatively waived any of its material rights under any Material Contract. No Person has a right set forth in the terms of any Material Contract to renegotiate any amounts paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract.
(c)    Section 2.14(c) of the Disclosure Schedule identifies and provides a brief description (or Company has Made Available a copy of the most current draft) as of the Agreement Date of each proposed Contract under negotiation as of the Agreement Date that the Company reasonably expects to constitute a Material Contract hereunder if in effect on the Agreement Date and as to which any written bid, offer, award, proposal, term sheet or similar document has been submitted or received by the Company and each of its Subsidiaries (excluding any Contract contemplated by the Mergers and the Transactions).
2.15    Employee Benefit Plans.
(a)    Schedule. Section 2.15(a)(1) of the Disclosure Schedule contains an accurate and complete list of each currently active Company Employee Plan and each currently active Employee Agreement, including any specific Employee Agreement providing severance or post-termination payments and/or benefits and, except as contained in the standard Company option grant agreement with respect to the grant of Company Options Made Available, any specific Employee Agreement providing any specific

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obligations in case of change of control of the Company. No Person, other than an Employee, is or was a member or former member of any Company Employee Plan. Except as set forth on Section 2.15(a) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by applicable Legal Requirements or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement). Section 2.15(a)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title, supervisor, annual salary or base wages, commissions (both commission target and earned commissions for the current year), bonus (target, maximum and any amounts paid for the current year), overtime classification, organization of working time (full time, part time, or temporary), overtime hours and accrued but unpaid vacation balances of each current employee of the Company and each of its Subsidiaries as of the Agreement Date, and including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. To the Knowledge of the Company, no employee listed on Section 2.15(a)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.15(a)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries.
(b)    Documents. The Company and each of its ERISA Affiliates has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group or other insurance contracts related to each Company Employee Plan, (vi) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (vii) all correspondence and/or notifications to or from any Governmental Entity relating to any Company Employee Plan, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (x) the most recent IRS determination, opinion, notification or advisory letters, if any, issued with respect to each Company Employee Plan. To the Knowledge of the Company, there is no fact, condition, or circumstance since the date the documents were provided in accordance with this paragraph (b) which would materially adversely affect the information contained therein and, in particular, and without limiting the generality of the foregoing, except to the extent contemplated by the Mergers and the other Transactions contemplated hereby, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. No verbal promises or representations have been made to any Employees by the Company or its Subsidiaries to increase their compensation or to continue their employment for any specific duration.
(c)    Employee Plan Compliance. Except as set forth on Schedule 2.15(c) of the Disclosure Schedule, the Company and its ERISA Affiliates have performed all material obligations required

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to be performed by them under, and are in material compliance with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in material accordance with its terms and in material compliance with all applicable Legal Requirements, statutes, orders, rules and regulations, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the date of such letter that has or is reasonably likely to affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Actions pending or to the Company’s Knowledge threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Times in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to other benefits, other than bonuses, commissions, payments or amounts due under other compensation or equity plans, that were previously earned, vested or accrued under Company Employee Plans prior to the First Effective Time). There are no audits, inquiries or proceedings pending or to the Company’s Knowledge, threatened, by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and its ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and/or pursuant to applicable Legal Requirements.
(d)    Bonus Plan Compliance. The Company and each of its Subsidiaries is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any payments, Taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.
(e)    No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(f)    No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
(g)    Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).
(h)    No Post-Employment Obligations. No Company Employee Plan, Employee Agreement or any International Employee Plan provides, or reflects or represents any liability to provide,

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post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and neither the Company nor any of its Subsidiaries have ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination, retiree or post-employment life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements. Section 2.15(h) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or any of its Subsidiaries or otherwise) relating to such former Employee’s service with the Company or any of its Subsidiaries; and (ii) briefly describes such benefits.
(i)    Effect of Mergers. Except as set forth on Section 2.15(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Mergers or the other Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) increase any payments or benefits otherwise payable or to be provided by the Company or any of its Subsidiaries, (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code or (v) increase the costs to the Company or any Subsidiary or impose a loss to any Employee under any Company Employee Plan (including but not limited to as a result of the termination of any Company Employee Plan following the Closing).
2.16    Employment Matters.
(a)    Compliance with Employment Laws. The Company and each of its Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, employee classification, Tax withholding, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by applicable Legal Requirements or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or social security contributions or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Company’s Knowledge, threatened claims or actions against the Company or any of its Subsidiaries or any trustee under any worker’s compensation policy or long-term disability policy of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Except as set forth on Section 2.16(a) of the Disclosure Schedule, the services provided by each of the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to other benefits, other

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than bonuses, commissions, payments or amounts due under other compensation or equity plans, that were previously earned, vested or accrued under Company Employee Plans prior to the First Effective Time). Section 2.16(a) of the Disclosure Schedule lists all liabilities of the Company and each of its Subsidiaries to any Employee, that would result from the termination by the Company or any of its Subsidiaries or Parent of such Employee’s employment or provision of services, other than those referred to in Section 2.15(i) or disclosed on Section 2.15(i) of the Disclosure Schedule. Neither the Company nor any ERISA Affiliate has direct or, to the Knowledge of the Company, indirect, liability with respect to any misclassification of any person as an independent contractor, intern and/or temporary worker rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages.
(b)    Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no Actions, labor disputes or grievances pending or, to the Company’s Knowledge, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has taken any action that would constitute a "plant closing" or "mass layoff" within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.
(c)    No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency that would interfere with such person’s ability to promote the interests of the Company and each of its Subsidiaries. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s and each of its Subsidiaries’ business as presently conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s and each of its Subsidiaries’ business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, Employees, or consultants is now bound.
2.17    Governmental Authorizations. Each material notification, consent, license, permit, grant or other authorization issued or granted by a Governmental Entity (a) pursuant to which the Company and each of its Subsidiaries currently operates or (b) which is required for the operation of the Company’s and each of its Subsidiaries’ business as currently conducted (collectively, “Company Authorizations”) has been issued or granted by a Governmental Entity to the Company or its Subsidiaries, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required by applicable Legal Requirements to permit the Company and each of its Subsidiaries to operate or conduct its businesses or hold any interest in its properties or assets material to the conduct of its businesses, and, to the Knowledge of the Company, none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue

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of the completion of the Mergers. The Company and each of its Subsidiaries for the past three (3) years have been in compliance in all material respects with the terms and conditions of the Company Authorizations.
2.18    Litigation. Except as set forth on Section 2.18 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, its properties, assets (tangible or intangible), or, to the Knowledge of the Company, any of its officers or directors (in their capacities as such), nor, to the Knowledge of the Company, is there any reasonable basis therefor. Except as set forth on Section 2.18 of the Disclosure Schedule, no Governmental Entity has delivered written notice to the Company or any of its Subsidiaries challenging or questioning the Company or any of its Subsidiaries with respect to the legal right of the Company or any of its Subsidiaries to conduct their operations as presently or previously conducted. Except as set forth on Section 2.18 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Closing, nor, to the Knowledge of the Company, is there any reasonable basis therefor.
2.19    Insurance. Section 2.19 of the Disclosure Schedule lists all insurance policies (by policy number, insurer, annual premium, expiration date and amount and scope of coverage) held by the Company and its Subsidiaries, copies of which have been Made Available to Parent. Except as set forth on Schedule 2.19 of the Disclosure Schedule, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company and its Subsidiaries have never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
2.20    Compliance with Legal Requirements.
(a)    General. Except as is not material, the Company and each of its Subsidiaries have complied with all Legal Requirements and are not in violation of any Legal Requirement. As of the Agreement Date, neither the Company nor any of its Subsidiaries have received any written notices of suspected, potential or actual material violation with respect to any Legal Requirement.
(b)    Export Control Laws. The Company and each of its Subsidiaries have at all times conducted its export and re-export transactions in accordance in all material respects with (x) all applicable U.S. export and re-export control Legal Requirements, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State, and (y) all other applicable import/export controls in other countries in which the Company and each of its Subsidiaries conduct business. Without limiting the foregoing, (i) the Company and each of its Subsidiaries have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries are in compliance in all material respects with the terms of all applicable Export Approvals; (iii) as of the Agreement Date, there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or export or re-export transactions; (iv) no Export Approvals for the

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transfer of export licenses to Parent or the Surviving Corporation are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) Section 2.20(b) of the Disclosure Schedule sets forth as of the Agreement Date the true, correct and complete export control classifications applicable to the Company’s and each of its Subsidiaries’ products, services, software and technologies.
(c)    Anticorruption Laws. The Company and each of its Subsidiaries (including any of its officers, directors, agents, Employees or, to the Knowledge of the Company, other Person associated with or acting on their behalf) has not, directly or indirectly, (a) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar anti-corruption or anti-bribery Legal Requirements (including the United Kingdom Bribery Act of 2010) applicable to the Company or any Company Subsidiary in any jurisdictions other than the United States (in each case, as in effect at the time of such action) (collectively, the “Anti-Corruption Requirements”), (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (d) made, offered or authorized any bribe or unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established internal controls and procedures designed to ensure compliance with the Anti-Corruption Requirements.
(d)    Environmental Laws. Neither the Company nor any of its Subsidiaries have released any amount of any Hazardous Material. To the Knowledge of the Company, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company and its Subsidiaries have at any time owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries have transported, stored, used, manufactured, disposed of, released or, to the Knowledge of the Company, exposed their employees or others to Hazardous Materials in violation of any Legal Requirement or in a manner that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries, nor have the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.
2.21    Interested Party Transactions. Except as set forth on Section 2.21 of the Disclosure Schedule, no officer, director or, to the Knowledge of the Company, any other stockholder or employee of the Company (nor, to the Company’s Knowledge, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest or is otherwise Affiliated with) (each, an “Interested Party”), has, or has had directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company or any of its Subsidiaries furnish or sell, or propose to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party, other than, in each of cases (i)-(iii), employment arrangements and agreements related to Company Options between the Company and such Interested Party that have been Made Available to Parent; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.21. Notwithstanding the foregoing, no disclosure will be required under this Section 2.21 with respect to any interest or arrangement of the type described in the preceding sentence held by or involving any portfolio companies of any venture capital, private equity or angel investor in the Company who are not Continuing Employees to the extent such interests or arrangements were entered into or are otherwise subject

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to arms-length, commercially reasonable terms negotiated in the ordinary course of business consistent with past practice. Except as otherwise set forth in the Certificate of Incorporation or bylaws of the Company or its Subsidiaries, there are no Contracts with regard to contribution or indemnification between or among any of the Stockholders to which the Company or any Subsidiary is a party. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company or any of its Subsidiaries have been on an arms-length basis on terms no less favorable to the Company or such Subsidiary than would be available from an unaffiliated party.
2.22    Books and Records. Except as set forth on Section 2.22 of the Disclosure Schedule, the minute books of the Company and each of its Subsidiaries have been Made Available, are complete and up-to-date in all material respects, and have been maintained in all material respects in accordance with sound and prudent business practice. The minutes of the Company and each of its Subsidiaries contain, in all material respects, true, correct and complete records of all material actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. The Company and each of its Subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries have engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company.
2.23    Brokers Fees. Other than as set forth on Section 2.23 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving LLC incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.
2.24    Top Customers and Top Suppliers.
(a)    Section 2.24(a) of the Disclosure Schedule contains a true and correct list of the top twenty five (25) currently active distributors, licensees or other customers of Company Products by revenues generated in connection with such customers for the 12 month period ending on the Balance Sheet Date (each such customer, a “Top Customer”). As of the Agreement Date, neither the Company nor any of its Subsidiaries have received written or, to the Knowledge of the Company, oral notice, nor does the Company have Knowledge (without inquiry or investigation), that any Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or any of its Subsidiaries consistent with past custom and practice.
(b)    Section 2.24(b) of the Disclosure Schedule contains a true and correct list of the top twenty five (25) currently active suppliers of the Company and its Subsidiaries, whether of products, services, Intellectual Property Rights or otherwise, by dollar volume of sales and purchases, respectively, for the 12 month period ending on the Balance Sheet Date (each such supplier, a “Top Supplier”). As of

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the Agreement Date, neither the Company nor any of its Subsidiaries have received written or, to the Knowledge of the Company, oral notice, nor does the Company have Knowledge (without inquiry or investigation), that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company and its Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or any of its Subsidiaries consistent with past custom and practice.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE MERGER SUBS
Each of Parent and the Merger Subs hereby represents and warrants to the Company as follows:
3.1    Organization and Standing. Each of Parent and Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each of Parent and each Merger Sub is duly qualified or licensed to do business and in good standing as a foreign corporation in each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to Parent’s or such Merger Sub’s business as currently conducted, other than to the extent that a failure be so qualified or licensed in any such other jurisdiction would not have a Parent Material Adverse Effect. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities, conducted any operations or incurred any liabilities other than in connection with the transactions contemplated by this Agreement. Parent owns beneficially and of record all outstanding capital stock or membership interests of the Merger Subs, and no other Person holds any capital stock or membership interests of either Merger Sub nor has any rights to acquire any interest in either Merger Sub.
3.2    Authority and Enforceability. Parent and each Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Mergers and the other Transactions. The execution and delivery by Parent and each Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Mergers and the other Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and each Merger Sub. This Agreement and any Related Agreements to which Parent and/or the Merger Subs are a party have been duly executed and delivered by Parent and each Merger Sub and constitute the valid and binding obligations of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with their terms, subject to the Enforceability Limitations.
3.3    Governmental Approvals and Consents. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or either Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or either Merger Sub is a party or the consummation of the Mergers and the other Transactions, except for (a) such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, (c) the filing of the Certificates of Merger with the Secretary

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of State of the State of Delaware, and (d) such other consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.
3.4    No Conflicts. Assuming compliance with the regulatory measures, if any, described in Section 3.3 hereto, the execution and delivery by Parent and the Merger Subs of this Agreement and any Related Agreement to which Parent or any of its Subsidiaries is a party, and the consummation of the Mergers or any other Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the organizational documents of Parent and the Merger Subs, as amended, (b) any Contract to which Parent, either of the Merger Subs or any of its other Subsidiaries is a party or by which any of their respective properties or assets is bound or (c) any Legal Requirement or Order applicable to Parent, either of the Merger Subs or any of its other Subsidiaries or any of their respective properties or assets (whether tangible or intangible).
3.5    SEC Reports and Financial Statements.
(a)    Parent has filed all forms, reports and documents required to be filed by it with the SEC since April 14, 2009. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since April 14, 2009 and prior to the Agreement Date (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.
(b)    The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).
3.6    Total Stock Consideration.  The Parent Common Stock to be issued by Parent as part of the Total Consideration has been duly authorized, and upon consummation of the First Merger and the issuance of such shares of Parent Common Stock pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, and will be free of restrictions on transfer, other than the restrictions set forth in this Agreement, the Lock-Up Agreements and the Joinder Agreements and under applicable state and federal Legal Requirements.
3.7    Cash Resources.  At the First Effective Time, Parent will have sufficient cash resources to pay the Total Cash Consideration pursuant to this Agreement.
3.8    Brokers Fees . None of Parent or either Merger Sub have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement

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or any transaction contemplated hereby, nor will Parent or the Surviving LLC incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent or either Merger Sub.
ARTICLE IV
CONDUCT OF COMPANY BUSINESS
DURING PENDENCY OF TRANSACTION
4.1    Affirmative Obligations. During the period from the Agreement Date and continuing until the earlier of the valid termination of this Agreement pursuant to Section 9.1 or the First Effective Time (such period, the “Pre-Closing Period”), except as expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, the Company shall conduct the business of Company and its Subsidiaries in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted (including maintaining working capital and cash management practices, collecting receivables, paying payables (including the writing and mailing of checks with respect thereto) and booking sales), pay all Taxes of the Company and its Subsidiaries when due (subject to Parent’s review and consent to the filing of Tax Returns, as set forth in Section 4.2(p)), pay or perform all other obligations of the Company and its Subsidiaries when due (including the timely withholding, collecting, remitting and payment of all Taxes required under Legal Requirement), and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of, and not give notice of revocation or termination to any of, the present officers and Employees of the Company and its Subsidiaries (other than terminations of non-officer Employees for cause), preserve the assets (including intangible assets) and properties of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Times.
4.2    Forbearance. In furtherance and not in limitation of Section 4.1, during the Pre-Closing Period, except as expressly contemplated by this Agreement, as expressly set forth in Section 4.2 of the Disclosure Schedule or otherwise consented to in advance by Parent, the Company shall not (and shall ensure that each of its Subsidiaries shall not):
(a)    cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any of its Subsidiaries;
(b)    declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any of its Subsidiaries, or split, combine or reclassify any Company Capital Stock or the capital stock of any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any of its Subsidiaries, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any of its Subsidiaries (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any of its Subsidiaries), except in accordance with the agreements evidencing Company Options or Company Notes outstanding and as in effect on the Agreement Date;
(c)    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or the capital stock of any of its Subsidiaries or equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or

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other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any Company Securities, except for the issuance of Company Capital Stock pursuant to (i) Company Notes or (ii) the exercise of Company Options outstanding as of the Agreement Date in accordance with their terms as in effect on the Agreement Date;
(d)    form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;
(e)    make or agree to make any capital expenditure or commitment exceeding $25,000 individually or $50,000 in the aggregate;
(f)    acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any of its Subsidiaries or any business enterprise or division thereof outside the ordinary course of the business of the Company or any of its Subsidiaries consistent with past practice;
(g)     modify or remove any Company Privacy Policy, or publish or make available any new Company Privacy Policy;
(h)    enter into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company IP or any agreement, contract or commitment or modification or amendment to any agreement with respect to Company IP with any Person, (ii) purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person, except in the ordinary course of business consistent with past practice, or (iii) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to their customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any of its Subsidiaries;
(i)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of its Subsidiaries;
(j)    incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien (other than a Permitted Lien or a non-exclusive license entered into in the ordinary course of business consistent with past practice) over any asset of the Company or any of its Subsidiaries or amend the terms of any outstanding loan agreement;
(k)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (excluding indemnity provisions on customary terms in Standard Form IP Contracts entered into in the ordinary course of business consistent with past practice and not otherwise in violation of this Section 4.2);
(l)    make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;
(m)    commence or settle any Action or threat of any Action by or against the Company or any of its Subsidiaries or relating to any of their respective businesses, properties or assets (other than

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routine collections proceedings against customers in the ordinary course of business consistent with past practice);
(n)    pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date or Third Party Expenses;
(o)    adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;
(p)    make or change any material Tax election, adopt or change any Tax accounting method, enter into any agreement in respect of Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than a commercial agreement entered into in the ordinary course of business consistent with past practice, such as a lease or an agreement with a customer or supplier, the principal purpose of which is not the sharing or allocation of Taxes), enter into any transactions giving rise to deferred gain or loss, amend any Tax Return, or file any income Tax Return required to be submitted to Parent for its review in accordance with Section 7.1;
(q)    adopt, amend or terminate, or start a termination process of, any Company Employee Plan or any Employee Agreement, including any indemnification agreement (other than as required by Applicable Law;
(r)    hire any Person or terminate any Current Employee;
(s)    increase or make any other change that would result in increased cost to the Company or any of its Subsidiaries with respect to the salary, wage rate, incentive compensation opportunity (including bonuses and commission payments), employment status, title or other compensation (including equity based compensation whether payable in cash, Company Securities or any other Property) payable or to become payable by the Company or any of its Subsidiaries to any Employee;
(t)    make any declaration, payment, amendment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee;
(u)    cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any of its Subsidiaries;
(v)    send any written communications (including electronic communications) to Employees regarding this Agreement or the Transactions or make any representations or issue any communications (including electronic communications) to Employees that, in each case, are inconsistent with this Agreement or the Transactions, including any representations regarding offers of employment from Parent or a Subsidiary of Parent;

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(w)    (i) terminate, amend, waive, or modify in any material manner relative to such Material Contract or the Company’s or any of its Subsidiaries’ businesses or operations, or violate, the terms of any Material Contract, or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the Agreement Date;
(x)    except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders;
(y)    discount any accounts receivable of the Company or any of its Subsidiaries, or accelerate the collection of any accounts receivable or delay the payment of any accounts payable, outside the ordinary course of business consistent with past practice; or
(z)    take, commit, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2, or any other action that would prevent the Company or any of its Subsidiaries from performing, or cause the Company or any of its Subsidiaries not to perform, their respective covenants or agreements hereunder.
ARTICLE V
ADDITIONAL AGREEMENTS
5.1    Non-Solicitation of Competing Acquisition Proposals.
(a)    Termination of Pending Discussions. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) regarding any Alternative Transaction.
(b)    Non-Solicitation of Competing Acquisition Proposals. During the Pre-Closing Period, the Company and its Stockholders shall not, and shall not permit any of their directors, officers or other employees, Affiliates, agents, or representatives, including their financial, legal or accounting advisors (together, “Company Representatives”), to take any action, directly or indirectly (i) to solicit, initiate, seek, knowingly encourage, or support any inquiry, proposal or offer from, (ii) furnish any information regarding the Company or any of its Subsidiaries (other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of intellectual property in connection therewith) to, (iii) participate in any discussions or negotiations with, or enter into any agreement of any kind (whether binding or non-binding) with, any Person (other than Parent and its directors, officers or other employees, Affiliates, agents, or representatives, including their financial, legal or accounting advisors (together, “Parent Representatives”) acting in their capacities as such) (each, a “Third Party”) regarding (A) any acquisition of all or any material portion of the business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of Company Capital Stock or the capital stock of any of its Subsidiaries (whether or not outstanding), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise, (B) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries (other than an ongoing commercial or strategic relationship in the ordinary course of business consistent with past practice), including any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the Employees or (D) any other similar transaction involving the Company or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice (each, an “Alternative Transaction”); or (iv) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person access to its properties, assets, technologies, books or records, not customarily afforded such access.

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(c)    Notice of Competing Acquisition Proposals. In the event that any Company or any Company Representative shall receive, during the Pre-Closing Period, any inquiry, offer, proposal or indication of interest regarding a potential Alternative Transaction or that could reasonably lead to an Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (b)(ii) above, the Company shall promptly (but in any event, within 48 hours) notify Parent thereof, which notice shall indicate whether the aggregate consideration proposed in such inquiry, offer, proposal or indication of interest is greater than or less than the Total Consideration. For the avoidance of doubt, the Company shall not be required to (i) notify Parent of the identity of the party making any such inquiry, offer, proposal, indication of interest or request, or the specific terms of such inquiry, offer, proposal, indication or request, as the case may be, or (ii) provide a copy of any written material or electronic communications received from such third party.
(d)    Actions of Representatives. The parties hereto understand and agree that any violation of the restrictions set forth above by any Company Representative shall be deemed to be a breach of this Agreement by the Company.
(e)    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
5.2    Stockholder Approval.
(a)    Requisite Stockholder Approval. Immediately following the execution of this Agreement, the Company shall solicit written consent from certain of its Stockholders in the form attached hereto as Exhibit E (the “Stockholder Written Consent”), and shall deliver the Stockholder Written Consent, with votes sufficient to achieve the Requisite Stockholder Approval, to Parent within two (2) hours of the execution of this Agreement. The Company shall promptly deliver to Parent a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. Promptly upon obtaining the Requisite Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent, a Stockholder Written Consent, a Joinder Agreement and a Lock-Up Agreement, and all other notices required pursuant to Delaware Law and the Company shall use its reasonable best efforts to cause each such Stockholder to execute and deliver such Stockholder Written Consent, Joinder Agreement and Lock-Up Agreement to Parent. Such materials submitted to the Stockholders in connection with such Stockholder Written Consents, Joinder Agreements and Lock-Up Agreements shall (i) include an information statement regarding the Company, the terms of this Agreement, and the Mergers, (ii) the unanimous recommendation of the Company’s Board of Directors that the Stockholders should approve this Agreement, the Mergers and the other Transactions, (iii) such other information as Parent and the Company may mutually agree is required or advisable under applicable Legal Requirements, including the notice contemplated by Section  262 of the DGCL and (iv) be subject to reasonable review, comment and approval in all respects by Parent prior to its submission to any Stockholder (the “Information Statement”). Each party agrees that information supplied

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by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Legal Requirements. Notwithstanding the foregoing terms of this Section 5.2(a), the Information Statement shall not contain, and Parent shall not be required to provide, any non-public information of or regarding Parent, its Subsidiaries, or its or its Subsidiaries’ businesses, assets, liabilities, financial condition, results of operations or projections. The Board of Directors of the Company shall not alter, modify, change or revoke the Company Recommendation.
(b)    280G Approvals. The Company shall submit to the Stockholders for approval (in a form and manner satisfactory to Parent), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that separately or in the aggregate, constitute “parachute payments” (which determination shall be made by the Company and shall be subject to review and approval by Parent) (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (the “Section 280G Payments”), such that such 280G Payments shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Closing, the Company shall deliver to Parent evidence satisfactory to Parent that a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (i) the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii)  the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided pursuant to the 280G Waivers, which were duly executed by the affected individuals prior to the date of solicitation of the 280G Approval.
5.3    Governmental Approvals.
(a)    Subject to the terms of Section 5.3(b), each of the Company and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval, waiting period expiration or termination, or consent of any Governmental Entity that may be reasonably required to consummate the Mergers and other Transactions as promptly as possible after the execution of this Agreement. Each of the Company and Parent shall use its commercially reasonable efforts to obtain all such authorizations, approvals, waiting period expirations or terminations, and consents. To the extent permitted by applicable Legal Requirements, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the Mergers and the other Transactions. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Mergers or any other transaction contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a reasonable response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.
(b)    Notwithstanding anything in this Section 5.3 or in Section 5.4, Parent shall not be required to agree to or effect (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company or any of its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company or any of its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full

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rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company or any of its Subsidiaries, or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company or any of its Subsidiaries under any Legal Requirement governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing set forth in this Agreement shall require Parent or the Company to litigate with any Governmental Entity.
(c)    Parent shall, in consultation with the Company and subject to Section 5.3(b), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any applicable antitrust or anti-competition Legal Requirement which would bind the Company irrespective of whether the Mergers occur.
5.4    General Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Mergers and the other Transactions as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Mergers set forth in Article VI, to obtain all necessary waivers, consents, waiting period expirations or terminations, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Mergers and the other Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Nothing contained in this Agreement shall require the Company, Parent or the Merger Subs to litigate with any Governmental Entity. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Mergers and the other Transactions.
5.5    Access to Information. The Company shall afford Parent and the Parent Representatives reasonable access during the period from the Agreement Date and until the earlier of the Effective Times or the valid termination of this Agreement in accordance with its terms to (i) all of the properties, Books and Records and Contracts of the Company and its Subsidiaries, including all Company IP, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirements) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent (except where the Company determines, following consultation with legal counsel, that doing so would result in the loss of attorney-client, attorney work product or similar privilege or protection, in which case the Company shall provide such access and information in such form, including by way of redacting sensitive information, so as to preserve such privilege or protection while providing Parent with as much access and information as reasonably possible). The Company agrees to provide to Parent and its accountants, counsel and other Parent Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions hereof, restrict, impair or otherwise

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affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.
5.6    Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Times such that the condition in Section 6.2(a) would not be satisfied, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition in Section 6.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement; and provided, further that the failure to deliver a notice pursuant to this Section 5.6 (x) shall not be considered in determining whether the condition set forth in Section 6.2(a) or Section 6.2(b) has been satisfied and (y) shall not be deemed to be a breach of covenant under this Section 5.6 and shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be. No disclosure by the Company pursuant to this Section 5.6 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.
5.7    Contracts.
(a)    Notices and Consents. The Company shall, if so requested by Parent prior to the First Effective Time, use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of, and deliver all notices to, any third parties to any Contract set forth on Section 2.4 of the Disclosure Schedule as may be required thereunder in connection with the Mergers in order for such Contract to remain in full force and effect following the Merger. Such consents, modifications, waivers and approvals shall be in a form reasonably acceptable to and pre-approved in writing by Parent.
(b)    Amended or Terminated Agreements. The Company shall amend or terminate, as applicable, each of the agreements listed on Schedule 5.7(b) (the “Amended or Terminated Agreements”) effective as of and contingent upon the Closing, including sending all required notices, such that each Amended or Terminated Agreement shall be amended or of no further force or effect, as applicable, immediately following the Closing. The form and substance of each amendment and termination letter shall be subject to prior review and approval in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed).
5.8    Employee Matters.
(a)    Proprietary Information and Inventions Assignment Agreements. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause each current employee of the Company or any of its Subsidiaries to have entered into and executed, and each person who becomes an employee of the Company or any of its Subsidiaries after the Agreement Date and prior to the Closing shall be required by the Company to enter into and execute, a proprietary information agreement in a form reasonably acceptable to Parent. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of the Company or any of its Subsidiaries to have entered into and executed, and each Person who becomes a consultant or contractor of the Company or any of its Subsidiaries after the Agreement Date and prior to the Closing shall be required by the Company to enter into and execute, a

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customary consultant proprietary information agreement (providing for the protection of the Company’s confidential and proprietary information and trade secrets) with the Company effective as of such consultant or contractor’s first date of service.
(b)    Termination of Employee Plans. Unless instructed otherwise by Parent no later than two (2) days prior to the Closing Date, effective as of no later than the day immediately preceding the Closing Date, the Company and each of its Subsidiaries shall terminate any and all Company Employee Plans intended to include group severance pay or benefits and any Code Section 401(k) arrangement (each, a “401(k) Plan”). The Company shall provide Parent with evidence that any such 401(k) Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to reasonable review and approval of Parent. The Company and each of its Subsidiaries also shall take such other actions in furtherance of terminating any such Company Employee Plan as Parent may reasonably require. The Company also shall have taken and shall take such other actions in furtherance of terminating any other Company Employee Plans as Parent may require.
(c)    Termination of Company Employment Arrangements. Prior to the Closing, the Company and each of its Subsidiaries shall terminate the employment or consulting services of each individual who Parent expects to be a Non-Continuing Employee, effective as of no later than immediately prior to the Closing. Parent shall pay all severance pay or benefits (including but not limited to any acceleration of vesting) to such Non-Continuing Employees prior to the Closing, to the extent such Non-Continuing Employee was not offered employment by Parent or its Affiliates prior to Closing. The Company shall pay all severance pay or benefits (including but not limited to any acceleration of vesting) to all other such Non-Continuing Employees prior to the Closing.
(d)    Retention Bonus Plan.
(i)    Parent shall offer to certain Continuing Employees cash bonuses in an aggregate amount equal to $5,000,000, (the “Retention Bonus”). The allocation of the Retention Bonus to the Continuing Employees (such allocation, the “Individual Retention Bonus”) shall be determined by the Company subject to Parent’s approval (such approval not to be unreasonably withheld or delayed). Such offers shall be communicated to the applicable Continuing Employees in the offer letters executed pursuant to Section 6.2(i).
(ii)    With respect to the Founders, 100% of the Individual Retention Bonus shall vest on the first anniversary of the Closing Date (the “Founder Retention Deadline”), subject to such Founder’s continued employment with Parent or any of its Subsidiaries (including the Surviving LLC) as of the Founder Retention Deadline, with 33% of such vested Individual Retention Bonus payable on the first anniversary of the Closing Date and the remaining 67% of such vested Individual Retention Bonus payable on the second anniversary of the Closing Date; provided, however, that (A) an applicable Founder shall be deemed to be an employee of Parent or any of its Subsidiaries (including the Surviving LLC) for purposes of determining his or her eligibility to receive the Individual Retention Bonus if such Founder resigned for good reason (as defined in the applicable offer letter) or was terminated by Parent or any of its Subsidiaries (including the Surviving LLC) without cause (as defined in the applicable offer letter) prior to the Founder Retention Deadline, and (B) if there is a Disposition, the applicable Founders shall be entitled to receive their Individual Retention Bonuses (or the remaining portion thereof if such Disposition occurs after the Founder Retention Deadline) prior to the consummation of such Disposition.

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(iii)    With respect to other Continuing Employees, 40% of the Individual Retention Bonus shall vest and be payable on the first anniversary of the Closing Date (the “First Retention Deadline”), and the remaining 60% of the Individual Retention Bonus shall vest and be payable on the second anniversary of the Closing Date (the “Second Retention Deadline,” and together with the First Retention Deadline, the “Retention Deadlines”), subject, in each case, to such Continuing Employee’s continued employment with Parent or any of its Subsidiaries (including the Surviving LLC) as of the applicable Retention Deadline; provided, however, that (A) an applicable Continuing Employee shall be deemed to be an employee of Parent or any of its Subsidiaries (including the Surviving LLC) for purposes of determining his or her eligibility to receive the Individual Retention Bonus if such Continuing Employee resigned for good reason (as defined in the applicable offer letter) or was terminated by Parent or any of its Subsidiaries (including the Surviving LLC) without cause (as defined in the applicable offer letter) prior to the applicable Retention Deadline, and (B) if there is a Disposition, the applicable Continuing Employees shall be entitled to receive their Individual Retention Bonuses (or the remaining portion thereof if such Disposition occurs after the First Retention Deadline) prior to the consummation of such Disposition.
(e)    No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide or create any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Continuing Employee, Key Employee, Specified Employee, Employee, consultant or contractor or any other Person. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plan or any other employee related plan, program or policy of Parent, any Subsidiary of Parent, the Company or any of its Subsidiaries. Further, each of Company, Parent and its subsidiaries retain the right to amend or terminate its benefit plans at any time and from time to time.
5.9    Payoff Letters; Release of Liens.
(a)    Payoff Letters. No later than three (3) Business Days prior to the Closing Date, the Company shall obtain from each holder of Indebtedness (including each holder of a Non-Participating Company Note in respect of such Non-Participating Company Note), and deliver to Parent, an executed payoff letter, in form and substance reasonably acceptable to Parent, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a release of the Company and each of its Subsidiaries; and (iii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company and each of its Subsidiaries prior to the Closing Date, and attaching any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information requested by or on behalf of Parent (each, a “Payoff Letter”).
(b)    Release of Liens. Prior to the Closing, the Company shall file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 5.9(b).
5.10    Third Party Expenses.
(a)    Subject to the provisions of Article VIII, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements; provided, however, that all Third Party Expenses (that are incurred by the Company prior to or as of the Closing and that are unpaid as of immediately prior to the Effective

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Times) shall be deducted from the Total Cash Consideration payable hereunder pursuant to the adjustments contemplated by the definition of Total Cash Consideration.
(b)    At least three (3) Business Days prior to the Closing, the Company shall have provided Parent with a statement, in a form reasonably satisfactory to Parent, setting forth all paid and unpaid Third Party Expenses (including wire information and separate by service provider) incurred by or on behalf of the Company and its Subsidiaries as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company and its Subsidiaries after the Closing (the “Statement of Expenses”). The Company shall take all necessary action to ensure that Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Parent. The Company’s Subsidiaries shall not incur any Third Party Expenses.
5.11    Spreadsheet. Not less than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) setting forth the following information, in form and substance reasonably satisfactory to Parent and accompanied by documentation reasonably satisfactory to Parent in support of the calculation of the information set forth therein:
(a)    calculations of the Total Consideration and all components thereof, including Total Cash Consideration, Closing Cash, Closing Indebtedness, Third Party Expenses, Net Working Capital, Aggregate Exercise Price, Closing Stock Consideration, the Per Share Parent Stock Consideration, the Per Share Cash Consideration, the Escrow Amount, Escrow Cash Percentage, the Escrow Stock Percentage, the Escrow Ratio, the Expense Fund Amount, the Retention Based Payment, and the Retention Per Share Parent Stock Consideration;
(b)    with respect to each Stockholder: (i) the name and address of such holder, and, if available, the e-mail address of such holder, (ii) whether such holder is a current or former employee of the Company or any of its Subsidiaries, (iii) whether such holder is an Accredited Investor (based on the questionnaire submitted by such holder or at the direction of Parent in accordance with Section 1.6(g)), (iv) the number, class and series of shares of Company Capital Stock held by such holder and the respective certificate numbers, (v) the date of acquisition of such shares, (vi) whether any Taxes are to be withheld in accordance with Section 1.12 from the consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i), (vii) the stock or cash consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i) (on a certificate-by-certificate basis and in the aggregate), (viii) such Stockholder’s Loan Repayment Amount, if any, (ix) the Pro Rata Portion of such holder, (x) the amount of Parent Common Stock and cash to be deposited into the Escrow Fund on behalf of such holder pursuant to this Agreement, (xi) the amount of cash to be deposited into the Expense Fund on behalf of such holder pursuant to this Agreement, (xii) the amount of Parent Common Stock deposited into the restricted account of the transfer agent on behalf of such holder pursuant to Section 1.9(a), (xiii) the amount of cash to be issued to such holder in respect of the Retention Based Payment (after giving effect to Section 1.6(g)) pursuant to Section 1.9(c)(ii), if applicable, (xiv) the net stock or cash amounts to be paid to such holder in accordance with Section 1.6(b)(i) after deduction of the amounts referred to in clauses (vi), (x), and (xi) (on a certificate-by-certificate basis and in the aggregate), and (xv) the amount of cash in lieu of fractional shares of Parent Common Stock to be paid to such holder in accordance with Section 1.6(f) (on a certificate-by-certificate basis and in the aggregate);
(c)    with respect to each Issued and Outstanding Company Option: (i) the name and address of the holder thereof, and, if available, the e-mail address of such holder, (ii) whether such holder is an employee, consultant, director or officer of the Company or any of its Subsidiaries, (iii) whether such holder is an Accredited Investor (based on the questionnaire submitted by such holder or at the direction of Parent in accordance with Section 1.6(g)), (iv) the grant date and expiration date thereof, (v) whether such

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Issued and Outstanding Company Option was granted pursuant to the Plan, (vi) the vesting schedule (including all acceleration provisions) applicable to such Issued and Outstanding Company Option and the extent to which such Issued and Outstanding Company Option is vested as of immediately prior to the First Effective Time (taking into account any Issued and Outstanding Company Option (or portion thereof) that, as a result of the Mergers will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions), (vii) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Issued and Outstanding Company Option immediately prior to the Closing, (viii) whether such Issued and Outstanding Company Option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code, (ix) whether such holder is a Continuing Employee or a Non-Continuing Employee (it being understood that such information may be updated at any time prior to the Closing), (x) whether any Taxes are to be withheld in accordance with Section 1.12 from the consideration that such holder is entitled to receive pursuant to Section 1.6(c)(i), (xi) the stock or cash consideration that such holder is entitled to receive pursuant to Section 1.6(c)(i) (on a grant-by-grant basis and in the aggregate), (xii) the Pro Rata Portion of such holder, (xiii) the amount of Parent Common Stock and cash to be deposited into the Escrow Fund on behalf of such holder pursuant to this Agreement, (xiv) the amount of cash to be deposited into the Expense Fund on behalf of such holder pursuant to this Agreement, (xv) the amount of Parent Common Stock deposited into the restricted account of the transfer agent on behalf of such holder pursuant to Section 1.9(a), (xvi) the amount of cash to be issued to such holder in respect of the Retention Based Payment (after giving effect to Section 1.6(g)) pursuant to Section 1.9(c)(ii), if applicable, (xvii) the net stock or cash amounts to be paid to such holder in accordance with Section 1.6(c)(i) after deduction of the amounts referred to in clauses (x), (xiii) and (xiv) (on a grant-by-grant basis and in the aggregate), (xviii) the amount of cash in lieu of fractional shares of Parent Common Stock to be paid to such holder in accordance with Section 1.6(f) (on a grant-by-grant basis and in the aggregate), (xix) such holder’s Loan Repayment Amount, if any and (xx) an indication of whether such holder will, in respect of the consideration payable to such holder in cash, be paid by the Exchange Agent or through the Surviving LLC’s payroll system;
(d)    with respect to each Participating Company Note: (i) the name and address of the holder thereof, and, if available, the e-mail address of such holder, (ii) whether such holder is a current or former employee of the Company or any of its Subsidiaries, (iii) whether such holder is an Accredited Investor (based on the questionnaire submitted by such holder or at the direction of Parent in accordance with Section 1.6(g)), (iv) the number, class and series of shares of Company Capital Stock issuable upon the conversion of such Participating Company Note, (v) the date of issuance of such Participating Company Note, (vi) whether any Taxes are to be withheld in accordance with Section 1.12 from the consideration that such holder is entitled to receive pursuant to Section 1.6(d)(i), (vii) the stock or cash consideration that such holder is entitled to receive pursuant to Section 1.6(d)(i) (on a per Participating Company Note basis and in the aggregate), (viii) such holder’s Loan Repayment Amount, if any, (ix) the Pro Rata Portion of such holder, (x) the amount of Parent Common Stock and cash to be deposited into the Escrow Fund on behalf of such holder pursuant to this Agreement, (xi) the amount of cash to be deposited into the Expense Fund on behalf of such holder pursuant to this Agreement, (xii) the amount of Parent Common Stock deposited into the restricted account of the transfer agent on behalf of such holder pursuant to Section 1.9(a), (xiii) the amount of cash to be issued to such holder in respect of the Retention Based Payment (after giving effect to Section 1.6(g)) pursuant to Section 1.9(c)(ii), if applicable, (xiii) the net stock or cash amounts to be paid to such holder in accordance with Section 1.6(d)(i) after deduction of the amounts referred to in clauses (vi), (x), and (xi) (on a per Participating Company Note basis and in the aggregate), and (xiv) the amount of cash in lieu of fractional shares of Parent Common Stock to be paid to such holder in accordance with Section 1.6(f) (on a per Participating Company Note basis and in the aggregate);

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(e)    with respect to each Promised Company Option: (i) the name and address of the holder thereof, and, if available, the e-mail address of such holder, (ii) whether such holder is an employee, consultant, director or officer of the Company or any of its Subsidiaries, (iii) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Promised Company Option immediately prior to the Closing, (iv) whether such holder is a Continuing Employee or a Non-Continuing Employee (it being understood that such information may be updated at any time prior to the Closing), (v) whether any Taxes are to be withheld in accordance with Section 1.12 from the consideration that such holder is entitled to receive pursuant to Section 1.6(e)(i), (vi) the cash consideration that such holder is entitled to receive pursuant to Section 1.6(e)(i) (on a grant-by-grant basis and in the aggregate), (vii) the Pro Rata Portion of such holder, (viii) the amount of cash to be deposited into the Escrow Fund on behalf of such holder pursuant to this Agreement, (ix) the amount of cash to be deposited into the Expense Fund on behalf of such holder pursuant to this Agreement, (x) the amount of cash to be issued to such holder in respect of the Retention Based Payment pursuant to Section 1.9(c)(ii), if applicable, (xi) the cash amount to be paid to such holder in accordance with Section 1.6(e)(i) after deduction of the amounts referred to in clauses (v), (viii) and (ix) (on a grant-by-grant basis and in the aggregate), (xii) such holder’s Loan Repayment Amount, if any and (xiii) an indication of whether such holder will, in respect of the consideration payable to such holder in cash, be paid by the Exchange Agent or through the Surviving LLC’s payroll system;
(f)    as applicable, the Spreadsheet shall also include, with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011 or any other security that, in each case, would be a “covered security” under Treasury Regulation § 1.6045-1(a)(15), the cost basis of such shares or securities; and
(g)    following the Closing Date, the Representative, on behalf of the Indemnifying Parties, shall deliver an updated Spreadsheet to Parent in the event that (i) all or a portion of the Revenue Based Payment and/or University Contract Based Payment is issuable pursuant to Section 1.10 or (ii) Parent authorizes its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment out of the transfer agent’s restricted account pursuant to Section 1.9(c)(ii).
5.12    Resignation of Directors and Officers.  The Company shall cause the directors, officers and secretary of the Company and each of its Subsidiaries to resign from such position as director, officer and/or secretary with effect as of the Closing.
5.13    Securities Law Compliance.
(a)    The Company shall use its reasonable best efforts to cause each Holder (other than Participating Individuals) to deliver all documentation, in form and substance reasonably accept to Parent, necessary to determine whether or not such Holder is an Accredited Investor, including the accredited investor questionnaire attached to Exhibit A (collectively, the “Investor Suitability Documentation”). Notwithstanding the delivery of any Investor Suitability Documentation to Parent prior to the Closing, any Stockholder may, in the reasonable discretion of Parent, be deemed an “Unaccredited Investor” for purposes of this Agreement.
(b)    If (1) any shares of Parent Common Stock issued to the Holders pursuant to this Agreement are outstanding and (x) not subject to the terms of the Lock-Up Agreement and (y) not able to be re-sold or disposed of in compliance with Rule 144 (or any successor rule) by such Holders, and (2) Parent shall have received a written request from the Representative (acknowledged and agreed to by Holders that received at least a majority of the shares of Parent Common Stock issued pursuant to this Agreement)

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demanding that Parent provide such holders with customary demand and “piggy-back” registration rights, Parent shall use its commercially reasonable efforts to effect such registration(s).
5.14    Director and Officer Indemnification.
(a)    From and after the Effective Times, Parent will cause the Surviving Corporation and the Surviving LLC to fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company, its Subsidiaries and any Indemnified D&O set forth on Section 5.14(a) of the Disclosure Schedule, and (ii) any indemnification provision, any exculpation provision and any expense advancement provision set forth in the Company’s and its Subsidiary’s certificate of incorporation or bylaws as in effect on the Agreement Date.
(b)    Prior to the First Effective Time, the Company shall purchase for the benefit of the Indemnified D&Os, a directors’ and officers’ liability insurance policy (any such insurance policy, the “D&O Policy”) providing coverage for six years following the Closing, with such policy to be in the name of the Surviving LLC and effective as of immediately following the Second Effective Time. The premium for such D&O Policy shall be included in Third Party Expenses. In no event shall Parent take any action that would cause such D&O Policy to cease to be effective, and Parent shall take all commercially reasonable actions (other than paying additional premiums) to maintain in effect such D&O Policy for the benefit of the Indemnified D&Os.
(c)    This Section 5.14 shall survive the consummation of the Mergers. This Section 5.14 is intended to benefit, and may be enforced by, the Indemnified D&Os and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation and Surviving LLC. Parent shall cause the Surviving Corporation or Surviving LLC or their successors or assigns to pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Indemnified D&O (or his or her heirs, representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of Parent, the Surviving Corporation or Surviving LLC or their successors or assigns under this Section 5.14. Such obligations shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any Indemnified D&O (or his or her heirs, representatives, successors, or assigns) without the prior written consent of such Indemnified D&O (or his or her heirs, representatives, successors, or assigns, as applicable).
5.15    Company Financial Statements. Prior to the Closing Date, the Company shall use commercially reasonable efforts to:
(a)    cause an independent registered public accounting firm of nationally recognized standing (the “Accounting Firm”) to (i) audit the Company’s financial statements for the fiscal year ended December 31, 2018 and (ii) if the Closing occurs after March 31, 2019, review the Company’s interim financial statements for the three months ended March 31, 2019 (the completion of the audit referenced in clause (i) and the review referenced in clause (ii) is referred to herein as the “2019 Audit”);
(b)    prepare and deliver to Parent as soon as practicable an audited consolidated balance sheet as of the fiscal year ended December 31, 2018, and the related audited statement of operations of the Company for the twelve (12) month period then ended (the “2018 Audited Financial Statements”), which 2018 Audited Financial Statements shall have been prepared and audited in accordance with GAAP on a basis consistent with the Financials and with the applicable rules and regulations promulgated by the SEC, including Regulation S-X and Rule 3-05 thereunder, and accompanied by a report and opinion of the Accounting Firm, which report and opinion shall be prepared in accordance with GAAP, or if the 2018

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Audited Financial Statements are required to be included in an 8-K filed by Parent and a PCAOB audit is necessary therefor, in accordance with PCAOB standards;
(c)    if the Closing occurs after March 31, 2019, prepare and deliver to Parent as soon as practicable an unaudited consolidated balance sheet as of March 31, 2019, and the related unaudited statement of operations of the Company for the three months then ended (the “2019 Unaudited Interim Financial Statements”, and together with the 2018 Audited Financial Statements, the “Required Financials”), which 2019 Unaudited Interim Financial Statements shall be reviewed in accordance with Statement on Auditing Standards No. 100 and prepared in accordance with GAAP consistently applied with the Company Financial Statements and in accordance with the applicable rules and regulations promulgated by the SEC for interim financial information, including Regulation S-X and Rule 3-05 thereunder; and
(d)    reasonably cooperate with, and cause its respective officers, employees, agents, auditors (including the Accounting Firm) and other representatives, to reasonably cooperate and consult with, Parent during the audit, review and preparation of the Required Financials, including by (x) responding to such reasonable inquiries as are made by Parent, (y) providing, at Parent’s request, reasonable at Parent’s request, reasonable access to historical and such other information relating to the Company’s business as may be reasonably necessary for Parent to comply with the requirements (as reasonably determined by Parent) of Regulation S-K and Regulation S-X of the Securities Act, as amended, included Rule 3-05 and Article 11 thereof.
5.16    Co-Founder Personal Guaranties.  From and after the Closing Date, Parent shall use its reasonable best efforts to release and terminate the personal guaranty Contracts set forth on Schedule 5.16 hereto, and shall indemnify and hold harmless each of the individuals listed on Schedule 5.16 hereto from and against all claims, losses, liabilities, damages, costs, interest, awards, judgements, settlements, and/or penalties that are incurred or sustained following the Closing in respect of such personal guaranty Contracts prior to the release and/or termination of such personal guaranties.
ARTICLE VI
CONDITIONS TO THE MERGER
6.1    Conditions to Obligations of Each Party. The respective obligations of Parent, the Merger Subs and the Company to effect the Mergers shall be subject to the satisfaction, at or prior to the First Effective Time, of the following conditions (any of which may be waived only with the written mutual consent of Parent and the Company):
(a)    Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
(b)    No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Mergers or any other Transactions illegal or otherwise prohibiting or preventing consummation of the Mergers or any other Transactions.
6.2    Additional Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to effect the Mergers shall be subject to the satisfaction at or prior to the First Effective Time of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent):
(a)    Representations and Warranties. The representations and warranties of the Company that are not qualified by materiality shall have been true and correct in all material respects on the

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date that they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of the Company that are qualified by materiality shall have been true and correct in all respects on the date that they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date).
(b)    Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.
(c)    No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Company Material Adverse Effect.
(d)    No Litigation. There shall be no Action of any kind or nature pending before any Governmental Entity, or threatened by a Governmental Entity, against Parent or any of its Affiliates, or against the Company or any of its Subsidiaries or any of its Affiliates, challenging this Agreement, the Mergers or any other Transactions, which would reasonably be expected to prohibit or prevent, or otherwise materially deprive Parent of the benefits of, the consummation of the Transactions or otherwise seeking any Action of Divestiture.
(e)    Securities Act Exemption. The issuance of all shares of Parent Common Stock contemplated by this Agreement in connection with the Mergers and the other Transactions shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D and the equivalent state “blue sky” Legal Requirements, and Parent shall have received valid written evidence reasonably satisfactory to Parent and its outside counsel confirming the foregoing.
(f)    Appraisal Stockholders. Stockholders holding shares of Company Capital Stock representing at least 95% of the outstanding shares of Company Capital Stock shall have approved the Mergers and have irrevocably waived their “appraisal rights” under Delaware Law.
(g)    Joinder Agreements and Accredited Investor Questionnaires. Holders holding in the aggregate no less than 95% of the Total Outstanding Shares and each of the Participating Individuals shall have executed and delivered to Parent Joinder Agreements, including (other than for Participating Individuals) the accredited investor questionnaire attached thereto, fully completed and executed by each Holder and Participating Individual and any required supporting documentation as described therein, and all such Joinder Agreements shall be in full force and effect.
(h)    Lock-Up Agreements. Parent shall have receive executed Lock-Up Agreements from Holders holding in the aggregate no less than 95% of the Total Outstanding Shares that are entitled to receive shares of Parent Common Stock hereunder, each of which shall be in full force and effect.
(i)    New Employment Arrangements.
(i)    Each of the Non-Competition and Non-Solicitation Agreements executed concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.

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(ii)    Each of the Key Employee Offer Letters executed by each of the Key Employees concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee shall have terminated his or her employment with the Company or any of its Subsidiaries or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his or her employment with the Company or any of its Subsidiaries at or prior to the Closing, or with the Surviving Corporation, Surviving LLC or Parent or any of its Subsidiaries following the Closing. All of the Key Employees (A) shall have satisfied Parent’s customary employee background investigation, (B) shall have executed Parent’s Inventions and Proprietary Rights Assignment Agreement and acknowledged receipt of Parent’s Code of Conduct, and (C) shall be eligible to work in the jurisdiction of his or her employing entity.
(iii)    At least ninety percent (90%) of the Other Employees: (A) shall have signed an offer letter, employment agreement or contractor agreement that is in form and substance acceptable to Parent, in each case effective on the Closing Date, provided that such letters or agreements provide for a base salary and target bonus for each such Other Employee that is no less favorable in the aggregate for such Other Employee than those in effect as of prior to the Closing, (B) shall not have revoked, rescinded or otherwise repudiated his or her offer letter, employment agreement or contractor agreement or terminated his or her employment or contractor relationship with the Company or any of its Subsidiaries (other than due to death or disability of such Other Employee, in which event such Other Employee shall be excluded from the numerator and denominator for the purposes of calculating whether or not the 90% threshold necessary to satisfy the condition described in this Section 6.2(i)(iii) has been satisfied) or expressed an intention or interest (whether formally or informally) in, or taken action toward, terminating his or her employment or contractor relationship with the Company or any of its Subsidiaries at or prior to the Closing, or with the Surviving Corporation, Surviving LLC or Parent or any of its Subsidiaries following the Closing, (C) shall have satisfied Parent’s customary employee or contractor background investigation (which includes the absence of a record of any criminal conviction in all applicable court and police records), (D) shall have executed Parent’s Inventions and Proprietary Rights Assignment Agreement and acknowledged receipt of Parent’s Code of Conduct, and (E) shall be eligible to work in the jurisdiction of his or her employing entity.
(j)    Officer’s Certificate. Parent shall have received a certificate from the Company (the “Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.
(k)    FIRPTA Certificate. Parent shall have received a certificate from the Company, validly executed by a duly authorized officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such statement, a United States real property holding company, as defined in Section 897(c)(2) of the Code, such certificate in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statement to the IRS in a manner consistent with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(l)    280G Waivers. The 280G Waiver of each Person who might receive any payments or benefits that Parent determines may, separately or in the aggregate, constitute “parachute payments” under Section 280G of the Code shall be in effect immediately prior to the date of solicitation of the 280G Approval.
(m)    Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute Section 280G Payments, (i) the 280G Approval shall have been obtained pursuant

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to Section 5.2(b), with respect to any such Section 280G Payments or (ii) the Stockholders shall have voted upon and disapproved such Section 280G Payments, such that the 280G Approval is not obtained, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments”.
(n)    Documentary Deliverables. The Company shall have delivered to Parent all certificates and other documents that it is required to deliver to Parent pursuant to this Agreement prior to the Closing, including the Spreadsheet, the Closing Date Balance Sheet, the Statement of Expenses, the Payoff Letters and any other instruments or other documents that Parent may reasonably request from the Company to effect the Mergers and the other Transactions (including a copy of the Escrow Agreement duly executed by the Representative).
(o)    Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 6.2(o) hereto.
(p)    Amended or Terminated Agreements. The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, of all amendments or terminations necessary to amend or terminate the Amended or Terminated Agreements in accordance with Section 5.7(b).
(q)    Good Standing Certificate. The Company shall have delivered to Parent a certificate from the Secretary of State of the State of Delaware, dated no more than 2 Business Days prior to the Closing Date, to the effect that the Company is in good standing in such jurisdiction.
(r)    Related-Party Loan Payoff. Any loans outstanding to employees, directors or officers of the Company or any of its Subsidiaries or any loan otherwise prohibited for a public company by Section 13(k) of the Exchange Act shall have been repaid and cancelled.
(s)    Licenses and Approvals. The Company shall have delivered evidence to Parent that the Company has obtained all approvals and consents set forth on Schedule 6.2(s).
(t)    Company Notes. Each Noteholder shall have executed either a Note Termination Agreement or Payoff Letter in respect of each Company Note held by such Noteholder.
(u)    Promised Company Options. Each Participating Individual shall have executed a Promised Company Option Termination Agreement in the form attached hereto as Exhibit I (the “Promised Company Option Termination Agreement”) in respect of each Promised Company Option held by such Participating Individual.
6.3    Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers shall be subject to the satisfaction at or prior to the First Effective Time of the following additional conditions (any of which may be waived, in writing, exclusively by the Company):
(a)    Representations and Warranties. The representations and warranties of Parent and the Merger Subs that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of Parent and the Merger Subs that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and

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warranties were made on and as of such date (other than any such representations and warranties of Parent and the Merger Subs made only as of a specified date, which shall be true and correct in all respects as of such date).
(b)    Covenants. Parent and the Merger Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.
(c)    No Parent Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Parent Material Adverse Effect.
(d)    Officer’s Certificate. The Company shall have received a certificate from Parent, validly executed by the Chief Executive Officer of Parent for and on Parent’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.
(e)    Escrow Agreement. Parent shall have delivered a copy of the Escrow Agreement duly executed by Parent and the Escrow Agent.
ARTICLE VII
TAX MATTERS
7.1    Tax Returns to be Filed Prior to the Closing.  The Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and its Subsidiaries that are required to be filed on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items, except to the extent otherwise required by applicable Legal Requirements. The Company shall permit Parent to review each income Tax Return required to be filed on or before the Closing Date during a reasonable period prior to filing, and shall consider in good faith Parent’s reasonable comments.
7.2    Tax Returns to be Filed After Closing.  Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period and any Straddle Period that are required to be filed after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except to the extent otherwise required by applicable Legal Requirements. With respect to each income or other material Tax Return prepared by Parent with respect to a Pre-Closing Tax Period or Straddle Period, Parent shall permit the Representative to review each such Tax Return during a reasonable period prior to filing (which shall be at least twenty (20) Business Days for income Tax Returns). The Representative shall be entitled to comment on such Tax Returns and request reasonable revisions, which Parent will consider in good faith. The parties agree that the Transaction Tax Deductions shall be reported in the Pre-Closing Tax Period to the maximum extent allowable under applicable Law.
7.3    Straddle Period Taxes.  For purposes of this Agreement, any real, personal, ad valorem, intangible property Taxes or other Taxes that accrue based upon the passage of time for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

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7.4    Cooperation.  Parent and the Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Parent, the Company and the Representative shall retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.
7.5    Tax Contests.  Parent shall promptly notify the Representative upon receipt by Parent or any affiliate of Parent (including the Surviving Corporation after the Closing Date) of notice of any claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or Straddle Period for which any of the Indemnifying Parties would be liable under this Agreement (any such claim, assessment, audit or similar event, a “Tax Matter”). Following the Closing, Parent shall control the conduct of any such Tax Matter; provided, however, that (i) Representative shall have the right to participate, at the Holders’ expense, in any Tax Matter, (ii) Parent shall deliver any written documentation related to such Tax Matter to Representative and shall use commercially reasonable efforts to keep the Representative informed of material developments relating to such Tax Matter, and (iii) Parent shall consult with the Representative regarding settlement negotiations and any settlement of such Tax Matter, provided, however, that Parent shall have the right in its sole discretion to settle such Tax Matter; and provided, further, that without the prior written consent of the Representative with respect to any such settlement, which consent shall not be unreasonably withheld, conditioned or delayed, such settlement shall not be determinative of the existence or the amount of Losses resulting from, arising out of or relating to such Tax Matter. In the event of any conflict between this Section 7.5 and Section 8.5 with respect to Tax Matters, this Section 7.5 shall control.
7.6    Post-Closing Tax Actions.  Parent shall not, and shall not cause or permit the Company or its Affiliates to (i) make or change any Tax election that has any retroactive effect on any Pre-Closing Tax Period (including any election under Section 336(e) or Section 338 of the Code, or under any analogous or similar rules in any relevant Tax jurisdiction), (ii) apply to any taxing authority for any binding or non-binding opinion, ruling, or other determination, or enter into any voluntary disclosure program or agreement with any Tax Authority regarding any Taxes or Tax Returns of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (iii) amend or cause to be amended any Tax Return of the Company or its Subsidiaries for any Pre-Closing Tax Period, (iv) extend or waive any statute of limitations or other period for the assessment of any Tax that relates to a Pre-Closing Tax Period, (v) report any Transaction Tax Deductions pursuant to the “next day rule” under Treasury Regulations section 1.1502-76(b)(1)(ii)(B) or elect to ratably allocate items pursuant to Treasury Regulations section 1.1502-76(b)(2) (or any similar provision of applicable Legal Requirements), or (vi) file any Tax Return for any Pre-Closing Tax Period for the Company in a jurisdiction where the Company or its Subsidiaries have not previously filed Tax Returns for any Tax period, in each case, without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed), unless such action is required by applicable Legal Requirements.
7.7    Refunds.  The Holders shall be entitled to any refund or credit of Taxes of the Companies or its Subsidiaries attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date actually received by Parent or any of its Subsidiaries if such Taxes were paid before the Closing, included as liabilities in the determination of Final Total Cash Consideration, or are indemnified pursuant to Section 8.2 hereof, Parent shall pay to the Exchange Agent (for further distribution to the Holders) any such refund or credit within ten (10) days after receipt by Parent. If any such refund is subsequently disallowed, reduced or required to be returned to the applicable Governmental Entity, then within ten (10) days thereof, Parent and the Representative shall provide a joint written instruction to the Escrow Agent to

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deliver to Parent promptly from the Escrow Amount an amount equal to the amount paid over pursuant to this Section 7.7 (together with any interest, penalties or other amounts imposed by the applicable Governmental Entity in connection therewith), or, if the amount exceeds $25,000, then at Parent’s election, the Holders (in accordance with the respective Pro Rata Portions) shall promptly pay such amount to Parent.
ARTICLE VIII
POST-CLOSING INDEMNIFICATION
8.1    Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement or in the Officer’s Certificate shall survive until 11:59 p.m. California time on the date that is eighteen (18) months following the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, that in the event of fraud, intentional misrepresentation or willful breach with respect to a representation or warranty, subject to the terms of Section 8.3(g), such representation or warranty shall survive until 11:59 p.m. California time on the date that is thirty (30) days after the expiration of the relevant statute of limitations (provided that with respect to any claim in connection therewith made after the expiration of the relevant statute of limitations, the facts underlying such claim shall have been known to an Indemnified Party prior to the expiration of such statute of limitations); provided, further, that (a) the representations and warranties of the Company set forth in Section 2.1 (Organization and Good Standing) (other than the last sentence thereof), Section 2.2 (Authority and Enforceability), Section 2.5 (Company Capital Structure), Section 2.6 (Company Subsidiaries) and Section 2.23 (Brokers Fees) (together, the “Fundamental Representations”) shall not expire and shall survive indefinitely, (b) the representations and warranties of the Company set forth in Section 2.10 (Taxes) (the “Tax Representations”) shall not expire and shall survive until 11:59 p.m. California time on the date that is thirty (30) days after the expiration of the relevant statute of limitations (meaning the statute of limitation applicable to the underlying subject matter of such representation, and not general breach of contracts claims) and (c) the representations and warranties of the Company set forth in Section 2.13 (Intellectual Property) shall not expire and shall survive until 11:59 p.m. California time on the date that is thirty-six (36) months following the Closing Date; and provided, further, that all representations and warranties of the Company shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if an indemnification claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive solely as to such claim until such claim has been finally resolved. The representations and warranties of Parent and the Merger Subs set forth in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.
8.2    Indemnification.
(a)    From and after, and by virtue of, the Merger, subject to the terms of this Article VIII, the Holders (other than holders of Cancelled Shares solely in their capacities as such) (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agree to severally (based on such Indemnifying Party’s Pro Rata Portion), but not jointly, indemnify, defend and hold harmless Parent and its officers, directors, subsidiaries, employees, agents and representatives, including the Surviving Corporation (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages (whether direct, indirect, incidental or, subject to the terms of Section 8.3(f) below, consequential), diminution in value (for clarity, excluding diminution calculations premised solely on multiples of revenues, profits or other financial metrics and non-cash goodwill impairment charges), royalties, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties and expenses, including

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reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending (including expenses of offensive actions taken in connection with any defensive strategy) against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:
(i)    any breach of or inaccuracy in, as of the Agreement Date or as of the Closing Date (or, if made only as of a specified date, as of such date), a representation or warranty of the Company set forth in this Agreement or the Officer’s Certificate, without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the Agreement Date;
(ii)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty, set forth in the Spreadsheet, including any failure to properly calculate, or overstatement of, Total Cash Consideration (including the calculations of Closing Cash, Third Party Expenses, Closing Indebtedness, Net Working Capital, Aggregate Exercise Price, Closing Stock Consideration, the Per Share Parent Stock Consideration, the Per Share Cash Consideration, the Escrow Cash Percentage, the Escrow Stock Percentage, the Escrow Ratio, the Expense Fund Amount, the Retention Based Payment, and the Retention Per Share Parent Stock Consideration);
(iii)    any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement to be performed prior to the Closing;
(iv)    any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares;
(v)    any Indemnified Taxes;
(vi)    any claims by any current or former holder or alleged current or former holder of any equity, membership or ownership interest or equity security of the Company or its predecessors (if any), including any Person to whom the Company promised options or other rights or allegedly promised options or other rights to purchase Company Capital Stock to the effect that such Person is entitled to any equity, membership or ownership interest or equity security other than as specifically set forth on the Spreadsheet;
(vii)    any fraud, intentional misrepresentation or willful breach on the part of or on behalf of the Company (whether or not the applicable agent or representative of the Company was acting in its official capacity as such) in connection with this Agreement, the Mergers or the other Transactions; and
(viii)    any of the matters described on Schedule 8.2(a).
(b)    For the purpose of this Article VIII only, solely when determining the amount of Losses paid, incurred, suffered or sustained by an Indemnified Party as a result of any breach of or inaccuracy in a representation or warranty or any failure to perform or comply with any covenant or agreement that is

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qualified or limited in scope as to materiality or Company Material Adverse Effect (but not whether a breach, inaccuracy or failure has occurred), such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.
(c)    The obligation of the Indemnified Parties to provide indemnity pursuant to Section 8.2(a)(ii) through Section 8.2(a)(viii) shall survive until 11:59 p.m. California time on the date that is thirty (30) days after the expiration of the relevant statute of limitations (provided that with respect to any claim in connection therewith made after the expiration of the relevant statute of limitation, the facts underlying such claim shall have been known to an Indemnified Party prior to the expiration of such statute of limitation); provided, that all such obligations shall survive with respect to any indemnification claim made prior to the expiration of the applicable survival period, in which case such obligation shall survive as to such claim until such claim has been finally resolved.
(d)    The Indemnifying Parties (including any officer or director of the Company or any of its Subsidiaries) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party for which they are liable in their capacities as Indemnifying Parties.
(e)    Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the Total Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements.
(f)    Subject to Section 8.3(g), the indemnification rights set forth in this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Times for any claims for monetary damages arising out of the matters set forth in Section 8.2(a) or other breaches under this Agreement; for clarity, this means (i) that the survival periods and liability limits set forth in this Article VIII shall control notwithstanding any statutory or common law provisions or principles to the contrary and (ii) all applicable statutes of limitations or other claims periods with respect to claims for Losses shall be modified to be the applicable claims periods and survival periods set forth herein; provided, however, that (x) this Section 8.2(f) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (y) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VIII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on fraud committed by, or with the actual knowledge of, such Indemnifying Party.
(g)    Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto; provided, however, that in the event of any conflict between the Escrow Agreement and this Article VIII, the terms of this Article VIII will control.
8.3    Limitations on Indemnification.
(a)    Threshold. Except in the case of (i) fraud, intentional misrepresentation or willful breach by or on behalf of the Company (whether or not the applicable agent or representative of the Company was acting in its official capacity as such) and (ii) indemnification claims for breaches of or inaccuracies in the Fundamental Representations, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 8.2(a)(i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained Losses in an aggregate amount equal to at least one percent (1%) of the aggregate amount of the Total Consideration actually issued and paid to the Indemnifying Parties

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(including the Escrow Amount and the Expense Fund Amount, but excluding the Retention Based Payment unless and until such time (if any) that Parent has authorized its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment out of the transfer agent’s restricted account pursuant to Section 1.9(c)(ii)) (the “Threshold”), in which event the Indemnified Parties may recover all such Losses in excess of the Threshold. For the avoidance of doubt, the limitations set forth in this Section 8.3(a) shall not apply to indemnification claims under clauses (ii) – (viii) of Section 8.2(a), inclusive.
(b)    Maximum Payments.
(i)    Except in the case of (i) fraud, intentional misrepresentation or willful breach by or on behalf of the Company (whether or not the applicable agent or representative of the Company was acting in its official capacity as such) and (ii) indemnification claims for breaches of or inaccuracies in the Fundamental Representations, the maximum aggregate amount that the Indemnified Parties may recover from each Indemnifying Party for indemnification claims under Section 8.2(a)(i) shall be an amount equal to such Indemnifying Party’s Pro Rata Portion of the Escrow Amount. For the avoidance of doubt, the limitations set forth in this Section 8.3(b)(i) shall not apply to any indemnification claim under clauses (ii) – (viii) of Section 8.2(a), inclusive.
(ii)    Subject to the terms of Section 8.3(g), (A) the liability of the Indemnifying Parties for indemnification claims pursuant to Section 8.2(a) shall be limited, in the aggregate, to the amount of the Total Consideration actually issued and paid to the Indemnifying Parties (including the Escrow Amount and the Expense Fund Amount, but excluding the Retention Based Payment unless and until such time (if any) that Parent has authorized its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment out of the transfer agent’s restricted account pursuant to Section 1.9(c)(ii)) (inclusive of any amounts recovered from the Escrow Fund), and (B) the aggregate amount of Losses that the Indemnified Parties may recover from an Indemnifying Party shall not exceed the aggregate amount of the Total Consideration actually issued and paid to such Indemnifying Party (including such Indemnifying Party’s Pro Rata Portion of the Escrow Amount and the Expense Fund Amount, but excluding such Indemnifying Party’s Pro Rata Portion of Retention Based Payment unless and until such time (if any) that Parent has authorized its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment out of the transfer agent’s restricted account pursuant to Section 1.9(c)(ii)) (inclusive of such Indemnifying Party’s Pro Rata Portion of any amounts recovered from the Escrow Fund). For the avoidance of doubt, for the purposes of calculating the aggregate amount of Total Consideration actually issued and paid to an Indemnifying Party, any shares of Parent Common Stock issued to such Indemnifying Party pursuant Section 1.6(b)(i), Section 1.6(c)(i) or Section 1.6(d)(i) and thereafter sold, transferred, exchanged, distributed or otherwise disposed of by such Indemnifying Party in an arm’s-length transaction shall be valued at the applicable per share cash sale price thereof (or, if no cash sale price is applicable with respect to a sale, transfer, exchange, distribution or other disposal, shall be valued at the Parent Trading Price as of the effective date of such sale, transfer, exchange, distribution or other disposal).
(c)    Claims or recoveries for indemnification pursuant to this Agreement shall be satisfied (i) first, from the Escrow Fund, (ii) second, pursuant to Section 8.6, and (iii) third, against the Indemnifying Parties directly, but only to the extent that such Losses cannot be recovered from the Escrow Fund and pursuant to Section 8.6; provided, however, that claims or recoveries in respect of fraud, intentional misrepresentation or willful breach by or on behalf of the Company (whether or not the applicable agent or representative of the Company was acting in its official capacity as such) may be made, in the sole and absolute discretion of the Indemnified Parties, either from the Escrow Fund or directly against the Indemnifying Parties rather than from the Escrow Fund or pursuant to Section 8.6. With respect to any claims or recoveries made directly against the Indemnifying Parties, any such Indemnifying Party shall be permitted

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to satisfy any such claims or recoveries by surrendering to Parent shares of Parent Common Stock, free and clear of any Liens, valued at the Parent Trading Price as of the date of such recovery from the applicable Indemnifying Party.
(d)    The amount of any Losses recoverable by any Indemnified Party under this Section 8.2(a) shall be calculated net of any insurance proceeds actually received by, and/or any indemnification or contribution payments actually paid by any third party to, such Indemnified Party in respect of such Losses in, each case net all costs of recovery, including without limitation reasonably anticipated increases in insurance premiums; provided in no event shall any Indemnified Party be required to seek or obtain any such insurance proceeds or third party indemnification or contribution. If an Indemnified Party receives any amounts under applicable insurance policies or third party indemnification or contribution payments subsequent to its receipt of an indemnification payment by the Indemnifying Parties, and such amounts and payments, in the aggregate, exceed the amount of Losses suffered with respect to the claim such recoveries are made, then such Indemnified Party will, without duplication, promptly reimburse the Indemnifying Parties for any such excess; provided, that the aggregate amount of reimbursement payments to the Indemnifying Parties will not in any event exceed the aggregate indemnification payment received by the Indemnified Party from the Indemnifying Parties.
(e)    The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.
(f)    No Indemnified Party shall be entitled to indemnification for (i) punitive damages unless such damages are paid to a third party in respect of a Third Party Claim for which such Indemnified Party is entitled to indemnification under this Article VIII or (ii) special or consequential damages (each except to the extent reasonably foreseeable).
(g)    Nothing in this Agreement shall limit the liability of an Indemnifying Party in connection with a claim based on fraud committed by, or with the knowledge of, such Indemnifying Party.
(h)    Notwithstanding anything contained in this Agreement to the contrary, but subject to the terms of Section 8.3(g), to the extent that any Losses resulting from any breach of any representation, warranty, covenant or agreement of the Company under this Agreement is specifically taken into account as a current liability in determining Net Working Capital or is otherwise specifically listed as a Third Party Expense or is a particular component of Closing Indebtedness in the Spreadsheet, and is to such extent taken into account in the calculation of Total Cash Consideration at Closing, (A) no Indemnified Party may recover such Losses through a claim pursuant to Section 8.2(a) or otherwise and (B) such Losses will not be included in the determination of whether all Losses, in the aggregate, exceed the Threshold.
(i)    In the event a claim for Losses in connection with a single set of facts or circumstances may be made under multiple subsections of Section 8.2(a), the Indemnified Parties shall be

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entitled to make such claim under any and all such subsections as would maximize the available recovery to the Indemnified Parties under this Article VIII; provided for the avoidance of doubt, no Indemnified Party may recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.
(j)    Notwithstanding any other provision of this Agreement, in no event will any Indemnifying Party be liable for any other Indemnifying Party’s breach of such other Indemnifying Party’s representations, warranties, covenants, or agreements contained in any Joinder Agreement, letter of transmittal, stockholder written consent or other Related Agreement or ancillary agreement hereto to which such other Indemnifying Party is a party. For the avoidance of doubt, the foregoing sentence shall not be deemed to limit the ability of the Indemnified Parties to obtain recovery under any subsection of Section 8.2(a) to the extent a claim may be validly made thereunder, regardless of whether or not the facts or circumstances underlying such claim would or would be reasonably expected to also constitute a breach of any Joinder Agreement, letter of transmittal, stockholder written consent or other Related Agreement or ancillary agreement hereto to which any Indemnifying Party is a party.
(k)    In the case of a Third Party Claim that is not settled between the Indemnified Party and such third party, unless the Representative agrees otherwise in writing, Losses related such Third Party Claim will not be indemnifiable pursuant to Section 8.2(a) unless and until an arbitrator has issued a decision in respect of such Third Party Claim; provided that for clarity this Section 8.3(k) will not preclude the ability of any Indemnified Party to file an indemnification claim with respect to such Third Party Claim following the discovery of its existence.
(l)    In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized as a result of such Loss by the Indemnified Party claiming such Loss in the taxable period such Loss is paid or incurred, and there shall be added an amount equal to any Tax imposed on the receipt of any indemnity payment with respect thereto. An Indemnified Party will be deemed to realize a net Tax benefit in a taxable period in respect of any Loss incurred by such Indemnified Party to the extent that the liability for Taxes of such Indemnified Party for such taxable period, calculated with such Loss excluded, exceeds the actual liability for Taxes of such Indemnified Party for such taxable period, calculated with such Loss included.
8.4    Indemnification Claim Procedures; Arbitration.
(a)    Subject to the limitations set forth in Section 8.1, if an Indemnified Party wishes to make an indemnification claim under this Article VIII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Representative (with a copy to the Escrow Agent) (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Indemnifying Party, to such Indemnifying Party directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.
(b)    If the Representative on behalf of the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party)

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shall not object in writing within the thirty (30)-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, Parent shall instruct the Escrow Agent to promptly release to the applicable Indemnified Party from the Escrow Fund the amount of Losses set forth in such Indemnification Claim Notice. The Escrow Agent shall be entitled to rely on any such instruction and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund the amount of Losses set forth in such Indemnification Claim Notice. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount to be paid to an Indemnified Party by the Indemnifying Parties in accordance with such Indemnification Claim, then each Indemnifying Party shall, within ten (10) Business Days following the expiration date of the right of the Indemnifying Party Representative to make an Indemnification Claim Objection Notice, pay to the Indemnified Party, such Indemnifying Parties’ Pro Rata Portion of such shortfall (subject to the applicable liability limitations herein).
(c)    In the event that the Representative (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) shall deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(b) within thirty (30) days after delivery of such Indemnification Claim Notice, the Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representative (or such objecting Indemnifying Party) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund the amount of Losses set forth in such Indemnification Claim Notice. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement, then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall (subject to the applicable liability limitations herein).
(d)    If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Representative (or the objecting Indemnifying Party) may demand arbitration of the matter, unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 10.13.
(e)    Arbitration under Section 10.13 shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article VIII. The Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of any such award, judgment, decree or order of the arbitrator(s), as applicable. In such event, following written receipt of the arbitrator’s decision, the Escrow Agent shall promptly release from the Escrow Fund to the Indemnifying Parties the amount of Losses determined indemnifiable by the arbitrator. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such decision and this Agreement, then each Indemnifying Party shall, within ten (10) Business Days following

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the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall (subject to the applicable liability limitations herein).
(f)    For all purposes of this Article VIII, (i) for purposes of any claims or recovery by the Indemnified Parties, any shares of Parent Common Stock held within the Escrow Fund or otherwise paid as any portion of the Total Consideration shall be valued at the Parent Trading Price as of the date of such recovery from the Escrow Fund or applicable Indemnifying Party, (ii) any recovery from the Escrow Fund shall consist of an amount of cash and a number of shares of Parent Common Stock such that the ratio between the values of such amounts is equal to the Escrow Ratio; provided that the Escrow Ratio shall be increased or decreased to reflect any increase or decrease in the Parent Trading Price as of the date of such recovery from the Escrow Fund relative to the Parent Trading Price as of the First Effective Time, (iii) while each Indemnifying Party shall be deemed to have contributed his, her or its Pro Rata Portion of the Escrow Fund, (A) with respect to each Indemnifying Party that (I) is a Participating Individual or (II) Parent has deemed an Unaccredited Investor pursuant to Section 1.6(g), such contribution shall be deemed to have been made solely in cash, and the right of such Indemnifying Parties to any distribution from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement shall be receivable only in cash and (B) with respect to all other Indemnifying Parties, subject to Section 1.6(g), such contributions shall have been deemed to have been made in cash and shares of Parent Common Stock in the same proportion that shares of Parent Common Stock (having a per share value equal to the Parent Trading Price as of the First Effective Time) and cash comprise the Total Consideration payable to such Indemnifying Party pursuant to Section 1.6(b)(i), Section 1.6(c)(i) and Section 1.6(d)(i) (excluding, for purposes of this Section 8.4(f), any shares of Parent Common Stock issued into a restricted account of Parent’s transfer agent pursuant to Section 1.9(a) and not subsequently transferred by Parent’s transfer agent to unrestricted accounts of the Indemnifying Parties pursuant to an instruction by Parent in accordance with 1.9(c)(ii)), and the right of such Indemnifying Parties to any distribution from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement shall be receivable in cash and shares of Parent Common Stock in the same proportion that shares of Parent Common Stock (having a per share value equal to the Parent Trading Price as of the First Effective Time) and cash comprise the Total Consideration payable to such Indemnifying Party pursuant to Section 1.6(b)(i), Section 1.6(c)(i) and Section 1.6(d)(i).
8.5    Third-Party Claims.
(a)    In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such Third Party Claim (it being understood that no delay in providing such notice shall prejudice Parent’s rights under this Article VIII, unless and then only to the extent that the Indemnifying Parties are materially prejudiced thereby), and the Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at the expense of the Indemnifying Parties and only to the extent it does not affect any privilege relating to any Indemnified Person, to consult with Parent with respect to, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the consent of the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party, and in each case such consent not to be unreasonably withheld, conditioned or delayed), no settlement or resolution of any such Third Party Claim shall be determinative of the existence or the amount of Losses resulting from, arising out of or relating to such Third Party Claim (including the Indemnified Parties’ reasonable attorneys’ and consultants’ fees and expenses incurred in

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connection with investigating, defending (including expenses of offensive actions taken in connection with any defensive strategy) against or settling such Third Party Claims (such fees and expenses, “Claim Fees”). In the event that the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) has consented to any such settlement or resolution, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of Losses resulting from, arising out of or relating to such Third Party Claim (including the Indemnified Parties’ Claim Fees), and the Indemnified Parties shall be entitled to indemnification for the entire amount of such Losses (including the Indemnified Parties’ Claim Fees), subject to the applicable limitations contained in Section 8.3. In the event that the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) does not, in accordance with the terms of this Section 8.5(a), consent to any such settlement or resolution, then the Indemnified Parties shall be entitled to submit the dispute with the Representative (or the applicable Indemnifying Party, as the case may be) with respect to the existence or amount of Losses resulting from, arising out of or relating to such Third Party Claim (including the Indemnified Parties’ Claim Fees) to an arbitrator pursuant to the procedures set forth in Section 10.13.
(b)    In no event shall the Representative or any Indemnifying Party be entitled to receive, or thereafter disclose to any third party, any information in connection with any Third Party Claim unless and until the Representative, such Indemnifying Party or such other party has executed a customary confidentiality agreement in favor of Parent and its Affiliates with respect to such information.
(c)    Notwithstanding the terms of Section 8.5(a) or Section 8.5(b) and regardless of whether a confidentiality agreement has been executed in accordance with Section 8.5(b), the Indemnified Parties may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Legal Requirements requires such Person to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information or (c) providing access to any such documents or information would violate or cause a default pursuant to, or give a third party the right terminate or accelerate the rights pursuant to, any Contract.
8.6    Right to Satisfy Indemnification Claims by Reducing Earnout Amounts.
(a)    Subject to the applicable limitations in Section 8.3, Parent is expressly authorized to withhold and set off any Losses for which it is entitled to indemnification under Article VIII, subject to final resolution of the claims set forth in any Indemnification Claim Notice pursuant to Section 8.3(l), against any Earnout Consideration(s) due and issuable, if any.
(b)    Notwithstanding Section 8.3(l), if at the time any Earnout Consideration becomes due and issuable and payable, (i) there shall be any outstanding Indemnification Claim Notice with respect to an indemnification claim, and (ii) the amount of Losses that Parent reasonably anticipates in good faith to be entitled to at such time in satisfaction of the claims set forth therein (such anticipated amount for all pending claims, collectively, the “Anticipated Losses”), exceeds the amount in the Escrow Fund that is then available to satisfy indemnification claims, then (A) at Parent’s election, the amount of the Earnout Consideration (having a value per share equal to the Parent Trading Price as of the date(s) such Earnout Consideration becomes due and issuable) to be issued at such time may be withheld by Parent in an aggregate amount equal to the amount of the Anticipated Losses (the aggregate amount of all Anticipated Losses so withheld, the “Retained Loss Amount”), pending the final resolution of such unresolved indemnification claim in accordance with this Agreement, (B) Parent shall issue and pay the remaining portion of such Earnout Consideration pursuant to the terms of Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section

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1.6(e)(i), and (C) Parent shall promptly provide the Representative with written notice of any Earnout Consideration pursuant to this Section 8.6.
(c)    Following the final resolution pursuant to this Agreement of any indemnification claim for which a Retained Loss Amount was retained, (A) if Parent has been finally determined pursuant to such resolution to have suffered aggregate indemnifiable Losses under this Article VIII with respect to such indemnification claim in amount less than such Retained Loss Amount (having a value per share equal to the Parent Trading Price as of such date of final resolution) for such indemnification claim after taking into account the amount of such Losses to be satisfied from the Escrow Fund, then Parent shall, within ten (10) days after such final resolution, issue (or shall cause to be issued) the portion of the Retained Loss Amount for such indemnification claim that was not used to satisfy such indemnifiable Losses and that is not necessary in Parent’s good faith reasonable judgment to satisfy any other pending indemnification claims, for distribution pursuant to the terms of Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i), and (B) if Parent has been finally determined pursuant to such resolution to have suffered aggregate indemnifiable Losses under this Article VIII with respect to such indemnification claim in an amount less than, equal to or greater than such Retained Loss Amount (having a value per share equal to the Parent Trading Price as of such date of final resolution), after first taking into account the amount of such Losses to be satisfied from the Escrow Fund, then Parent shall be entitled to set-off and permanently retain such Retained Loss Amount (or the applicable portion thereof to the extent that the finally-determined aggregate indemnifiable Losses are less than such Retained Loss Amount). For the avoidance of doubt, if the final amount of Losses for such indemnification claim exceeds the aggregate amount by which such Earnout Consideration was set-off and permanently retained, then, subject to the applicable limitations in Section 8.3, Parent shall continue to be entitled to indemnification for the amount of such excess pursuant to the terms and conditions of this Article VIII.
8.7    Representative.
(a)    By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Mergers by the Stockholders, each of the Indemnifying Parties shall be deemed to have agreed to appoint Fortis Advisors LLC as its exclusive agent and attorney-in-fact, as the Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications in respect of indemnification claims under this Agreement to be recovered against the Escrow Fund, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Indemnifying Parties, except as expressly provided herein, in the Escrow Agreement and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The Representative may resign at any time or such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity

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of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Representative or other vacancy in the position of Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Representative. Notices or communications to or from the Representative after the Closing shall constitute notice to or from the Indemnifying Parties. The powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Escrow Fund.
(b)    The Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Party or other party. A decision, act, consent or instruction of the Representative, including an amendment of any provision of this Agreement pursuant to Section 10.2 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties and each such Indemnifying Party’s successors as if expressly confirmed in writing by such Indemnifying Party, and all defenses which may be available to any Indemnifying Party to contest, negate, or disaffirm the actions of the Representative taken in good faith under this Agreement are waived. Parent may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any liability to any person for any acts done by Parent in accordance with such decision, act, consent or instruction of the Representative.
(c)    Certain Indemnifying Parties have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative to provide direction to the Representative in connection with its services under this Agreement, the Escrow Agreement and the Representative Engagement Agreement (such Indemnifying Parties, including their individual representatives, collectively the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”) shall be liable for any act done or omitted hereunder, under the Escrow Agreement and under the Representative Engagement Agreement as Representative while acting in good faith. The Indemnifying Parties shall indemnify the Representative Group and defend and hold the Representative Group harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs, judgments, amounts paid in settlement and expenses arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, under the Representative Engagement Agreement or under any agreements ancillary hereto, including the fees and expenses of any legal counsel or experts retained by the Representative, costs incurred in connection with seeking recovery from insurers, and any amounts required to be paid by the Representative to the Escrow Agent pursuant to the Escrow Agreement (“Representative Expenses”) in each case as such Representative Expense is suffered or incurred; provided, that in the event that any such Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Holders the amount of such indemnified Representative Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Indemnifying Parties, any such Representative Expenses may be recovered by the Representative from (i) the funds in the Expense Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise then be distributable to the Indemnifying Parties (which, for the avoidance of doubt, shall not include any amounts that remain held in the Escrow Fund subject to the resolution of any pending indemnification claims); provided, that while this section allows the Representative to be paid from the Expense Fund and the Escrow Fund, this does not relieve the Indemnifying Parties from their obligation

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to promptly pay such Representative Expenses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. The Indemnifying Parties acknowledge and agree that the foregoing indemnities and immunities will survive the resignation or removal of the Representative or any member of the Advisory Group and the Closing and/or the termination of this Agreement and the Escrow Agreement. The Representative shall be entitled to use the Expense Fund in order to fund all Representative Expenses. Following the Expiration Date, the resolution of all indemnification claims made under this Agreement and the satisfaction of all such indemnification claims, the Representative shall have the right to recover Representative Expenses incurred in excess of the amounts in the Expense Fund and not previously recovered directly from the Indemnifying Parties from the Escrow Fund, prior to any distribution to the Indemnifying Parties, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Representative Expenses actually incurred and not previously recovered. For the avoidance of doubt, while this section allows the Representative to be paid from the Escrow Fund, this Section 8.7(c) shall not limit the obligation of any Indemnifying Party to promptly pay such Representative Expenses as they are incurred, to the extent the Expense Fund is insufficient or unavailable. A decision, act, consent or instruction of the Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 10.2 or Section 10.3, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.
ARTICLE IX
PRE-CLOSING TERMINATION OF AGREEMENT
9.1    Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Mergers abandoned at any time prior to the Closing:
(a)    by mutual agreement of the Company and Parent;
(b)    by Parent if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent within two (2) hours after the execution and delivery of this Agreement by Parent and the Company;
(c)    by Parent or the Company if the Closing Date shall not have occurred by June 30, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(d)    by Parent or the Company if any Legal Requirement enacted by a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the Mergers illegal or otherwise prohibits or prevents the consummation of the Mergers, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;
(e)    by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity of competent jurisdiction, which would require an Action of Divestiture;

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(f)    by Parent if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Sections 6.2(a) and 6.2(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of Parent have become irrevocably incapable of being satisfied on or before the End Date; or
(g)    by the Company if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent or the Merger Subs set forth in this Agreement such that the conditions set forth in Sections 6.3(a) and 6.3(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of the Company have become irrevocably incapable of being satisfied on or before the End Date.
9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Merger Subs or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Section 5.10 (Third Party Expenses), Article X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.
ARTICLE X
GENERAL PROVISIONS
10.1    Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.2    Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.2, the Stockholders are deemed to have agreed that any amendment of this Agreement signed by the Company (prior to the Closing) or Representative (following the Closing) shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.
10.3    Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant

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hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.3, the Stockholders are deemed to have agreed that any extension or waiver signed by the Company (prior to the Closing) or Representative (following the Closing) shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
10.4    Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
10.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or sent by electronic mail or facsimile (with acknowledgment of complete transmission or confirmation or receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email), provided that with respect to notices delivered to the Representative, such notices must be delivered solely via facsimile or email:
(a)    if to Parent or either Merger Sub, to:

Bridgepoint Education, Inc.
8620 Spectrum Center Blvd.
San Diego, CA 92123
Attention: Kevin Royal
Executive Vice President and Chief Financial Officer
Email: Kevin.royal@bpiedu.com
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati P.C.
12235 El Camino Real
San Diego, California 92130
Attention: Martin J. Waters and Robert T. Ishii
Facsimile No.: (858) 350-2399
Email: MWaters@wsgr.com and RIshii@wsgr.com
(b)    if to the Company (prior to the Closing), to:
Fullstack Academy, Inc.
5 Hanover Square, Floor 25
New York, NY 10004
Attention: David Yang/Nimit Maru
Email:     david@fullstackacademy.com
nimit@fullstackacademy.com
with a copy (which shall not constitute notice) to:

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Hand Baldachin & Associates LLP
8 West 40th Street, 12th Floor
New York, NY 10018
Attention: Alan Baldachin, Esq.
Facsimile No.: (212) 376-6080
Email: abaldachin@hballp.com
(c)    if to the Representative, to:
Fortis Advisors LLC
Attention: Notice Department
Facsimile No.: (858) 408-1843
Email: notices@fortisrep.com
with a copy (which shall not constitute notice) to:
Email: kberkman@fortisrep.com
10.6    Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.5 or any information obtained pursuant to the notice requirements of Section 5.6, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of November 15, 2018 (the “Non-Disclosure Agreement”), between the Company and Parent and shall be kept confidential by each party hereto as though it was a signatory to such Non-Disclosure Agreement, provided that notwithstanding anything contained in the Non-Disclosure Agreement, the Representative shall be permitted to disclose such information to the Indemnifying Parties who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.
10.7    Public Disclosure. Except as required by Legal Requirements, neither the Company nor any of the Company Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent; provided that the Company and the Company Representatives shall be permitted to make disclosures to the extent required (a) by filings made to Governmental Entities in connection with the transactions described herein, (b) to respond to requests made by Governmental Entities for information or documents in connection with the transactions described herein) and (c) in dispute resolution proceedings regarding this Agreement or the Transactions, each of the foregoing disclosures only to the extent necessary (including only to such Persons as required by the applicable Legal Requirement or provision of this Agreement) and after consultation with outside legal counsel.
10.8    Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and

CONFIDENTIAL

oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 10.9.
10.9    No Third Party Beneficiaries. Nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder, except for the Indemnified D&Os under Section 5.14 and the Indemnified Parties under Article VIII and that from and after the Closing, each Holder is an intended third party beneficiaries of the provisions in Article I with respect to, and subject to, the terms thereof governing the payment of the Total Consideration to such Holder (including without limitation the requirement that the shares of Parent Common Stock issuable under Article I be duly authorized, validly issued, fully paid and non-assessable).
10.10    Specific Performance and Other Remedies.
(a)    The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Holder or the Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.
(b)    Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy (provided that for clarity, following the Closing and subject to Section 10.10(c), Section 8.2(f) will control exclusively on the topic of remedies).
(c)    The liability of any Person under Article VIII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity in connection with a claim based on fraud committed by, or with the actual knowledge of, such Person. Notwithstanding anything to the contrary set forth in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VIII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity against any Person in connection with a claim based on fraud committed by, or with the actual knowledge of, such Person, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for such fraud, (ii) the time period during which a claim for such fraud may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for such fraud.
10.11    Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.12    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

CONFIDENTIAL

10.13    Resolution of Conflicts; Arbitration. Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (subject to Section 1.10(c) and Section 1.11(e)) be finally settled by binding arbitration in New Castle County in the State of Delaware in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.
(a)    Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of (i) if the Closing has not occurred, Parent and the Company and (ii) if the Closing has occurred, Parent and the Representative. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent, the Company or the Representative. Parent and Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.
(b)    Discovery. In any arbitration under this Section 10.13, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.
(c)    Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to any claim or dispute (including the validity and amount of any indemnification claim set forth in an Indemnification Claim Notice) shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, Order awarded by the arbitrator(s). Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.
(d)    Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).
(e)    Costs and Expenses. The parties agree that each party (and in the case of the Representative, the Indemnifying Parties as provided in this Agreement) shall pay its own costs and expenses (including counsel fees) of any such arbitration; provided, however, that the arbitrator(s) may, either upon motion by one party or in the arbitrator(s)’s discretion, order one party to pay the other’s costs, expenses and attorneys’ fees (or a portion thereof).
10.14    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING

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TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
10.15    USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by the Escrow Agent to ensure compliance with federal law.
10.16    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Representative have caused this Agreement to be executed as of the date first written above.
BRIDGEPOINT EDUCATION, INC.

By:     /s/ Andrew S. Clark
Name: Andrew S. Clark
Title: Chief Executive Officer and President

FS MERGER SUB, INC.

By:     /s/ Greg Finkelstein
Name: Greg Finkelstein
Title: President and Treasurer

FS MERGER SUB, LLC

By:     /s/ Greg Finkelstein
Name: Greg Finkelstein
Title: President and Treasurer

HBA00060935.12        Signature Page to Agreement and Plan of Reorganization

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Representative have caused this Agreement to be executed as of the date first written above.
FULLSTACK ACADEMY, INC.

By:     /s/ Nimit Maru
Name: Nimit Maru
Title: Co-Founder, Co-CEO

HBA00060935.12        Signature Page to Agreement and Plan of Reorganization

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Representative have caused this Agreement to be executed as of the date first written above.
FORTIS ADVISORS LLC
solely in its capacity as the
Representative

By:     /s/ Adam Lezack
Name: Adam Lezack
Title: Managing Director

HBA00060935.12        Signature Page to Agreement and Plan of Reorganization

ANNEX A

CERTAIN DEFINED TERMS
“2018 Audited Financial Statements” shall have the meaning assigned to it in Section 5.15(b).
“2019 Audit” shall have the meaning assigned to it in Section 5.15(a).
“2019 Unaudited Interim Financial Statements” shall have the meaning assigned to it in Section 5.15(c).
“280G Approval” shall have the meaning assigned to it in Section 5.2(b).
“280G Waivers” shall mean the 280G Waivers executed and delivered by certain Employees or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) prior to the solicitation of the 280G Approval in a form that is reasonably acceptable to Parent.
“401(k) Plan” shall have the meaning assigned to it in Section 5.8(b).
“Accounting Firm” shall have the meaning assigned to it in Section 5.15(a).
“Accredited Investor” shall have the meaning set forth in Regulation D.
“Action of Divestiture” shall have the meaning assigned to it in Section 5.3(b).
“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute, in each case by or before a Governmental Entity of competent jurisdiction.
“Affiliate” of any Person shall mean another Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.
“Aggregate Exercise Price” means the aggregate exercise price with respect to (i) all Issued and Outstanding Company Options (other than Out-of-the-Money Company Options) which are unexpired, unexercised, and (ii) all and Promised Company Options, in each case, outstanding immediately prior to the First Effective Time.
“Agreement” shall have the meaning assigned to it in the Preamble.
“Agreement Date” shall have the meaning assigned to it in the Preamble.
“Alternative Transaction” shall have the meaning assigned to it in Section 5.1(b).
“Amended or Terminated Agreements” shall have the meaning assigned to it in Section 5.7(b).
“Anticipated Losses” shall have the meaning assigned to it in Section 8.6(b).
“Anti-Corruption Requirements” shall have the meaning assigned to it in Section 2.20(c).
“Balance Sheet Date” shall have the meaning assigned to it in Section 2.7(a).

HBA00060935.12

“Behavioral Data” shall mean (i) any information describing, identifying or collected from, and any identifier relating to, any internet protocol address, browser, computer, device, machine, application, web beacon, pixel tag, ad tag, cookie, local storage object, or Software; (ii) any behavioral, browsing, usage, purchase, interest-based or demographic information obtained from a third-party or that is based on any of the information described in (i); and (iii) any geolocation data or other information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any information described in element (i) or (ii) of this definition.
“Books and Records” shall have the meaning assigned to it in Section 2.22.
“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Diego, California and New York, New York are authorized or obligated by law or executive order to close.
“Cancelled Shares” shall have the meaning assigned to it in Section 1.6(b)(ii).
“Cash In Transit” shall mean (i) any payments made via Quickbooks, Intuit Merchant Processing and Paysimple that has been processed, but not yet funded to the bank account of the Company or its applicable Subsidiary and (ii) any payments from Quickbooks settling on the next Business Day.
“Certificate of Incorporation” shall have the meaning assigned to it in Section 2.1.
“Certificates of Merger” shall have the meaning assigned to it in Section 1.1(b).
“Charter Documents” shall have the meaning assigned to it in Section 2.1.
“Claim Fees” shall have the meaning assigned to it in Section 8.5(a).
“Closing” shall have the meaning assigned to it in Section 1.2(a).
“Closing Cash” shall mean the amount of any unrestricted cash, cash equivalents and cash paid, but not settled and deposited (including Cash In Transit), of the Company and its Subsidiaries as of immediately prior to the First Effective Time.
“Closing Date” shall have the meaning assigned to it in Section 1.2(a).
“Closing Date Balance Sheet” shall have the meaning assigned to it in Section 1.11(a).
“Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company and its Subsidiaries as of immediately prior to the First Effective Time, including any termination, pre-payment or balloon or similar penalties or premiums that are paid or become payable as a result of the full repayment and retirement of such Indebtedness immediately following the First Effective Time (including, for the avoidance of doubt, all outstanding Non-Participating Company Notes).
“Closing Stock Consideration” shall mean Two Million Five Hundred Thousand (2,500,000) shares of Parent Common Stock.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning assigned to it in the Recitals.
“Company Authorizations” shall have the meaning assigned to it in Section 2.17.
“Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.
“Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.
“Company Database” shall mean each database in which Private Data or other confidential or proprietary information is or has been maintained by or for the Company or any of its Subsidiaries.
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation severance, change of control, termination pay, deferred compensation, bonus, performance awards, incentive compensation, equity or equity-related awards, phantom stock or bonus awards, welfare benefits, health benefits or medical insurance, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.
“Company IP Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.
“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by or exclusively licensed by, or purported to be owned by or exclusively licensed by, the Company or any of its Subsidiaries.
“Company IT Assets” shall have the meaning assigned to it in Section 2.13(k).
“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to (i) prevent or materially impair or materially delay the consummation of the Mergers or the ability of the Company to perform its covenants and obligations pursuant to this Agreement, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, provided, however, that in no event shall any Effect resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a Company Material Adverse Effect under clause (ii): (a) any change in the economic conditions of the United States or global economy or capital or financial markets generally, (b) any change in economic conditions generally affecting industries in which the Company conducts business, (c) any change in Legal Requirements, (d) any change in GAAP, (e) acts of war, sabotage or terrorism or military actions (or any escalation or worsening thereof), (f) earthquakes, hurricanes, tornadoes, floods or other natural disasters, (g) any failure to meet financial projections, estimates or forecasts for any future period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there has been a Company Material Adverse Effect), and (i) in and of itself, compliance with the express terms of this Agreement, unless, in each of clauses (a)-(f), such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other companies in the Company’s industry.
“Company Note” shall mean any issued and outstanding promissory notes that are convertible into shares of Company Capital Stock.
“Company Options” shall mean all Issued and Outstanding Company Options and Promised Company Options.
“Company Privacy Policy” shall mean each external or internal, past or present privacy policy or privacy- or security-related representation, statement, notice, obligation or promise of the Company or any of its Subsidiaries to the public (or, in the case of Employee Private Data only, to its Employees), including any such policy, representation, statement, notice, obligation, or promise relating to: (i) the privacy of users of any Company Product or any website or service operated by or on behalf of the Company or any of its Subsidiaries; (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Private Data; or (iii)  Private Data about individuals who are Employees.
“Company Private Data Processing Contract” shall mean any Contract to which the Company or any of its Subsidiaries is or was a party, or by which the Company or any of its Subsidiaries is or was bound, that relates directly to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Private Data.
“Company Product” shall mean each product (including software and databases) or service marketed, distributed, made available, imported, licensed or sold by or on behalf of the Company or any of its Subsidiaries at any time since its inception, and any product or service under development by or for the Company or any of its Subsidiaries that the Company or any of its Subsidiaries, intends to make, market, distribute, make available, import, license or sell.
“Company Recommendation” shall have the meaning assigned to it in Section 2.2.
“Company Representatives” shall have the meaning assigned to it in Section 5.1(b).
“Company Securities” shall means shares of Company Capital Stock and Company Options.
“Company Sites” shall have the meaning assigned to it in Section 2.13(q).
“Company Software” shall mean any Software (including Software that is Company IP or Licensed IP), that is embedded in, or used by the Company or its Subsidiaries in the development, delivery, hosting or distribution of, any Company Products, including any such Software that is used by the Company or its Subsidiaries to collect, transfer, transmit, store, host or otherwise process Private Data.
“Company Stock Certificates” shall have the meaning assigned to it in Section 1.8(d).
“Company Support Stockholders” shall mean each of David Yang, Nimit Maru and Y Combinator S2012, LLC.

“Continuing Employee” shall mean an Employee who is employed by the Company or any of its Subsidiaries as of the Closing Date and continues his or her employment with Parent or one of its Subsidiaries on the Business Day following the Closing Date (including, for the avoidance of doubt, any employee who is on maternity leave, short-term disability leave, long-term disability leave, military leave or another approved leave of absence as of the Closing Date).
“Contract” shall mean any contract, statement of work, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise, license or obligation, whether written or oral, in each case that purports to be legally binding.
“Copyleft Licenses” shall have the meaning assigned to it in Section 2.13(m)(i).
“Current Balance Sheet” shall have the meaning assigned to it in Section 2.7(a).
“D&O Policy” shall have the meaning assigned to it in Section 5.14(b).
“Delaware Law” shall mean the General Corporation Law of the State of Delaware.
“Disclosure Schedule” shall have the meaning assigned to it in the preamble to Article II.
“Disposition” shall mean the occurrence of any of the following events: (i) a consolidation or merger of Parent with or into any other Person or Persons or a sale of equity securities of Parent in a single transaction or in a series of related transactions in which the stockholders of Parent as of immediately prior to such consolidation or merger or transaction or series of transactions, do not continue to hold at least a 50% interest in the surviving entity; (ii) Parent no longer owning and controlling, directly or indirectly, a majority of each class of outstanding equity interests of the Surviving LLC and its Subsidiaries or (iii) a transfer of a majority of the collective assets of the Surviving LLC and its Subsidiaries to a Person that is not an Affiliate. Notwithstanding the foregoing, a transaction will not be deemed a Disposition for purposes of the Retention Bonus unless the transaction qualifies as a Change in Control event within the meaning of Code Section 409A as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
“Dispute Statement” shall have the meaning assigned to it in Section 1.11(c).
“Disputed Items” shall have the meaning assigned to it in Section 1.11(e).
“Dissenting Shares” shall have the meaning assigned to it in Section 1.6(b)(iii).
“DOL” shall mean the United States Department of Labor.
“Effective Time” shall mean each of the First Effective Time and the Second Effective Time.
“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement or contract (including, any offer letter or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits or that is not terminable at will) between the Company, any of its Subsidiaries or any ERISA Affiliate, as applicable, and any Employee.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate.
“End Date” shall have the meaning assigned to it in Section 9.1(c).
“Enforceability Limitations” shall have the meaning assigned to it in Section 2.2.
“ERISA Affiliate” shall mean each Subsidiary of the Company any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement or another institution acceptable to Parent and the Representative, and any successor escrow agent appointed pursuant to the Escrow Agreement.
“Escrow Agreement” shall mean the Escrow Agreement executed and delivered concurrently herewith and attached hereto as Exhibit F.
“Escrow Amount” shall mean, at any given time, an amount equal to twelve and one-half percent (12.5%) of the aggregate amount of the Total Consideration issued and paid to the Holders pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i) in respect of Company Capital Stock, Issued and Outstanding Company Options, Participating Company Notes and Promised Company Options held by such Holders immediately prior to the Effective Time, excluding the Retention Based Payment unless and until such time (if any) that Parent has authorized its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment out of the transfer agent’s restricted account pursuant to Section 1.9(c)(ii).
“Escrow Cash Percentage” shall mean the percentage obtained by dividing (i) the aggregate amount of the Total Consideration paid to the Holders pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i) in the form of cash, after giving effect to Section 1.6(g) by (ii) the aggregate amount of the Total Consideration issued and paid to the Holders pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i), whether in the form of cash or shares of Parent Common Stock (having a value per share equal to the Parent Trading Price as of the First Effective Time), excluding from both the numerator and denominator the Retention Based Payment unless and until such time (if any) that Parent has authorized its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment out of the transfer agent’s restricted account pursuant to Section 1.9(c)(ii).
“Escrow Fund” shall have the meaning assigned to it in Section 1.8(b)(i).
“Escrow Ratio” shall mean the ratio obtained by dividing the Escrow Cash Percentage by the Escrow Stock Percentage.
“Escrow Shares” shall mean the shares of Parent Common Stock held in the Escrow Fund on behalf of the Indemnifying Parties in accordance with the terms of this Agreement and the Escrow Agreement.
“Escrow Stock Percentage” shall mean the percentage obtained by dividing (i) the aggregate amount of the Total Consideration issued to the Holders pursuant to Section 1.6(b)(i), Section 1.6(c)(i) and Section

1.6(d)(i) in the form of shares of Parent Common Stock (having a value per share equal to the Parent Trading Price as of the First Effective Time), after giving effect to Section 1.6(g) by (ii) the aggregate amount of the Total Consideration issued and paid to the Holders pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i), whether in the form of cash or shares of Parent Common Stock (having a value per share equal to the Parent Trading Price as of the First Effective Time), excluding from both the numerator and denominator the Retention Based Payment unless and until such time (if any) that Parent has authorized its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment out of the transfer agent’s restricted account pursuant to Section 1.9(c)(ii).
“Estimated Total Cash Consideration” shall have the meaning assigned to it in Section 1.11(a).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall have the meaning assigned to it in Section 1.8(a).
“Exchange Documents” shall have the meaning assigned to it in Section 1.8(d).
“Expense Fund” shall have the meaning assigned to it in Section 1.8(c).
“Expense Fund Amount” shall have the meaning assigned to it in Section 1.8(c).
“Expiration Date” shall have the meaning assigned to it in Section 8.1.
“Export Approvals” shall have the meaning assigned to it in Section 2.20(b).
“Final Total Cash Consideration” shall have the meaning assigned to it in Section 1.11(f).
“Financials” shall have the meaning assigned to it in Section 2.7(a).
“First Certificate of Merger” shall have the meaning assigned to it in Section 1.1(a).
“First Effective Time” shall have the meaning assigned to it in Section 1.2(b).
“First Merger” shall have the meaning assigned to it in the Recitals.
“Founders” shall mean David Yang and Nimit Maru.
“Fundamental Representations” shall have the meaning assigned to in Section 8.1.
“GAAP” shall mean United States generally accepted accounting principles, consistently applied.
“Governmental Entity” shall mean any legislative body, court, administrative agency, entity or commission or other federal, state, county, local, regional or other foreign governmental authority, instrumentality, agency, entity or commission.
“Harmful Code” shall have the meaning assigned to it in Section 2.13(j).
“Hazardous Material” shall mean any substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response,

Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.
“Hazardous Materials Activities” shall have the meaning assigned to it in Section 2.20(d).
“Holders” shall mean the Stockholders, Optionholders, Participating Company Noteholders and Participating Individual as of immediately prior to the First Effective Time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities (for clarity, excluding accounts payable and accrued expenses included in the calculation of Net Working Capital); (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit (to the extent drawn); (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) through (iv) above to the extent of the obligation secured (to the extent drawn); (vi) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i) through (v) above, to the extent of the obligation guaranteed, and (vii) all interest, fees, change of control payments, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (i) through (vi) above. For clarity, in no event shall Indebtedness include any intercompany indebtedness.
“Indemnification Claim Notice” shall have the meaning assigned to it in Section 8.4(a).
“Indemnification Claim Objection Notice” shall have the meaning assigned to it in Section 8.4(b).
“Indemnified D&O” shall mean each Person who is or was an officer or director of the Company or any of its Subsidiaries at or at any time prior to the First Effective Time.
“Indemnified Party” and “Indemnified Parties” shall have the meaning assigned to them in Section 8.2(a).
“Indemnified Taxes” shall mean (A) all Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date or resulting from actions taken on or prior to the Closing Date, (B) all Taxes of the Company or any of its Subsidiaries arising as a result of the Company or any of its Subsidiaries being (or ceasing to be), on or prior to the Closing Date, a member of an affiliated, combined, consolidated or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract or otherwise, in each case, which relates to a transaction or event occurring on or before the Closing Date, and (C) all Taxes of the Company or any of its Subsidiaries resulting from the Transactions. including any Transaction Payroll Taxes payable before, substantially contemporaneously with or shortly after the

Closing Date (except to the extent already taken into account as a Third Party Expense), and one-half of all Transfer Taxes; provided, that, in each case, Indemnified Taxes shall not include Taxes (i) arising from any transaction entered into by Parent or any of its Affiliates outside the ordinary course of business consistent with past practice on the Closing Date after the Closing, (ii) to the extent specifically reflected as a liability in the calculation of Net Working Capital, (iii) to the extent specifically included in the calculation of Third Party Expenses, (iv) resulting from Parent’s breach of any provision of this Agreement relating to Taxes, or (v) relating to the availability of or limitations on, or reductions in or changes to, any Tax attributes of the Company (including net operating losses, credit carryovers, Tax basis and depreciation or amortization periods) with respect to any taxable period (or portion thereof) beginning after the Closing Date.
“Indemnifying Party” and “Indemnifying Parties” shall have the meaning assigned to them in Section 8.2(a).
“Individual Retention Bonus” shall have the meaning assigned to it in Section 5.8(d).
“Information Statement” shall have the meaning assigned to it in Section 5.2(a).
“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, service mark, business name, brand name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, patent applications, utility models, design rights, and all related patent rights; (v) other proprietary rights in Intellectual Property; (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, revisions, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above; and (vii) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.
“Intellectual Property” shall mean algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, Software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials), business or technical information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), all other forms of technology(whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), and other such items for which Intellectual Property Rights may be secured, including any documents or other tangible media containing any of the foregoing.
“Interested Party” shall have the meaning assigned to it in Section 2.21.
“Interim Financials” shall have the meaning assigned to it in Section 2.7(a).
“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, with respect to Employees who perform services outside the United States.
“Investor Suitability Documentation” shall have the meaning assigned to it in Section 5.13(a).

“IRS” shall mean the United States Internal Revenue Service.
“Issued and Outstanding Company Options” shall mean all issued and outstanding Company Options.
“Joinder Agreements” shall have the meaning assigned to it in the Recitals.
“Key Employee Offer Letters” shall have the meaning assigned to it in the Recitals.
“Key Employees” shall mean each of David Yang, Nimit Maru and Mogan Subramaniam.
“Knowledge” or “Known” shall mean, with respect to the Company, (a) the actual knowledge of each of the Key Employees and each of Karl Nelis Parts, Iker Arce, Daniel Schneider, Matthew Short and Huntly Mayo-Malasky and (b) the knowledge such Persons would be expected to have following reasonable inquiry by such Persons of directly reporting employees of the Company and each of its Subsidiaries who have operational responsibility for the matters in question. For clarity, references in this Agreement to the “actual Knowledge” of the Company shall mean the preceding clause (a) only (and not the preceding clause (b)).
“Lease Agreements” shall have the meaning assigned to it in Section 2.10.
“Leased Real Property” shall have the meaning assigned to it in Section 2.10.
“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, treaty, directive, statute, ordinance, rule, regulation, published administrative position, policy or controlling principal of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Licensed IP” shall mean all Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the business of the Company or any of its Subsidiaries, in each case that are not owned by, or purported to be owned by, the Company or any of its Subsidiaries.
“Licensed IP Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, pursuant to which the Company or any of its Subsidiaries is granted a license or covenant not to sue with respect to Licensed IP.
“Lien” shall mean any lien, pledge, charge, claim, mortgage, assessment, hypothecation, deed of trust, lease, option, right of first refusal, easement, right of way, security interest, preemptive right, covenant, exclusive license, servitude, transfer restriction or other similar encumbrance of any kind or character whatsoever.
“Loan Repayment Amount” shall have the meaning assigned to it in Section 1.13.
“Lock-Up Agreements” shall have the meaning assigned to it in the Recitals.
“Loss” and “Losses” shall have the meaning assigned to them in Section 8.2(a).
“Made Available” shall mean that the Company has posted such materials to the virtual data room hosted by SecureDocs, Inc. and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is one (1) Business Day prior to the Agreement Date.
“Material Contracts” shall have the meaning assigned to it in Section 2.14(a).
“Merger Sub I” shall have the meaning assigned to it in the preamble to the Recitals.
“Merger Sub II” shall have the meaning assigned to it in the preamble to the Recitals.
“Merger Subs” shall have the meaning assigned to it in the preamble to the Recitals.
“Mergers” shall have the meaning assigned to it in the Recitals.
“Net Working Capital” shall mean the Company’s total consolidated current assets (excluding Closing Cash and Aggregate Exercise Price) minus the Company’s total consolidated current liabilities (excluding Third Party Expenses and Closing Indebtedness), in each case as of immediately prior to the First Effective Time.
“Net Working Capital Amount” shall mean an amount equal to (i) if Net Working Capital is greater than the Net Working Capital Target by $100,000 or more, the amount by which Net Working Capital is greater than the Net Working Capital Target, (ii) if Net Working Capital is within $100,000 of the Net Working Capital Target (in either the positive or negative direction), zero, and (iii) if Net Working Capital is less than the Net Working Capital Target by $100,000 or more, the amount by which Net Working Capital is less than the Net Working Capital Target (it being understood that this clause (iii) shall be expressed as a negative number).
“Net Working Capital Target” shall mean $2,000,000.
“Non-Competition and Non-Solicitation Agreements” shall mean the Non-Competition and Non-Solicitation Agreements executed and delivered by each Key Employee in substantially the form attached hereto as Exhibit G.
“Non-Continuing Employees” shall mean all Employees other than Continuing Employees.
“Non-Disclosure Agreement” shall have the meaning assigned to it in Section 10.6.
“Non-Negotiated Vendor Contract” shall mean a Contract that meets all of the following conditions: (i) such Contract grants to the Company a non-exclusive license to download or use generally commercially available, non-customized Software, or a non-exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis (and does not include any other licenses of Intellectual Property or Intellectual Property Rights except licenses to (A) Company’s feedback and suggestions or (B) either party’s trademark for inclusion on customer lists or use in the provision of services); (ii) such Contract is a non-negotiable “shrink-wrap” or “click-through” Contract; (iii) the Software licensed or made available under such Contract is not included, incorporated or embedded in, linked to, combined or distributed with, or used in the development, design, delivery, distribution or provision of any Company Product; (iv) the Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $10,000 or ongoing subscription or service fees of no more than $5,000 per year; and (v) the Contract is not a license for Open Source Software.

“Non-Participating Company Note” means any Company Note issued and outstanding as of immediately prior to the First Effective Time, the holder of which has executed a Payoff Letter and elected to receive repayment in full of all amounts owed in respect of such Company Notes pursuant to the terms of such Company Note.
“Non-Participating Company Noteholder” shall mean a holder of a Non-Participating Company Note as of immediately prior to the Effective Time.
“Noteholder” shall mean a holder of Non-Participating Company Notes or Participating Company Notes as of immediately prior to the Effective Time.
“Officer’s Certificate” shall have the meaning assigned to it in Section 6.2(j).
“Open Source Software” shall have the meaning assigned to it in Section 2.13(m)(i).
“Option Closing Payment” shall have the meaning assigned to it in Section 1.6(c)(i)(B).
“Option Earnout Payment” shall have the meaning assigned to it in Section 1.6(c)(i)(D).
“Option Exercise Price” shall have the meaning assigned to it in Section 1.6(c)(i)(A).
“Option Retention Based Payment” shall have the meaning assigned to it in Section 1.6(c)(i)(C).
“Optionholder” shall mean any holder of any Issued and Outstanding Company Option as of immediately prior to the First Effective Time.
“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.
“Other Employees” shall mean the employees, consultants and contractors of the Company and its Subsidiaries who receive an offer of employment or an offer to work as a contractor from Parent or a Subsidiary of Parent prior to the Closing Date, other than the Key Employees.
“Parent” shall have the meaning assigned to it in the Preamble.
“Parent Common Stock” shall mean shares of the common stock, par value $0.01 per share, of Parent.
“Parent Material Adverse Effect” shall mean any Effect that, individually or when taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would reasonably be expected to (i) prevent or materially impair or materially delay the consummation of the Mergers or the ability of Parent or the Merger Subs to perform their respective covenants and obligations pursuant to this Agreement, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of Parent and its Subsidiaries taken as a whole, provided, however, that in no event shall any Effect resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a Parent Material Adverse Effect under clause (ii): (a) any change in the economic conditions of the United States or global economy or capital or financial markets generally, (b) any change in economic conditions generally affecting industries in which Parent and its Subsidiaries conduct business, (c) any change in Legal

Requirements, (d) any change in GAAP, (e) acts of war, sabotage or terrorism or military actions (or any escalation or worsening thereof), (f) earthquakes, hurricanes, tornadoes, floods or other natural disasters, (g) any failure to meet financial projections, estimates or forecasts for any future period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there has been a Parent Material Adverse Effect), and (i) in and of itself, compliance with the express terms of this Agreement, unless, in each of clauses (a)-(f), such Effect disproportionately affects Parent and its Subsidiaries, taken as a whole, relative to other companies in Parent’s industry.
“Parent Representatives” shall have the meaning assigned to it in Section 5.1(b).
“Parent SEC Documents” shall have the meaning assigned to it in Section 3.5(a).
“Parent Trading Price” shall mean, as of any applicable date or time, the closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange on the date that is one (1) trading day immediately preceding the applicable date or time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
“Participating Company Note” means any Company Note issued and outstanding as of immediately prior to the First Effective Time, the holder of which has executed a Note Termination Agreement in the form attached hereto as Exhibit H (the “Note Termination Agreement”) and elected to receive the holder’s portion of the Total Consideration issuable and payable in respect of such Company Note pursuant to Section 1.6(d)(i).
“Participating Company Noteholder” shall mean a holder of a Participating Company Note as of immediately prior to the Effective Time.
“Participating Individual” shall mean any holder of any Promised Company Option as of immediately prior to the First Effective Time.
“Payoff Letter” shall have the meaning assigned to it in Section 5.9(a).
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
“Per Share Cash Consideration” shall mean an amount in cash equal to the quotient obtained by dividing (x) the Total Cash Consideration by (y) the Total Outstanding Shares.
“Per Share Parent Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Closing Stock Consideration by (y) the Total Outstanding Shares.
“Permitted Liens” means (a) statutory liens for current Taxes not yet due and payable, (b) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business consistent with past practice, (c) statutory liens to secure obligations to landlords, lessors, or renters under leases or rental agreements, (d) deposits or pledges to the extent made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Legal Requirements, (e) statutory liens in favor of carriers, warehousemen, mechanics, and materialmen to secure claims for labor, materials, or supplies and other like liens (f) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws, (g) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, and (h) non-exclusive licenses contained in Contracts entered into in the ordinary course of business by the Company or any of its Subsidiaries.
“Person” shall mean an individual or entity, including without limitation a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
“Personal Data” shall mean, in addition to all information defined or described by the Company or any of its Subsidiaries as “personal information,” “personally identifiable information,” “PII,” or using any similar term, in any Company Privacy Policy or other public-facing statement made by the Company or any of its Subsidiaries: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, customer or account number, biometric identifiers, or any other piece of information that reasonably allows the identification of a natural person (and for greater certainty includes all such information with respect to employees); and (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Legal Requirement.
“Plan” shall mean the Fullstack Academy, Inc. 2015 Stock Plan, as amended.
“Post-Closing Statement” shall have the meaning assigned to it in Section 1.11(b).
“Pre-Closing Period” shall have the meaning assigned to it in Section 4.1.
“Pre-Closing Statement” shall have the meaning assigned to it in Section 1.11(a).
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date.
“Privacy Legal Requirement” shall mean an applicable Legal Requirement, any applicable requirement of a self-regulatory organization, the PCI Data Security Standard (as applicable), the U.S.-EU Privacy Shield, the U.S.-European Union and U.S.-Swiss Safe Harbor programs, and any applicable contractual requirement, as it may in each case be or have been amended from time to time, in each case relating to (a) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of, or the security of, Private Data, (b) online advertising (including online behavioral advertising and interest-based advertising), or (c) direct marketing, consumer communications, or consumer protection.
“Private Data” shall mean Behavioral Data and Personal Data.
“Pro Rata Portion” shall mean with respect to each Holder (other than holders of Cancelled Shares solely in their capacities as such), an amount equal to the quotient obtained by dividing (x) the aggregate amount of Parent Common Stock (having a per share value equal to the Parent Trading Price as of the First Effective Time) and cash issuable and payable to such Holder pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i) in respect of Company Capital Stock, Issued and Outstanding Company Options, Participating Company Notes and Promised Company Options held by such Holder immediately prior to the Effective Time (including any shares of Parent Common Stock or cash withheld and deposited in the Escrow Fund pursuant to Section 1.8(b), any cash withheld and paid to the Representative as a portion of the Expense Fund pursuant to Section 1.8(c) or otherwise withheld in respect of Taxes), by

(y) the aggregate amount of Parent Common Stock (having a per share value equal to the Parent Trading Price as of the First Effective Time) and cash issuable and payable to all Holders pursuant to Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i) in respect of Company Capital Stock, Issued and Outstanding Company Options, Participating Company Notes and Promised Company Options held by all Holders as of immediately prior to the First Effective Time (including any shares of Parent Common Stock or cash withheld and deposited in the Escrow Fund pursuant to Section 1.8(b), withheld and paid to the Representative as a portion of the Expense Fund pursuant to Section 1.8(c) or otherwise withheld in respect of Taxes). For the avoidance of doubt, any shares of Parent Common Stock issued in respect of the Retention Based Payment shall be excluded from both the numerator and denominator until such time (if any) that Parent has authorized its transfer agent to transfer the shares of Parent Common Stock comprising the Retention Based Payment out of the transfer agent’s restricted account pursuant to Section 1.9(c)(ii).
“Promised Company Options” shall mean all promises or other commitments to grant options to purchase Company Common Stock, which options have not been granted by the Company.
“Public Privacy Policy” shall have the meaning assigned to it in Section 2.13(q).
“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names, and all applications for any of the foregoing.
“Regulation D” shall mean Regulation D promulgated under the Securities Act.
“Related Agreements” shall mean the Non-Disclosure Agreement, the Escrow Agreement, the Joinder Agreements, the Lock-Up Agreements, the Non-Competition and Non-Solicitation Agreements, the 280G Waivers, the Note Termination Agreements, the Promised Company Option Termination Agreements, the Investor Suitability Documentation and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions.
“Remaining Exercise Price” shall have the meaning assigned to it in Section 1.6(c)(i)(A).
“Representative” shall have the meaning assigned to it in the Preamble.
“Representative Expenses” shall have the meaning assigned to it in Section 8.7(c).
“Required Financials” shall have the meaning assigned to it in Section 5.15(c).
“Requisite Stockholder Approval” shall have the meaning assigned to it in Section 2.2.
“Retained Loss Amount” shall have the meaning assigned to it in Section 8.6(b).
“Retention Bonus” shall have the meaning assigned to it in Section 5.8(d).
“Retention Deadline” shall have the meaning assigned to it in Section 5.8(d).
“Retention Per Share Parent Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Retention Based Payment by (y) the Total Outstanding Shares.
“Review Period” shall have the meaning assigned to it in Section 1.11(c).

“Rule 144” shall mean Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.
“SEC” shall mean the United States Securities and Exchange Commission.
“Second Certificate of Merger” shall have the meaning assigned to it in Section 1.2(b).
“Second Effective Time” shall have the meaning assigned to it in Section 1.2(c).
“Second Merger” shall have the meaning assigned to it in the Recitals.
“Section 280G Payments” shall have the meaning assigned to it in Section 5.2(b).
“Section 409A” shall have the meaning assigned to it in Section 2.10(n).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Software” means computer software and databases, together with, as applicable, object code, source code, firmware, files, development tools, and embedded versions thereof, and documentation related thereto.
“Specified Employees” shall mean David Yang and Nimit Maru.
“Spreadsheet” shall have the meaning assigned to it in Section 5.11.
“Standard Form IP Contract” shall mean each standard form of Company IP Contract used by the Company or any of its Subsidiaries at any time, including each standard form of the following types of agreements, to the extent the Company or any of its Subsidiaries actually utilizes such a standard form in the conduct of its business: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.
“Standards Organizations” shall have the meaning assigned to it in Section 2.13(c)(v).
“Statement of Expenses” shall have the meaning assigned to it in Section 5.10(b).
“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the First Effective Time.
“Stockholder Written Consent” shall have the meaning assigned to it in Section 5.2(a).
“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1(a).
“Surviving LLC” shall have the meaning assigned to it in Section 1.1(b).
“Tax” shall mean (i) any and all federal, state, local or non-U.S. taxes, charges, fees, duties, tariffs, imposts, levies or other assessments, including all income, alternative or add-on minimum tax, gross income, capital gains, estimated income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, business, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, escheat and unclaimed property, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), commercial rent, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of taxation, together with any interest penalty, addition to tax or additional amount (whether disputed or not) imposed by any Tax Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person or as a result of being a transferee of or successor to any Person or, or otherwise by operation of law.
“Tax Authority” shall have the meaning assigned to it in Section 2.10(a).
“Tax Matter” shall have the meaning assigned to it in Section 7.5.
“Tax Representations” shall have the meaning assigned to in Section 8.1.
“Tax Return” shall have the meaning assigned to it in Section 2.10(a).
“Third Party Claim” shall have the meaning assigned to it in Section 8.5(a).
“Third Party Expenses” shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company and its Subsidiaries in connection with this Agreement, the Mergers and the other Transactions, including, (i) all legal, accounting, financial advisory, consulting, finders’, and all other fees and expenses of third parties incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Merger and the other Transactions, (ii) any “single trigger” or similar bonus, severance, change-in-control payments or similar payment obligations of the Company or any of its Subsidiaries that become due or payable in connection with the consummation of the Merger and the other Transactions, excluding any acceleration of the vesting of any Company Option, (iii) all Transaction Payroll Taxes, (iv) any costs, expenses and fees of the Representative not satisfied from the Expense Fund or (v) premiums or other payments for the D&O Policy.
“Third Party” shall have the meaning assigned to it in Section 5.1(b).
“Threshold” shall have the meaning assigned to it in Section 8.3(a).
“Top Customer” shall have the meaning assigned to it in Section 2.24(a).
“Top Supplier” shall have the meaning assigned to it in Section 2.24(b).

“Total Cash Consideration” shall mean cash in amount equal to $17,500,000, plus (i) Closing Cash, plus (ii) the Net Working Capital Amount (whether positive or negative), minus (iii) Closing Indebtedness, minus (iv) the total amount of Third Party Expenses that are incurred and unpaid by the Company prior to or as of the First Effective Time, plus (v) the Aggregate Exercise Price; in each case, without duplication.
“Total Consideration” shall mean an amount equal to the sum of all consideration that has been paid and/or issued to the Holders pursuant Section 1.6(b)(i), Section 1.6(c)(i), Section 1.6(d)(i) and Section 1.6(e)(i) (including any cash withheld and deposited in the Escrow Fund pursuant to Section 1.8(b), withheld and paid to the Representative as a portion of the Expense Fund pursuant to Section 1.8(c), and deposited into a restricted account of Parent’s transfer agent pursuant to Section 1.9(a) or otherwise withheld in respect of Taxes).
“Total Outstanding Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Capital Stock issued and outstanding as of immediately prior to the First Effective Time, plus (ii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of all Issued and Outstanding Company Options issued and outstanding as of immediately prior to the First Effective Time, plus (iii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of all Promised Company Options as of immediately prior to the First Effective Time, plus (iv) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of any other rights, whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Common Stock issued and outstanding as of immediately prior to the First Effective Time (including all Participating Company Notes). Notwithstanding the foregoing, Total Outstanding Shares shall not include (a) shares of Company Capital Stock held by the Company or its Subsidiaries, (b) the maximum aggregate number of shares of Company Capital Stock issuable upon the full exercise of all Out-of-the-Money Company Options, and (c) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of any Non-Participating Company Notes.
“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any “single-trigger” bonuses, severance, change-in-control payments, option cashouts or other compensatory payments in connection with the Transactions that are made before, substantially contemporaneously with or shortly after the Closing.
“Transaction Tax Deductions” means, without duplication, to the extent deductible for income Tax purposes by the Company or its Subsidiaries, the sum of (i) the fees, expenses and interest incurred by the Company with respect to the payment of the Indebtedness (including, for the avoidance of doubt, amounts treated as interest for U.S. federal income Tax purposes, any breakage fees or accelerated deferred financing fees, whether paid before, at or after the Closing), (ii) Third Party Expenses, and (iii) the Option Closing Payment and Promised Option Closing Payment.
“Transactions” shall have the meaning assigned to it in the Recitals.
“Transfer Taxes” shall mean any and all transfer, documentary, sales, use, registration, real property transfer, stamp, excise or stock transfer Taxes and other similar Taxes, and any penalties or interest with respect thereto, imposed with respect to the Transactions.
“Unaccredited Investor” shall have the meaning assigned to it in Section 5.13(a).
“Underlying Company Shares” shall have the meaning assigned to it in Section 1.6(c)(i)(A).

“Withholding Agents” shall have the meaning assigned to it in Section 1.12.
“Year-End Financials” shall have the meaning assigned to it in Section 2.7(a).